As filed with the Securities and Exchange Commission on September 27, 2019.

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

JERRICK MEDIA HOLDINGS, INC.
(Exact name of Registrant as specified in its charter)

Nevada	7819	87-0645394
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2050 Center Avenue Suite 640

Fort Lee, NJ 07024

Telephone: (201) 258-3770

(Address and telephone number of principal executive offices)

Jeremy Frommer

Chief Executive Officer

2050 Center Avenue Suite 640

Fort Lee, NJ 07024

Telephone: (201) 258-3770

(Name, address and telephone number of agent for service)

Copies to:

Andrea Cataneo, Esq.

Richard A. Friedman, Esq.

Sheppard, Mullin, Richter & Hampton LLP

30 Rockefeller Plaza

New York, NY 10112

(212) 653-8700

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

Title of Each Class of Securities to be Registered	Amount to be registered	Proposed maximum offering price per share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.001 per share	-	$-	$12,400,000	$1,502.88

(1)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price of the securities registered hereunder to be sold by the registrant.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED SEPTEMBER 27, 2019

3,100,000 Shares

JERRICK MEDIA HOLDINGS, INC.

This prospectus relates to the sale by Jerrick Media Holdings, Inc. (the “Company” or “Jerrick”) of 3,100,000 shares of its common stock.

Our shares of common stock are currently quoted on the OTCQB marketplace, operated by OTC Markets Group, under the symbol “JMDA”. On September 26, 2019, the last reported sale price of our common stock on the OTCQB was $3.00 per share.

We intend to apply to list our common stock on the Nasdaq Capital Market upon our satisfaction of the exchange’s initial listing criteria. No assurance can be given that our application will be approved.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 5 of this prospectus before making a decision to purchase our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)
Proceeds to Jerrick Media Holdings, Inc. before expenses

(1)	The Company has also agreed to issue to the underwriters warrants to purchase up to shares of the Company’s common stock. See “Underwriting” beginning on page 52 of this prospectus for a description of the Company’s arrangements with the underwriters.

The Company has granted a             -day option to the representative of the underwriters to purchase up to an additional            shares of common stock to cover over-allotments, if any.

The underwriters expect to deliver the shares to purchasers in the offering on or about        , 2019.

The date of this prospectus is         , 2019.

ABOUT THIS PROSPECTUS

In this prospectus, unless the context suggests otherwise, references to “the Company,” “Jerrick,” “JMDA,” “we,” “us,” and “our” refer to Jerrick Media Holdings, Inc. and its consolidated subsidiaries.

This prospectus describes the specific details regarding this offering, the terms and conditions of the common stock being offered hereby and the risks of investing in the Company’s common stock. You should read this prospectus, any free writing prospectus and the additional information about the Company described in the section entitled ’‘Where You Can Find More Information’’ before making your investment decision.

Neither the Company, nor any of its officers, directors, agents, representatives or underwriters, make any representation to you about the legality of an investment in the Company’s common stock. You should not interpret the contents of this prospectus or any free writing prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in the Company’s common stock.

ADDITIONAL INFORMATION

You should rely only on the information contained in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different or additional information. The shares of common stock are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such documents.

TRADEMARKS AND TRADE NAMES

This prospectus includes trademarks that are protected under applicable intellectual property laws and are the Company’s property or the property of one of the Company’s subsidiaries. This prospectus also contains trademarks, service marks, trade names and/or copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the Company will not assert, to the fullest extent under applicable law, its rights or the right of the applicable licensor to these trademarks and trade names.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning the Company’s industry and the markets in which it operates, including market position and market opportunity, is based on information from management’s estimates, as well as from industry publications and research, surveys and studies conducted by third parties. The third-party sources from which the Company has obtained information generally state that the information contained therein has been obtained from sources believed to be reliable, but the Company cannot assure you that this information is accurate or complete. The Company has not independently verified any of the data from third-party sources nor has it verified the underlying economic assumptions relied upon by those third parties. Similarly, internal company surveys, industry forecasts and market research, which the Company believes to be reliable, based upon management’s knowledge of the industry, have not been verified by any independent sources. The Company’s internal surveys are based on data it has collected over the past several years, which it believes to be reliable. Management estimates are derived from publicly available information, its knowledge of the industry, and assumptions based on such information and knowledge, which management believes to be reasonable and appropriate. However, assumptions and estimates of the Company’s future performance, and the future performance of its industry, are subject to numerous known and unknown risks and uncertainties, including those described under the heading “Risk Factors” in this prospectus and those described elsewhere in this prospectus, and the other documents the Company files with the Securities and Exchange Commission, or SEC, from time to time. These and other important factors could result in its estimates and assumptions being materially different from future results. You should read the information contained in this prospectus completely and with the understanding that future results may be materially different and worse from what the Company expects. See the information included under the heading “Forward-Looking Statements.”

- i -

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Company’s historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless otherwise noted, the terms “the Company,” “Jerrick,” “we,” “us,” and “our” refer to Jerrick Media Holdings, Inc. and its consolidated subsidiaries.

Overview

Jerrick Media Holdings, Inc. (“we,” “us,” the “Company,” or “Jerrick Media”) is a technology company focused on the development of digital communities, marketing of branded digital content, and e-commerce opportunities relative to particular communities. Our flagship product is Vocal, a proprietary digital publishing platform, that enables creators of long form content and rich media to reach an engaged audience through a growing portfolio of genre-specific branded websites.

Through Vocal and other associated social media channels and outlets, we produce and distribute a variety of digital media content. The content for each branded community in our portfolio and for distribution through other media channels, is derived from internal generation, user contributions, and external collaborations.

The content includes, but is not limited to: videos, imagery, articles, e-books, film, and television projects. Revenue is generated in a variety of ways, including:

●	the sale of native advertising and marketing services related to our content, including but not limited to branded content campaigns and affiliate marketing;

●	marketing and branding consulting;

●	affiliate sales;

●	platform processing fees;

●	the sale of genre-specific products related to our brands and, licensing of our content for download-to-own services; and

●	royalties and production fees for original content, created for either film, television, or digital end-markets. Demand and pricing for our advertising depends on our user base and overall market conditions.

We also drive additional demand through integrated sales of digital advertising inventory, through our marketing services, and by providing unique branded entertainment and custom sponsorship opportunities to our advertisers. Our advertising and e-commerce revenues may be affected by the strength of advertising markets and general economic conditions and may fluctuate depending on the success of our content, as measured by the number of people visiting our websites at any given time.

Our Strategy

We believe our content-to-commerce model is an integral part of digital monetization. We focus on distribution of content through the Vocal platform that optimizes user-generated content through an algorithmically derived moderation process. Through the moderation process, we reduce manpower costs, and simultaneously increase our ability to publish content and rapidly produce genre-specific websites driven by usage data. Through these genre-specific websites, we are able to provide advertisers with a more transparent and targeted community for their brands, which we believe offers a very high value proposition. The Vocal platform and its proprietary technology can be white-labeled or licensed, to provide seamless integration to independent media companies and brands. We also use the Vocal platform for distribution and monetization of a substantial inventory of content featuring unpublished photographs, negatives, trademarks, videos, scripts, short stories, and articles across various genres. We believe we have a competitive advantage in the ownership of merchandising rights of such content which allows us to sell or license these properties.

As part of our strategy, we develop transmedia assets internally, in collaboration with other production and media companies, as well as with our expanding user base. The transmedia assets we produce, such as film, television, digital shorts, books, and comic series can be leveraged beyond digital media and can be distributed across multiple platforms and formats.

Corporate History and Information

We were originally incorporated under the laws of the state of Nevada on December 30, 1999 under the name LILM, Inc. The Company changed its name on December 3, 2013 to Great Plains Holdings, Inc. Historically, the Company principally engaged in the manufacture and marketing of the LiL Marc, a plastic boys’ toilet-training device, which we discontinued as of December 31, 2014.

On February 5, 2016 (the “Closing Date”), we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GPH Merger Sub, Inc., a Nevada corporation and our wholly-owned subsidiary (“Merger Sub”), and Jerrick Ventures, Inc., a privately-held Nevada corporation headquartered in New Jersey (“Jerrick”), pursuant to which the Merger Sub was merged with and into Jerrick, with Jerrick surviving as our wholly-owned subsidiary (the “Merger”). Pursuant to the terms of the Merger Agreement, we acquired, through a reverse triangular merger, all of the outstanding capital stock of Jerrick in exchange for issuing Jerrick’s shareholders (the “Jerrick Shareholders”), pro-rata, a total of 28,500,000 shares of our common stock. Additionally, we assumed 33,415 shares of Jerrick’s Series A Convertible Preferred Stock (the “Jerrick Series A Preferred”) and 8,064 shares of Series B Convertible Preferred Stock (the “Jerrick Series B Preferred”).

Upon closing of the Merger on February 5, 2016, the Company changed its business plan to that of Jerrick Media.

In connection with the Merger, on the Closing Date, we entered into a Spin-Off Agreement with Kent Campbell (the “Spin-Off Agreement”), pursuant to which Mr. Campbell purchased (i) all of our interest in Ashland Holdings, LLC, a Florida limited liability company, and (ii) all of our interest in Lil Marc, Inc., a Utah corporation, in exchange for the cancellation of 781,818 shares of our common stock held by Mr. Campbell. In addition, Mr. Campbell assumed all of our debts, obligations and liabilities, including any existing prior to the Merger, pursuant to the terms and conditions of the Spin-Off Agreement.

Effective February 28, 2016, we entered into an Agreement and Plan of Merger (the “Statutory Merger Agreement”) with Jerrick, pursuant to which we became the parent company of Jerrick Ventures, LLC, a wholly-owned operating subsidiary of Jerrick (the “Statutory Merger”).

On February 28, 2016, we changed our name to Jerrick Media Holdings, Inc. to better reflect its new business strategy.

On July 25, 2019, we filed a certificate of amendment to our articles of incorporation, as amended (the “Amendment”), with the Secretary of State of the State of Nevada to effectuate a one-for-twenty (1:20) reverse stock split (the “Reverse Stock Split”) of its common stock without any change to its par value. The Amendment became effective on July 30, 2019. The number of shares authorized common stock was proportionately reduced as a result of the Reverse Stock Split. The number of authorized preferred stock was not affected by the Reverse Stock Split. No fractional shares were issued in connection with the Reverse Stock Split as all fractional shares were “rounded up” to the next whole share.

All share and per share amounts for the common stock in this prospectus have been retroactively restated to give effect to the Reverse Stock Split.

Upon the consummation of this offering and our listing on the Nasdaq Capital Market, we intend to change our name to “Creatd,” subject to stockholder approval.

The Company’s address is 2050 Center Avenue Suite 640 Fort Lee, NJ 07024. The Company’s telephone number is (201) 258-3770. Its website is: https://jerrick.media/. The information on, or that can be accessed through, this website is not part of this prospectus, and you should not rely on any such information in making the decision whether to purchase the Company’s common stock.

THE OFFERING

Shares of common stock offered by the Company	3,100,000 shares of common stock, $0.001 par value per share

Shares of common stock outstanding before this offering (1)	9,163,813

Over-allotment option	The underwriters have an option for a period of days to acquire up to an additional shares of common stock from the Company at the public offering price, less the underwriting discount, solely for the purpose of covering over-allotments, if any.

Shares of common stock to be outstanding after this offering (1)	shares (or shares if the underwriters exercise their over-allotment option in full).

Use of Proceeds

The Company estimates it will receive net proceeds of approximately $           from the sale of all of the shares of common stock in this offering, or approximately $           million if the underwriters exercise their over-allotment option in full, assuming a public offering price of $            per share.

The Company intends to use the net proceeds from this offering to conduct operations, increase marketing efforts, repay certain indebtedness, increase investment in the Company’s existing business initiatives and products and for general working capital. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Dividend Policy	The Company has never declared any cash dividends on its common stock. The Company currently intends to use all available funds and any future earnings for use in financing the growth of its business and does not anticipate paying any cash dividends for the foreseeable future. See “Dividend Policy.”

Trading Symbol	We intend to apply to list our common stock on the Nasdaq Capital Market upon our satisfaction of the exchange’s initial listing criteria. No assurance can be given that its application will be approved.

Risk Factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 5 of this prospectus before deciding whether or not to invest in the Company’s common stock.

(1) The number of shares of common stock outstanding is based on 9,163,813 shares of common stock issued and outstanding as of September 26, 2019 and excludes the following:

●	882,500 shares of common stock issuable upon the exercise of outstanding stock options having a weighted average exercise price of $8.32 per share;

●	714,947 shares of common stock issuable upon the exercise of outstanding warrants having a weighted average exercise price of $5.20 per share;

●	shares of the Company’s common stock underlying the warrants to be issued to the representative of the underwriters in connection with this offering.

Except as otherwise indicated herein, all information in this prospectus assumes:

●	a one-for-twenty reverse stock split of our common stock effected on July 30, 2019;

●	no exercise of the outstanding options or warrants described above; and

●	no exercise of the underwriters’ option to purchase up to an additional shares of common stock to cover over-allotments, if any.

Summary Financial Information

The following summary financial and operating data set forth below should be read in conjunction with the Company’s financial statements, the notes thereto and the other information contained in this prospectus. The summary statement of operations data for the years ended December 31, 2018 and 2017 have been derived from the Company’s audited financial statements appearing elsewhere in this prospectus. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods.

Statement of Operations Data:

The following information should be read in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,		Six Months ended June 30,
Statement of operations data:	2017	2018	2018	2019
Revenue	$95,653	$80,898	$40,272	$41,515
Operating expenses	$(5,657,981)	$(5,767,153)	$(2,929,552)	$(3,148,630)
(Loss) income from operations	$(5,562,328)	$(5,686,255)	$(2,889,280)	$(3,107,115)
Other expenses	$(3,189,258)	$(6,327,287)	$(1,615,588)	$(362,740)
Net income (loss)	$(8,751,586)	$(12,013,542)	$(4,504,868)	$(3,469,855)
Income (loss) per common share – basic and diluted(1)	$(4.69)	$(4.16)	$(2.30)	$(0.47)

	At December 31,		At June 30,
Balance sheet data:	2017	2018	2018	2019
Cash	$111,051	$-	$22,422	$396,363
Total assets	$177,432	$208,925	$186,765	$801,817
Current liabilities	$3,687,200	$2,569,584	$4,479,346	$5,661,621
Total liabilities	$7,544,739	$2,699,529	$10,101,703	$5,920,532

	Year Ended December 31,		Six Months Ended June 30,
Cash flows from operating activities data:	2017	2018	2018	2019
Net cash used in operating activities	$(3,852,552)	$(4,972,814)	$(2,316,459)	$(3,096,252)
Net cash used in investing activities	$(14,662)	$(27,605)	$(16,446)	$(26,851)
Net cash provided by financing activities	$3,803,771	$4,889,368	$2,244,276	$3,519,466
Net change in cash and cash equivalents	$(63,443)	$(111,051)	$(88,629)	$396,363

	Year Ended December 31,		Six Months Ended June 30,
Other financial data (unaudited):	2017	2018	2018	2019
Adjusted EBITDA(2)	$(6,973,769)	$(10,701,362)	$(3,588,412)	$(2,851,303)

(1)	Reflects the 1-for-20 reverse stock split of our common stock that occurred on July 25, 2019.

(2)	In addition to net income (loss) presented in accordance with GAAP, we use Adjusted EBITDA to measure our financial performance. Adjusted EBITDA is a supplemental non-GAAP financial measure of operating performance and is not based on any standardized methodology prescribed by GAAP. Adjusted EBITDA should not be considered in isolation or as alternatives to net income (loss), cash flows from operating activities or other measures determined in accordance with GAAP. Also, Adjusted EBITDA is not necessarily comparable to similarly titled measures presented by other companies.

We define Adjusted EBITDA as net income (loss) before (i) interest expense, (ii) depreciation and amortization, (iii) stock-based compensation, and (iv) items that management believes are not part of our core operations. We present Adjusted EBITDA because we believe its assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and our board of directors has begun to use Adjusted EBITDA to assess our financial performance and believe it is helpful in highlighting trends because it excludes the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. We have begun to reference Adjusted EBITDA in our decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods. In addition, we have based certain of our forward-looking estimates and budgets on Adjusted EBITDA. Adjusted EBITDA has limitations as an analytical tool, and you should not consider such measure either in isolation or as a substitute for analyzing our results as reported under GAAP.

	Year Ended December 31,		Six Months Ended June 30,
Reconciliation of Adjusted EBITDA:	2017	2018	2018	2019
Net loss:	$(8,751,586)	$(12,013,542)	$(4,504,868)	$(3,469,855)
Add (deduct):
Interest expense	$477,005	$923,008	$609,196	$164,601
Depreciation	$38,435	$42,218	$21,439	$5,660
Stock-based compensation	$1,262,377	$346,954	$285,821	$448,291
Adjusted EBITDA	$(6,973,769)	$(10,701,362)	$(3,588,412)	$(2,851,303)

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this prospectus, before purchasing shares of our common stock. There are numerous and varied risks that may prevent the Company from achieving its goals. If any of these risks actually occurs, the Company’s business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock could decline and investors could lose all or part of their investment.

Risks Related to our Business

The Company is a development stage business and subject to the many risks associated with new businesses.

Our operating subsidiary has a limited operating history and our business is subject to all of the risks inherent in the establishment of a new business enterprise. Our likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with development and expansion of a new business enterprise. We have incurred losses and may continue to operate at a net loss for at least the next several years as we execute our business plan. We had a net loss of approximately $12.0 million for the year ended December 31, 2018, and a working capital deficit and accumulated deficit of approximately $2.6 million and approximately $36.5 million, respectively, at December 31, 2018.

Our financial situation creates doubt whether we will continue as a going concern.

There can be no assurances that we will be able to achieve a level of revenues adequate to generate sufficient cash flow from operations or obtain funding from this offering or additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on acceptable terms. These conditions raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available we may be forced to discontinue operations, which would cause investors to lose their entire investment.

Based on the report from our independent auditors dated April 1, 2019, management stated that our financial statements for the period ended December 31, 2018, were prepared assuming that we would continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The accompanying financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

We are not profitable and may never be profitable.

Since inception through the present, we have been dependent on raising capital to support our working capital needs. During this same period, we have recorded net accumulated losses and are yet to achieve profitability. Our ability to achieve profitability depends upon many factors, including our ability to develop and commercialize our websites. There can be no assurance that we will ever achieve any significant revenues or profitable operations.

Our operating expenses exceed our revenues and will likely continue to do so for the foreseeable future.

We are in an early stage of our development and we have not generated sufficient revenues to offset our operating expenses. Our operating expenses will likely continue to exceed our operating income for the foreseeable future, until such time as we are able to monetize our brands and generate substantial revenues, particularly as we undertake payment of the increased costs of operating as a public company.

We have assumed a significant amount of debt and our operations may not be able to generate sufficient cash flows to meet our debt obligations, which could reduce our financial flexibility and adversely impact our operations.

Currently the Company has considerable notes, related party notes and lines of credit outstanding with various debtors. Our ability to make payments on such indebtedness will depend on our ability to generate cash flow. The Company may not generate sufficient cash flow from operations to enable us to repay this indebtedness and to fund other liquidity needs, including capital expenditure requirements. Such indebtedness could affect our operations in several ways, including the following:

●	a significant portion of our cash flows could be required to be used to service such indebtedness;

●	a high level of debt could increase our vulnerability to general adverse economic and industry conditions;

●	any covenants contained in the agreements governing such outstanding indebtedness could limit our ability to borrow additional funds, dispose of assets, pay dividends and make certain investments;

●	a high level of debt may place us at a competitive disadvantage compared to our competitors that are less leveraged and, therefore, our competitors may be able to take advantage of opportunities that our indebtedness may prevent us from pursuing; and

●	debt covenants to which we may agree may affect our flexibility in planning for, and reacting to, changes in the economy and in our industry.

A high level of indebtedness increases the risk that we may default on our debt obligations. We may not be able to generate sufficient cash flows to pay the principal or interest on our debt. If we cannot service or refinance our indebtedness, we may have to take actions such as selling significant assets, seeking additional equity financing (which will result in additional dilution to stockholders) or reducing or delaying capital expenditures, any of which could have a material adverse effect on our operations and financial condition. If we do not have sufficient funds and are otherwise unable to arrange financing, our assets may be foreclosed upon which could have a material adverse effect on our business, financial condition and results of operations.

We will need additional capital, which may be difficult to raise as a result of our limited operating history or any number of other reasons.

We expect that we will have adequate financing for the next 6 months. However, in the event that we exceed our expected growth, we would need to raise additional capital. There is no assurance that additional equity or debt financing will be available to us when needed, on acceptable terms or even at all. Our limited operating history makes investor evaluation and an estimation of our future performance substantially more difficult. As a result, investors may be unwilling to invest in us or such investment may be on terms or conditions which are not acceptable. In the event that we are not able to secure financing, we may have to scale back our growth plans or cease operations.

We face intense competition. If we do not provide digital content that is useful to users, we may not remain competitive, and our potential revenues and operating results could be adversely affected.

Our business is rapidly evolving and intensely competitive, and is subject to changing technologies, shifting user needs, and frequent introductions of new products and services. Our ability to compete successfully depends heavily on providing digital content that is useful and enjoyable for our users and delivering our content through innovative technologies in the marketplace.

We have many competitors in the digital content creation industry and media companies. Our current and potential competitors range from large and established companies to emerging start-ups. Established companies have longer operating histories and more established relationships with customers and users, and they can use their experience and resources in ways that could affect our competitive position, including by making acquisitions, investing aggressively in research and development, aggressively initiating intellectual property claims (whether or not meritorious) and competing aggressively for advertisers and websites. Emerging start-ups may be able to innovate and provide products and services faster than we can.

Additionally, our operating results would suffer if our digital content is not appropriately timed with market opportunities, or if our digital content is not effectively brought to market. As technology continues to develop, our competitors may be able to offer user experiences that are, or that are seen to be, substantially similar to or better than ours. This may force us to compete in different ways and expend significant resources in order to remain competitive. If our competitors are more successful than we are in developing compelling content or in attracting and retaining users and advertisers, our revenues and operating results could be adversely affected.

If we fail to retain existing users or add new users, or if our users decrease their level of engagement with our products, our revenue, financial results, and business may be significantly harmed.

The size of our user base and our user’s level of engagement are critical to our success. Our financial performance will be significantly determined by our success in adding, retaining, and engaging active users of our products, particularly Vocal. We anticipate that our active user growth rate will generally decline over time as the size of our active user base increases, and it is possible that the size of our active user base may fluctuate or decline in one or more markets, particularly in markets where we have achieved higher penetration rates. If people do not perceive Vocal to be useful, reliable, and trustworthy, we may not be able to attract or retain users or otherwise maintain or increase the frequency and duration of their engagement. A number of other content management systems and publishing platforms that achieved early popularity have since seen their active user bases or levels of engagement decline, in some cases precipitously. There is no guarantee that we will not experience a similar erosion of our active user base or engagement levels. Our user engagement patterns have changed over time, and user engagement can be difficult to measure, particularly as we introduce new and different products and services. Any number of factors could potentially negatively affect user retention, growth, and engagement, including if:

●	users increasingly engage with other competitive products or services;

●	we fail to introduce new features, products or services that users find engaging or if we introduce new products or services, or make changes to existing products and services, that are not favorably received;

●	user behavior on any of our products changes, including decreases in the quality and frequency of content shared on our products and services;

●	there are decreases in user sentiment due to questions about the quality or usefulness of our products or our user data practices, or concerns related to privacy and sharing, safety, security, well-being, or other factors;

●	we are unable to manage and prioritize information to ensure users are presented with content that is appropriate, interesting, useful, and relevant to them;

●	we are unable to obtain or attract engaging third-party content;

●	users adopt new technologies where our products may be displaced in favor of other products or services, or may not be featured or otherwise available;

●	there are changes mandated by legislation, regulatory authorities, or litigation that adversely affect our products or users;

●	technical or other problems prevent us from delivering our products in a rapid and reliable manner or otherwise affect the user experience, such as security breaches or failure to prevent or limit spam or similar content;

●	we adopt terms, policies, or procedures related to areas such as sharing, content, user data, or advertising that are perceived negatively by our users or the general public;

●	we elect to focus our product decisions on longer-term initiatives that do not prioritize near-term user growth and engagement;

●	we make changes in how we promote different products and services across our family of apps;

●	initiatives designed to attract and retain users and engagement are unsuccessful or discontinued, whether as a result of actions by us, third parties, or otherwise;

●	we fail to provide adequate customer service to users, marketers, developers, or other partners;

●	we, developers whose products are integrated with our products, or other partners and companies in our industry are the subject of adverse media reports or other negative publicity, including as a result of our or their user data practices; or

●	our current or future products, such as our development tools and application programming interfaces that enable developers to build, grow, and monetize mobile and web applications, reduce user activity on our products by making it easier for our users to interact and share on third-party mobile and web applications.

If we are unable to maintain or increase our user base and user engagement, our revenue and financial results may be adversely affected. Any decrease in user retention, growth, or engagement could render our products less attractive to users, marketers, and developers, which is likely to have a material and adverse impact on our revenue, business, financial condition, and results of operations. If our active user growth rate continues to slow, we will become increasingly dependent on our ability to maintain or increase levels of user engagement and monetization in order to drive revenue growth.

We face competition from traditional media companies, and we may not be included in the advertising budgets of large advertisers, which could harm our operating results.

In addition to internet companies, we face competition from companies that offer traditional media advertising opportunities. Most large advertisers have set advertising budgets, a very small portion of which is allocated to Internet advertising. We expect that large advertisers will continue to focus most of their advertising efforts on traditional media. If we fail to convince these companies to spend a portion of their advertising budgets with us, or if our existing advertisers reduce the amount they spend on our programs, our operating results would be harmed.

Acquisitions may disrupt growth.

We may pursue strategic acquisitions in the future. Risks in acquisition transactions include difficulties in the integration of acquired businesses into our operations and control environment, difficulties in assimilating and retaining employees and intermediaries, difficulties in retaining the existing clients of the acquired entities, assumed or unforeseen liabilities that arise in connection with the acquired businesses, the failure of counterparties to satisfy any obligations to indemnify us against liabilities arising from the acquired businesses, and unfavorable market conditions that could negatively impact our growth expectations for the acquired businesses. Fully integrating an acquired company or business into our operations may take a significant amount of time. We cannot assure you that we will be successful in overcoming these risks or any other problems encountered with acquisitions and other strategic transactions. These risks may prevent us from realizing the expected benefits from acquisitions and could result in the failure to realize the full economic value of a strategic transaction or the impairment of goodwill and/or intangible assets recognized at the time of an acquisition. These risks could be heightened if we complete a large acquisition or multiple acquisitions within a short period of time.

Our business depends on strong brands and relationships, and if we are not able to maintain our relationships and enhance our brands, our ability to expand our base of users, advertisers and affiliates will be impaired and our business and operating results could be harmed.

Maintaining and enhancing our brands’ profiles may require us to make substantial investments and these investments may not be successful. If we fail to promote and maintain the brands’ profiles, or if we incur excessive expenses in this effort, our business and operating results could be harmed. We anticipate that, as our market becomes increasingly competitive, maintaining and enhancing our brands’ profiles may become increasingly difficult  and expensive. Maintaining and enhancing our brands will depend largely on our ability to be a technology leader and to continue to provide attractive products and services, which we may not do successfully.

We depend on our key management personnel and the loss of their services could adversely affect our business.

We place substantial reliance upon the efforts and abilities of Jeremy Frommer, our Chief Executive Officer, and our other executive officers and directors. Though no individual is indispensable, the loss of the services of these executive officers could have a material adverse effect on our business, operations, revenues or prospects. We do not currently maintain key man life insurance on the lives of these individuals.

We have not adopted various corporate governance measures, and as a result stockholders may have limited protections against interested director transactions, conflicts of interest and similar matters.

Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of corporate management and the securities markets. Because our securities are not yet listed on a national securities exchange, we are not required to adopt these corporate governance measures and have not done so voluntarily in order to avoid incurring the additional costs associated with such measures. Among these measures is the establishment of independent committees of the Board of Directors. However, to the extent a public market develops for our securities, such legislation will require us to make changes to our current corporate governance practices. Those changes may be costly and time-consuming. Furthermore, the absence of the governance measures referred to above with respect to our Company may leave our shareholders with more limited protection in connection with interested director transactions, conflicts of interest and similar matters.

If we are unable to protect our intellectual property, the value of our brands and other intangible assets may be diminished, and our business may be adversely affected.

We rely and expect to continue to rely on a combination of confidentiality, assignment, and license agreements with our employees, consultants, and third parties with whom we have relationships, as well as trademark, copyright, patent, trade secret, and domain name protection laws, to protect our proprietary rights. In the United States and internationally, we have filed various applications for protection of certain aspects of our intellectual property, and we currently hold a number of registered trademarks and issued patents in multiple jurisdictions and have acquired patents and patent applications from third parties.  Third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by us, and pending and future trademark and patent applications may not be approved. In addition, effective intellectual property protection may not be available in every country in which we operate or intend to operate our business. In any or all of these cases, we may be required to expend significant time and expense in order to prevent infringement or to enforce our rights. Although we have generally taken measures to protect our proprietary rights, there can be no assurance that others will not offer products or concepts that are substantially similar to ours and compete with our business. In addition, we regularly contribute software source code under open source licenses and have made other technology we developed available under other open licenses, and we include open source software in our products. If the protection of our proprietary rights is inadequate to prevent unauthorized use or appropriation by third parties, the value of our brands and other intangible assets may be diminished and competitors may be able to more effectively mimic our products, services, and methods of operations. Any of these events could have an adverse effect on our business and financial results.

We are subject to payment processing risk.

We accept payments using a variety of different payment methods, including credit and debit cards and direct debit. We rely on third parties to process payments. Acceptance and processing of these payment methods are subject to certain certifications, rules and regulations. To the extent there are disruptions in our or third-party payment processing systems, material changes in the payment ecosystem, failure to recertify and/or changes to rules or regulations concerning payment processing, we could be subject to fines and/or civil liability, or lose our ability to accept credit and debit card payments, which would harm our reputation and adversely impact our results of operations.

We are subject to risk as it relates to software that we license from third parties.

We license software from third parties, much of which is integral to our systems and our business. The licenses are generally terminable if we breach our obligations under the license agreements. If any of these relationships were terminated or if any of these parties were to cease doing business or cease to support the applications we currently utilize, we may be forced to spend significant time and money to replace the licensed software.

Failures or reduced accessibility of third-party software on which we rely could impair the availability of our platform and applications and adversely affect our business.

We license software from third parties for integration into our Vocal platform, including open source software. These licenses might not continue to be available to us on acceptable terms, or at all. While we are not substantially dependent upon any third-party software, the loss of the right to use all or a significant portion of our third-party software required for the development, maintenance and delivery of our applications could result in delays in the provision of our applications until we develop or identify, obtain and integrate equivalent technology, which could harm our business.

Any errors or defects in the hardware or software we use could result in errors, interruptions, cyber incidents or a failure of our applications. Any significant interruption in the availability of all or a significant portion of such software could have an adverse impact on our business unless and until we can replace the functionality provided by these applications at a similar cost. Furthermore, this software may not be available on commercially reasonable terms, or at all. The loss of the right to use all or a significant portion of this software could limit access to our platform and applications. Additionally, we rely upon third parties’ abilities to enhance their current applications, develop new applications on a timely and cost-effective basis and respond to emerging industry standards and other technological changes. We may be unable to effect changes to such third-party technologies, which may prevent us from rapidly responding to evolving customer requirements. We also may be unable to replace the functionality provided by the third-party software currently offered in conjunction with our applications in the event that such software becomes obsolete or incompatible with future versions of our platform and applications or is otherwise not adequately maintained or updated.

We need to manage growth in operations to maximize our potential growth and achieve our expected revenues and our failure to manage growth will cause a disruption of our operations, resulting in the failure to generate revenue.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our marketing operations. This expansion will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

In order to achieve the general strategies of our company we need to maintain and search for hard-working employees who have innovative initiatives, while at the same time, keep a close eye on any and all expanding opportunities in our marketplace.

We plan to generate a significant portion of our revenues from advertising and affiliate sales relationships, and a reduction in spending by or loss of advertisers and general decrease in online spending could adversely harm our business.

We plan to generate a substantial portion of our revenues from advertisers. Our advertisers may be able to terminate prospective contracts with us at any time. Advertisers will not continue to do business with us if their investment in advertising with us does not generate sales leads, and ultimately customers, or if we do not deliver their advertisements in an appropriate and effective manner. If we are unable to remain competitive and provide value to our advertisers, they may stop placing ads with us, which would adversely affect our revenues and business. In addition, expenditures by advertisers tend to be cyclical, reflecting overall economic conditions and budgeting and buying patterns. Adverse macroeconomic conditions can also have a material negative impact on the demand for advertising and cause our advertisers to reduce the amounts they spend on advertising, which could adversely affect our revenues and business.

Security breaches could harm our business.

Security breaches have become more prevalent in the technology industry. We believe that we take reasonable steps to protect the security, integrity and confidentiality of the information we collect, use, store and disclose, but there is no guarantee that inadvertent (e.g., software bugs or other technical malfunctions, employee error or malfeasance, or other factors) or unauthorized data access or use will not occur despite our efforts. Although we have not experienced any material security breaches to date, we may in the future experience attempts to disable our systems or to breach the security of our systems. Techniques used to obtain unauthorized access to personal information, confidential information and/or the systems on which such information are stored and/or to sabotage systems change frequently and generally are not recognized until launched against a target. As a result, we may be unable to anticipate these techniques or to implement adequate preventative measures.

If an actual or perceived security breach occurs, the market perception of our security measures could be harmed and we could lose sales and customers and/or suffer other negative consequences to our business. A security breach could adversely affect the digital content experience and cause the loss or corruption of data, which could harm our business, financial condition and operating results. Any failure to maintain the security of our infrastructure could result in loss of personal information and/or other confidential information, damage to our reputation and customer relationships, early termination of our contracts and other business losses, indemnification of our customers, financial penalties, litigation, regulatory investigations and other significant liabilities. In the event of a major third-party security incident, we may incur losses in excess of their insurance coverage.

Moreover, if a high profile security breach occurs with respect to us or another digital entertainment company, our customers and potential customers may lose trust in the security of our business model generally, which could adversely impact our ability to retain existing customers or attract new ones.

The laws and regulations concerning data privacy and data security are continually evolving; our or our platform providers’ actual or perceived failure to comply with these laws and regulations could harm our business.

Customers view our content online, using third-party platforms and networks and on mobile devices. We collect and store significant amounts of information about our customers—both personally identifying and non-personally identifying information. We are subject to laws from a variety of jurisdictions regarding privacy and the protection of this player information. For example, the European Union (EU) has traditionally taken a broader view than the United States and certain other jurisdictions as to what is considered personal information and has imposed greater obligations under data privacy regulations. The U.S. Children’s Online Privacy Protection Act (COPPA) also regulates the collection, use and disclosure of personal information from children under 13 years of age. While none of our content is directed at children under 13 years of age, if COPPA were to apply to us, failure to comply with COPPA may increase our costs, subject us to expensive and distracting government investigations and could result in substantial fines.

Data privacy protection laws are rapidly changing and likely will continue to do so for the foreseeable future. The U.S. government, including the Federal Trade Commission and the Department of Commerce, is continuing to review the need for greater regulation over the collection of personal information and information about consumer behavior on the Internet and on mobile devices and the EU has proposed reforms to its existing data protection legal framework. Various government and consumer agencies worldwide have also called for new regulation and changes in industry practices. In addition, in some cases, we are dependent upon our platform providers to solicit, collect and provide us with information regarding our players that is necessary for compliance with these various types of regulations.

Customer interaction with our content is subject to our privacy policy and terms of service. If we fail to comply with our posted privacy policy or terms of service or if we fail to comply with existing privacy-related or data protection laws and regulations, it could result in proceedings or litigation against us by governmental authorities or others, which could result in fines or judgments against us, damage our reputation, impact our financial condition and harm our business. If regulators, the media or consumers raise any concerns about our privacy and data protection or consumer protection practices, even if unfounded, this could also result in fines or judgments against us, damage our reputation, and negatively impact our financial condition and damage our business.

In the area of information security and data protection, many jurisdictions have passed laws requiring notification when there is a security breach for personal data or requiring the adoption of minimum information security standards that are often vaguely defined and difficult to implement. Our security measures and standards may not be sufficient to protect personal information and we cannot guarantee that our security measures will prevent security breaches. A security breach that compromises personal information could harm our reputation and result in a loss of confidence in our products and ultimately in a loss of customers, which could adversely affect our business and impact our financial condition. This could also subject us to liability under applicable security breach-related laws and regulations and could result in additional compliance costs, costs related to regulatory inquiries and investigations, and an inability to conduct our business.

Changes to federal, state or international laws or regulations applicable to our company could adversely affect our business.

Our business is subject to a variety of federal, state and international laws and regulations, including those with respect privacy, data, and other laws. These laws and regulations, and the interpretation or application of these laws and regulations, could change. In addition, new laws or regulations affecting our business could be enacted. These laws and regulations are frequently costly to comply with and may divert a significant portion of management’s attention. If we fail to comply with these applicable laws or regulations, we could be subject to significant liabilities which could adversely affect our business.

If any of our relationships with internet search websites terminate, if such websites’ methodologies are modified or if we are outbid by competitors, traffic to our websites could decline.

We depend in part on various internet search websites, such as Google.com, Bing.com, Yahoo.com and other websites to direct a significant amount of traffic to our websites. Search websites typically provide two types of search results, algorithmic and purchased listings. Algorithmic listings generally are determined and displayed as a result of a set of unpublished formulas designed by search engine companies in their discretion. Purchased listings generally are displayed if particular word searches are performed on a search engine. We rely on both algorithmic and purchased search results, as well as advertising on other internet websites, to direct a substantial share of visitors to our websites and to direct traffic to the advertiser customers we serve. If these internet search websites modify or terminate their relationship with us or we are outbid by our competitors for purchased listings, meaning that our competitors pay a higher price to be listed above us in a list of search results, traffic to our websites could decline. Such a decline in traffic could affect our ability to generate advertising revenue and could reduce the desirability of advertising on our websites.

Our business involves risks of liability claims arising from our media content, which could adversely affect our ability to generate revenue and could increase our operating expenses.

As a distributor of media content, we face potential liability for defamation, invasion of privacy, negligence, copyright or trademark infringement, obscenity, violation of rights of publicity and/or obscenity laws and other claims based on the nature and content of the materials distributed. These types of claims have been brought, sometimes successfully, against broadcasters, publishers, online services and other disseminators of media content. Any imposition of liability that is not covered by insurance or is in excess of our insurance coverage could have a material adverse effect on us. In addition, measures to reduce our exposure to liability in connection with content available through our internet websites could require us to take steps that would substantially limit the attractiveness of our internet websites and/or their availability in certain geographic areas, which could adversely affect our ability to generate revenue and could increase our operating expenses.

Intellectual property litigation could expose us to significant costs and liabilities and thus negatively affect our business, financial condition and results of operations.

We may be subject to claims of infringement of third party patents and trademarks and other violations of third party intellectual property rights. Intellectual property disputes are generally time-consuming and expensive to litigate or settle, and the outcome of such disputes is uncertain and difficult to predict. The existence of such disputes may require us to set-aside substantial reserves, and has the potential to significantly affect our overall financial standing. To the extent that claims against us are successful, they may subject us to substantial liability, and we may have to pay substantial monetary damages, change aspects of our business model, and/or discontinue any of our services or practices that are found to be in violation of another party’s rights. Such outcomes may severely restrict or hinder ongoing business operations and impact the value of our business. Successful claims against us could also result in us having to seek a license to continue our practices. Under such conditions, a license may or may not be offered or otherwise made available to us. If a license is made available to us, the cost of the license may significantly increase our operating burden and expenses, potentially resulting in a negative effect on our business, financial condition and results of operations.

Although we have been and are currently involved in multiple areas of commerce, internet services, and high technology where there is a substantial risk of future patent litigation, we have not obtained insurance for patent infringement losses. If we are unsuccessful at resolving pending and future patent litigation in a reasonable and affordable manner, it could disrupt our business and operations, including by negatively impacting areas of commerce or putting us at a competitive disadvantage.

If we are unable to obtain or maintain key website addresses, our ability to operate and grow our business may be impaired.

Our website addresses, or domain names, are critical to our business. We currently own more than 415 domain names. However, the regulation of domain names is subject to change, and it may be difficult for us to prevent third parties from acquiring domain names that are similar to ours, that infringe our trademarks or that otherwise decrease the value of our brands. If we are unable to obtain or maintain key domain names for the various areas of our business, our ability to operate and grow our business may be impaired.

We may have difficulty scaling and adapting our existing network infrastructure to accommodate increased traffic and technology advances or changing business requirements, which could cause us to incur significant expenses and lead to the loss of users and advertisers.

To be successful, our network infrastructure has to perform well and be reliable. The greater the user traffic and the greater the complexity of our products and services, the more computer power we will need. We could incur substantial costs if we need to modify our websites or our infrastructure to adapt to technological changes. If we do not maintain our network infrastructure successfully, or if we experience inefficiencies and operational failures, the quality of our products and services and our users’ experience could decline. Maintaining an efficient and technologically advanced network infrastructure is particularly critical to our business because of the pictorial nature of the products and services provided on our websites. A decline in quality could damage our reputation and lead us to lose current and potential users and advertisers. Cost increases, loss of traffic or failure to accommodate new technologies or changing business requirements could harm our operating results and financial condition.

Because some of our brands contain adult content, companies providing products and services on which we rely may refuse to do business with us.

Many companies that provide products and services we need are concerned that associating with us could lead to their becoming the target of negative publicity campaigns by public interest groups and boycotts of their products and services. As a result of these concerns, these companies may be reluctant to enter into or continue business relationships with us. There can be no assurance that we will be able to maintain our existing business relationships with the companies, domestic or international, that currently provide us with services and products. Our inability to maintain such business relationships, or to find replacement service providers, would materially adversely affect our business, financial condition and results of operations. We could be forced to enter into business arrangements on terms less favorable to us than we might otherwise obtain, which could lead to our doing business with less competitive terms, higher transaction costs and more inefficient operations than if we were able to maintain such business relationships or find replacement service providers.

Operating a network open to all internet users may result in legal consequences.

Our Terms and Conditions clearly state that our network and services are only to be used by users who are over 13 years old. However, it is impractical to independently verify that all activity occurring on our network fits into this description. As such, we run the risk of federal and state law enforcement prosecution.

Risks Related To Our Common Stock

The price of our common stock may be subject to wide fluctuations.

Even though we have our shares quoted on the OTCQB, a consistently active trading market for our Common Stock may not exist.  You may not be able to sell your shares quickly or at the current market price if trading in our stock is not active.  You may lose all or a part of your investment.  The market price of our Common Stock may be highly volatile and subject to wide fluctuations in response to a variety of factors and risks, many of which are beyond our control.  In addition to the risks noted elsewhere in this prospectus, some of the other factors affecting our stock price may include:

●	variations in our operating results;

●	the level and quality of securities analysts’ coverage of our Common Stock;

●	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

●	announcements by third parties of significant claims or proceedings against us; and

●	future sales of our Common Stock.

For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on past results as an indication of future performance. In the past, following periods of volatility in the market price of a public company’s securities, securities class action litigation has often been instituted against the public company.  Regardless of its outcome, this type of litigation could result in substantial costs to us and a likely diversion of our management’s attention. You may not receive a positive return on your investment when you sell your shares and you may lose the entire amount of your investment.

We may, in the future, issue additional shares of common stock, which would reduce investors’ percent of ownership and dilute our share value

Our articles of incorporation authorize the issuance of 15,000,000 shares of common stock, and 20,000,000 shares of preferred stock. Currently the Company has no shares of preferred stock outstanding. Additionally, as of September 26, 2019, there are outstanding (i) warrants to purchase 714,948 shares of our common; and (ii) options exercisable into 882,500 shares of our common stock.

In addition, the Company has convertible notes outstanding that are convertible into 205,739 shares of the Company’s common stock. Assuming all of the Company’s currently outstanding warrants and options be exercised and all convertible notes be converted, the Company would have to issue an additional 1,803,187 shares of common stock representing 19.7% of our current issued and outstanding common stock. The future issuance of this common stock would result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any Common Stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

Our common shares are subject to the “penny stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

SEC Rule 15g-9 establishes the definition of a “penny stock,” in pertinent part, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.

For any transaction involving a penny stock, unless exempt, the rules require:

(a)	that a broker or dealer approve a person’s account for transactions in penny stocks; and

(b)	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience objectives of the person; and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form: (a) sets forth the basis on which the broker or dealer made the suitability determination, and (b) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our Common shares and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Liability of directors for breach of duty may be limited under Nevada law.

Nevada law provides that directors must discharge their duties as a director in good faith and with a view to the interests of the corporation. Under Nevada law, directors owe a fiduciary duty to the corporation, which is generally comprised of the duty of care and duty of loyalty to the corporation. Except under limited circumstances set forth in NRS 78.138(7), or unless the articles of incorporation or an amendment thereto provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer, and the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Our stockholders’ ability to recover damages for fiduciary breaches may be reduced by this statute.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future and, as such, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. In addition, and any future loan arrangements we enter into may contain, terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

We may issue additional shares of preferred stock in the future that may adversely impact your rights as holders of our common stock.

Our articles of incorporation provide for the authorization to issue up to 20,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. Our board of directors is empowered, without stockholder approval, to issue one or more series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our Company. In addition, advanced notice is required prior to stockholder proposals, which might further delay a change of control. Additionally, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us.

Risks Related to this Offering

The Company will have broad discretion in the use of the net proceeds from this offering and may fail to apply these proceeds effectively.

The Company’s management will have broad discretion in the application of the net proceeds of this offering, including using the proceeds to conduct operations, expand the Company’s business lines and for general working capital. The Company may also use the net proceeds of this offering to acquire or invest in complementary businesses, products, or technologies, or to obtain the right to use such complementary technologies. We have no commitments with respect to any acquisition or investment, however we do seek opportunities and transactions that management believes will be advantageous to the Company and its operations or prospects. We cannot specify with certainty the actual uses of the net proceeds of this offering. You may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. The failure by our management to apply these funds effectively could harm our business, financial condition and results of operations.

There is no guarantee that we will successfully have our common stock listed on the NASDAQ Capital Market. Even if our common stock is accepted for listing on NASDAQ upon our satisfaction of the exchange’s initial listing criteria, NASDAQ may subsequently delist our common stock.

In the event we are able to list our common stock on the NASDAQ Capital Market upon our satisfaction of the exchange’s initial listing criteria, NASDAQ will require us to meet certain financial, public float, bid price and liquidity standards on an ongoing basis in order to continue the listing of our common stock. If we fail to meet these continued listing requirements, our common stock may be subject to delisting. If our common stock is delisted and we are not able to list our common stock on another national securities exchange, we expect our securities would be quoted on an over-the-counter market. If this were to occur, our stockholders could face significant material adverse consequences, including limited availability of market quotations for our common stock and reduced liquidity for the trading of our securities. In addition, we could experience a decreased ability to issue additional securities and obtain additional financing in the future. Even if our common stock is listed on the NASDAQ Capital Market, there can be no assurance that an active trading market for our common stock will develop or be sustained after our initial listing.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

If you purchase shares of common stock in this offering, the value of your shares based on our actual book value will immediately be less than the price you paid. This reduction in the value of your equity is known as dilution. This dilution occurs in large part because our existing stockholders paid less than the public offering price when they acquired their shares of common stock. Based upon the issuance and sale of 3,100,000 shares of common stock by us in this offering at an assumed public offering price of $         per share, you will incur immediate dilution of $         in the net tangible book value per share of common stock. If the underwriters exercise their over-allotment option, or if outstanding options to purchase our common shares are exercised, investors will experience additional dilution. For more information, see “Dilution.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements contain information about our expectations, beliefs or intentions regarding our product development and commercialization efforts, business, financial condition, results of operations, strategies or prospects, and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. These statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning.

These statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the section titled “Risk Factors” and elsewhere in this prospectus, in any related prospectus supplement and in any related free writing prospectus.

Any forward-looking statement in this prospectus, in any related prospectus supplement and in any related free writing prospectus reflects our current view with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our business, results of operations, industry and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus, any related prospectus supplement and any related free writing prospectus and the documents that we reference herein and therein and have filed as exhibits hereto and thereto completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

This prospectus, any related prospectus supplement and any related free writing prospectus also contain or may contain estimates, projections and other information concerning our industry, our business and the markets for our products, including data regarding the estimated size of those markets and their projected growth rates. Information that is based on estimates, forecasts, projections or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained these industry, business, market and other data from reports, research surveys, studies and similar data prepared by third parties, industry and general publications, government data and similar sources. In some cases, we do not expressly refer to the sources from which these data are derived.

USE OF PROCEEDS

Assuming the sale of all of the 3,100,000 shares of common stock in this offering at an assumed offering price of $         per share, the Company estimates that the net proceeds from the sale of the shares it is offering will be approximately $         .. If the underwriters fully exercise the over-allotment option, the net proceeds of the shares the Company sells will be approximately $         . “Net proceeds” is what the Company expects to receive after deducting the underwriting discount and commission and estimated offering expenses payable by the Company.

The Company intends to use the net proceeds from this offering to conduct operations, increase marketing efforts, increase investment in the Company’s existing business initiatives and products and for general working capital. The Company anticipates budgeting approximately $         of the proceeds from the offering for conducting operations and for working capital.

The Company may also use a portion of the net proceeds of this offering to acquire or invest in complementary businesses, products, or technologies, or to obtain the right to use such complementary technologies. The Company has no commitments with respect to any acquisition or investment and is not currently involved in any negotiations with respect to any such transactions.

As of the date of this prospectus, the Company cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. The amounts and timing of its actual expenditures will depend on numerous factors, including the status of its product development efforts, sales and marketing activities, technological advances, amount of cash generated or used by its operations and competition. Accordingly, the Company’s management will have broad discretion in the application of the net proceeds and investors will be relying on the judgment of its management regarding the application of the proceeds of this offering.

DIVIDEND POLICY

The Company has not declared nor paid any cash dividend on its common stock, and it currently intends to retain future earnings, if any, to finance the expansion of its business, and the Company does not expect to pay any cash dividends in the foreseeable future.  The decision whether to pay cash dividends on its common stock will be made by its board of directors, in their discretion, and will depend on the Company’s financial condition, results of operations, capital requirements and other factors that its board of directors considers significant.

CAPITALIZATION

The following table sets forth the Company’s cash and capitalization as of June 30, 2019 on:

●	an actual basis;

●	a pro forma, as adjusted basis giving further effect to the sale and issuance by the Company of 3,100,000 shares of common stock in this offering at the public offering price of $ per share, resulting in net proceeds to the Company of $ after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

The information in this table is unaudited and is illustrative only and the Company’s capitalization following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with the information contained in “Use of Proceeds,” “Summary Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” as well as the financial statements and the notes included elsewhere in this prospectus.

	As of June 30, 2019
	Actual	Pro Forma
Cash and cash equivalents	$396,363

Stockholders’ Deficit:
Common stock	8,831
Additional paid-in capital	35,241,922
Accumulated deficit	(40,007,294)

Total Stockholders’ Deficit	$801,817

Each $1.00 increase (decrease) in the assumed public offering price of $         per share would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, working capital, total assets and total stockholders’ equity (deficit) by approximately $         , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1.0 million shares in the number of shares offered by us at the assumed public offering price of $         per share would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, working capital, total assets and total stockholders’ equity (deficit) by approximately $         .

The number of shares of common stock outstanding is based on 8,830,479 shares of common stock issued and outstanding as of June 30, 2019, and excludes the following:

●	882,500 shares of common stock issuable upon the exercise of outstanding stock options having a weighted average exercise price of $8.32 per share;

●	713,138 shares of common stock issuable upon the exercise of outstanding warrants having a weighted average exercise price of $5.20 per share;

●	shares of the Company’s common stock underlying the warrants to be issued to the representative of the underwriters in connection with this offering.

Except as otherwise indicated herein, all information in this prospectus assumes:

●	a one-for-twenty reverse stock split of our common stock effected on July 30, 2019;

●	no exercise of the outstanding options or warrants described above; and

●	no exercise of the underwriters’ option to purchase up to an additional shares of common stock to cover over-allotments, if any.

DILUTION

If you invest in the Company’s common stock in this offering, your ownership interest will be diluted to the extent of the difference between the offering price per share of its common stock and the as adjusted net tangible book value per share of its common stock immediately after the offering. Historical net tangible book value per share represents the amount of the Company’s total tangible assets less total liabilities, divided by the number of shares of its common stock outstanding.

The historical net tangible book value (deficit) of the Company’s common stock as of June 30, 2019 was approximately $456,856 or $0.05 per share based upon shares of common stock outstanding on such date. Historical net tangible book value (deficit) per share represents the amount of its total tangible assets reduced by the amount of its total liabilities, divided by the total number of shares of common stock outstanding. After giving effect to the Company’s sale of all of the 3,100,000 shares offered in this offering at an assumed public offering price of $          per share after deducting estimated underwriting discounts and commissions and the Company’s estimated offering expenses, the Company’s pro forma as adjusted net tangible book value as of June 30, 2019 would have been $         or $          per share. This represents an immediate increase in net tangible book value of $         per share to the Company’s existing stockholders, and an immediate dilution in net tangible book value of $         per share to new investors. The following table illustrates this per share dilution:

Assumed public offering price per share		$
Pro forma net tangible book value per share as of June 30, 2019	$
Increase in net tangible book value per share attributable to new investors in this offering

Pro forma, as adjusted net tangible book value, after this offering

Dilution per share to new investors in this offering		$

The information discussed above is illustrative only, and the dilution information following this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. A $1.00 increase (decrease) in the assumed public offering price of $          per share would increase (decrease) the pro forma as adjusted net tangible book value by          per share and increase (decrease) the dilution to new investors by $         per share, assuming the number of shares offered by the Company, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by the Company. The Company may also increase or decrease the number of shares it is offering. An increase of          shares offered by it would increase the pro forma as adjusted net tangible book value by $         per share and decrease the dilution to new investors by $          per share, assuming the assumed public offering price of $          per share remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by the Company. Similarly, a decrease of          shares offered by the Company would decrease the pro forma as adjusted net tangible book value by $          per share and increase the dilution to new investors by $          per share, assuming the assumed public offering price of $          per share remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by the Company.

If the underwriters’ over-allotment option to purchase additional shares from the Company is exercised in full, and based on the public offering price is $         per share, the pro forma as adjusted net tangible book value per share after this offering would be $         per share, the increase in as adjusted net tangible book value per share to existing stockholders would be $         per share and the dilution to new investors purchasing shares in this offering would be $         per share.

The number of shares of common stock outstanding is based on 8,830,479 shares of common stock issued and outstanding as of June 30, 2019, and excludes the following:

●	882,500 shares of common stock issuable upon the exercise of outstanding stock options having a weighted average exercise price of $8.32 per share;

●	713,138 shares of common stock issuable upon the exercise of outstanding warrants having a weighted average exercise price of $5.20 per share;

●	shares of the Company’s common stock underlying the warrants to be issued to the representative of the underwriters in connection with this offering.

Except as otherwise indicated herein, all information in this prospectus assumes:

●	a one-for-twenty reverse stock split of our common stock effected on July 30, 2019;

●	no exercise of the outstanding options or warrants described above; and

●	no exercise of the underwriters’ option to purchase up to an additional shares of common stock to cover over-allotments, if any.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and related notes to the financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements that relate to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include, among others, those listed under “forward-looking statements” and “risk factors” and those included elsewhere in this prospectus.

Overview

Jerrick Media Holdings, Inc. (OTCQB: JMDA) gives technology products and companies the resources and opportunities to make ideas reality. The Company develops technology-based solutions designed to solve for challenges that have resulted from disruption within the broad digital media and content generation business environment. Jerrick’s flagship product Vocal is a long-form, digital publishing platform focused providing storytelling tools, monetization features and engaged communities for content creators to get discovered and fund their creativity.

Vocal serves as a versatile home for content creators and brands. The platform supports multiple forms of content such as: short videos, podcasts, music, and written word. Vocal’s unique architecture of communities and longform structures distinguishes it from other platforms, creating outsized lifespans for content and sustainable value.

We partner with content creators and brands that recognize difficulties inherent in the digital advertising space and can benefit from branded content marketing opportunities available on publishing platforms like Vocal.

The Company recently launched Vocal+, its new premium subscription offering for Vocal creators. During the second half of Fiscal Year 2019, Jerrick plans to launch additional value-added features for Vocal+ subscribers, as well as further enhancements to the Vocal editor and introduce additional social and user analytics features.

Recent Developments

On September 11, 2019 we completed our acquisition of Seller’s Choice, LLC, a New Jersey limited liability company (“Seller’s Choice”), for (i) $340,000, in cash; (ii) 333,334 shares of the Company’s common stock; and (iii) a secured promissory note in the principal amount of $660,000 (the “Note”). In connection with the Note, the Company, the seller, and Seller’s Choice entered into a security agreement whereby the Note is secured by the assets of Seller’s Choice. Seller’s Choice is a full-service e-commerce marketing agency. Up to and until December 31, 2018, Seller’s Choice was treated as a business division of Home Revolution, LLC. The audited financial statements of Seller’s Choice (then a division of Home Revolution, LLC) for the years ended December 31, 2018 and 2017 accompany this prospectus.

Results of Operations

Summary of Statements of Operations for the Three Months Ended June 30, 2019 and 2018:

	Three Months Ended
	June 30, 2019	June 30, 2018
Revenue	$7,181	$24,023
Gross Margin	$7,181	$24,023
Operating Expenses	$(1,409,302)	$(1,589,726)
Loss from operations	$(1,402,121)	$(1,565,703)
Other Expenses	$(183,293)	$(845,535)
Net loss	$(1,585,414)	$(2,411,238)
Loss per common share – basic and diluted	$(0.20)	$(1.22)

Revenue

Revenue was $7,181 for the three months ended June 30, 2019, as compared to $24,023 for the comparable three months ended June 30, 2018, a decrease of $16,842. The decrease in revenue is primarily attributable to the Company’s reallocation of resources this quarter in pursuit of recurring, subscription-based revenues through the launch of Vocal+. This decrease is offset by an increase in deferred revenue from both branded content services and Vocal+ subscription payments.

Operating Expenses

Operating expenses for the three months ended June 30, 2019 were $1,409,302 as compared to $1,589,726 for the three months ended June 30, 2018. The decrease of $180,424 in operating expenses is the result of an increase in compensation attributable to an increase in Jerrick’s headcount. This is offset by a decrease in consulting fees and other general and administrative expenses.

Loss from Operations

Loss from operations for the three months ended June 30, 2019 was $1,402,121 as compared to loss of $1,565,703 for the three months ended June 30, 2018. The decrease in the loss from operations is primarily due to a decrease in stock based compensation this decrease was offset by an increased expenses due to the continued development of the Vocal platform and increased marketing costs and a decrease in revenue.

Other Expenses

Other expenses for the three months ended June 30, 2019 was $183,293 as compared to $845,535 for the three months ended June 30, 2018. Other expenses during the three months ended June 30, 2019 was comprised of interest expense of $110,032 on notes and related party notes, accretion of debt discount and issuance cost of $69,626 due to the incentives given with debentures, and a loss on extinguishment of debt of $3,635. During the three months ended June 30, 2018, other expenses were comprised of interest expense of $341,071 on notes and related party notes and accretion of debt discount and issuance cost of $415,045 due to the incentives given with debentures, loss on extinguishment of liabilities of $89,419 for the incentives given to amend or convert debt.

Net Loss

Net loss attributable to common shareholder for three months ended June 30, 2019, was $1,585,414, or loss per share of $0.20, as compared to a net loss of $2,4,77,061, or loss per share of $1.22, for the three months ended June 30, 2018.

Inflation did not have a material impact on the Company’s operations for the applicable period. Other than the foregoing, management knows of no trends, demands, or uncertainties that are reasonably likely to have a material impact on the Company’s results of operations.

Summary of Statements of Operations for the Six Months Ended June 30, 2019 and 2018:

	Six Months Ended
	June 30, 2019	June 30, 2018
Revenue	$41,515	$40,272
Gross Margin	$41,515	$40,272
Operating Expenses	$(3,148,630)	$(2,929,552)
Loss from operations	$(3,107,115)	$(2,889,280)
Other Expenses	$(362,740)	$(1,615,588)
Net loss	$(3,469,855)	$(4,504,868)
Loss per common share – basic and diluted	$(0.47)	$(2.30)

Revenue

Revenue was $41,515 for the six months ended June 30, 2019, as compared to $40,272 for the comparable six months ended June 30, 2018, an increase of $1,243. The increase in revenue is primarily attributable to the continued growth of Vocal for Brands and the launch of Vocal+ subscription services.

Operating Expenses

Operating expenses for the six months ended June 30, 2019 were $3,148,630 as compared to $2,929,552 for the six months ended June 30, 2018. The increase of $219,078 in operating expenses is the result of an increase in compensation attributable to an increase in Jerrick’s headcount. This is offset by a decrease in consulting fees and other sales general and administrative expenses.

Loss from Operations

Loss from operations for the six months ended June 30, 2019 was $3,107,115 as compared to loss of $2,889,280 for the six months ended June 30, 2018. The increase in the loss from operations is primarily due to increased expenses due to the continued development of the Vocal platform and increased marketing costs.

Other income (expenses)

Other expenses for the six months ended June 30, 2019 was $362,740 as compared to $1,615,588 for the six months ended June 30, 2018. Other expenses during the six months ended June 30, 2019 was comprised of interest expense of $(164,601) on notes and related party notes, accretion of debt discount and issuance cost of $(116,990) due to the incentives given with debentures, and a loss on extinguishment of debt of $(81,149). During the six months ended June 30, 2018, other expenses were comprised of interest expense of $(609,196) on notes and related party notes and accretion of debt discount and issuance cost of $(589,933) due to the incentives given with debentures, loss on extinguishment of liabilities of $(431,786) for the incentives given to amend or convert debt.

Net Loss

Net loss attributable to common shareholder for six months ended June 30, 2019, was $3,469,855, or loss per share of $0.47, as compared to a net loss of $4,504,868, or loss per share of $2.30, for the six months ended June 30, 2018.

Inflation did not have a material impact on the Company’s operations for the applicable period. Other than the foregoing, management knows of no trends, demands, or uncertainties that are reasonably likely to have a material impact on the Company’s results of operations.

Summary of Statements of Operations for the Years Ended December 31, 2018 and 2017:

	Year Ended
	December 31, 2018	December 31, 2017
Revenue	$80,898	$95,653
Gross Margin	$80,898	$95,653
Operating Expenses	$(5,767,153)	$(5,657,981)
Loss from operations	$(5,686,255)	$(5,562,328)
Other Expenses	$(6,327,287)	$(3,189,258)
Net loss	$(12,013,542)	$(8,751,586)
Loss per common share – basic and diluted (1)	$(4.16)	$(4.69)

(1)	Reflects the 1-for-20 reverse stock split of our common stock that occurred on July 25, 2019.

Revenue

Revenue was $80,898 for the year ended December 31, 2018, as compared to $95,653 for the comparable year ended December 31, 2017, a decrease of $14,755. The decrease in revenue is primarily attributable to the Company’s transitioning from legacy businesses to generating revenue through native advertising, branded marketing, and affiliate sales, resulting from the creation of genre specific, user generated content community websites. As part of that transition, the Company focused its efforts throughout 2018 on the development of its proprietary Vocal software platform to support the scalability of its business model.

Operating Expenses

Operating expenses for the year ended December 31, 2018 were $5,767,153 as compared to $5,657,981 for the year ended December 31, 2017. The increase of $109,172 in operating expenses is the result of an increase in consulting fees, offset by a reduction in employee compensation.

Loss from Operations

Loss from operations for the year ended December 31, 2018 was $5,686,255 as compared to loss of $5,562,328 for the year ended December 31, 2017. The increase in the loss from operations is primarily due to increased expenses due to the continued development of the Vocal platform and relocation expenses, offset by a Company-wide effort to reduce operating expenses while creating efficiencies in the revenue generating process.

Other Income (Expenses)

Other income (expenses) for the year ended December 31, 2018 was $(6,327,287) as compared to $(3,189,258) for the year ended December 31, 2017. Other expenses during the year ended December 31, 2018 was comprised of interest expense of $(923,008) on notes and related party notes, accretion of debt discount and issuance cost of $(2,090,286) due to the incentives given with debentures, loss on extinguishment of debt of $(3,453,137), and a gain on settlement of liabilities of $139,144 for the incentives given to amend or convert debt. During the year ended December 31, 2017, other expenses were comprised of interest expense of $(477,005) on notes and related party notes and accretion of debt discount and issuance cost of $(1,828,027) due to the incentives given with debentures, gain on extinguishment of liabilities of $169,984 for the incentives given to amend or convert debt.

Net Loss

Net loss attributable to common shareholder for year ended December 31, 2018, was $14,204,408, or loss per share of $4.2, as compared to a net loss of $9,048,909, or loss per share of $4.6, for the year ended December 31, 2017.

Inflation did not have a material impact on the Company’s operations for the applicable period. Other than the foregoing, management knows of no trends, demands, or uncertainties that are reasonably likely to have a material impact on the Company’s results of operations.

Liquidity and Capital Resources

The following table summarizes total current assets, liabilities and working capital at June 30, 2019 compared to December 31, 2018:

	June 30, 2019	December 31, 2018	Increase / (Decrease)
Current Assets	$508,531	$6,500	$502,031
Current Liabilities	$5,661,621	$2,569,584	$3,092,037
Working Capital Deficit	$(5,153,090)	$(2,563,084)	$(2,590,006)

At June 30, 2019, we had a working capital deficit of $5,153,090 as compared to a working capital deficit of $2,563,084 at December 31, 2018, an increase of $2,590,006. The increase is primarily attributable to an increase in notes payable related party, convertible notes payable, and the current portion of operating lease payable. These were offset by an increase in cash and a decrease in accounts payable and accrued liabilities.

The following table summarizes total current assets, liabilities and working capital at December 31, 2018 compared to December 31, 2017:

	December 31, 2018	December 31, 2017	Increase / (Decrease)
Current Assets	$6,500	$112,376	$(105,876)
Current Liabilities	$2,569,584	$3,687,200	$(1,117,616)
Working Capital Deficit	$(2,563,084)	$(3,574,824)	$1,011,740

At December 31, 2018, we had a working capital deficit of $2,563,084 as compared to a working capital deficit of $3,574,824 at December 31, 2017, a decrease of $1,011,740. The decrease is primarily attributable to the decrease in accounts payable and other accrued expenses, demand loan, line of credit and notes payable. These were offset by a decrease in cash.

Net Cash

Net cash used in operating activities for the six months ended June 30, 2019 and 2018, was $3,096,252 and $2,316,459, respectively. The net loss for the six months ended June 30, 2019 and 2018 was $3,469,855 and $4,504,868, respectively. This change is primarily attributable to the net loss for the current period offset by share-based payments in the amount of $448,291 to employees and consultants for services rendered, the accretion of debt discount and debt issuance costs of $116,991 due to the incentives given with debentures, and a loss on extinguishment of debt of $81,149 in addition to a change in accounts payable and accrued expenses of $308,844. These increases were offset by a change in accounts receivable of $4,000 during the six months ended June 30, 2019.

Net cash used in investing activities for the six months ended June 30, 2019 and 2018 was $26,851 and $16,446, respectively. This change is attributable to the cash paid for property and equipment.

Net cash provided by financing activities for the six months ended June 30, 2019 and 2018 was $3,519,466 and $2,244,276. During the 2019 period, the Company was predominantly financed by issuance of common stock, debt and related party notes of $649,829, $2,093,025 and $1,590,000, respectively to fund operations. These increases were offset by repayment of notes and related party notes of $62,508 and $125,000, respectively.

Net cash used in operating activities for the years ended December 31, 2018 and 2017, was $4,972,814 and $3,852,552, respectively. The net loss for the years ended December 31, 2018 and 2017 was $12,013,542 and $8,751,586, respectively. This change is primarily attributable to the net loss for the current period offset by share-based payments in the amount of $346,954 to employees and consultants for services rendered, the accretion of debt discount and debt issuance costs of $2,090,286 due to the incentives given with debentures, and a loss on extinguishment of debt of 3,610,049, and a gain on settlement of debt of $16,257 for the incentives given to amend or convert debt in addition to a change in accounts payable and accrued expenses of $1,039,690. These increases were offset by gain on settlement of vendor liabilities of $122,886 and a change in accounts receivable of $5,175 during the year ended December 31, 2018.

Net cash used in investing activities for the years ended December 31, 2018 and 2017 was $27,605 and $14,662, respectively. This change is attributable to the cash paid for leasehold improvements.

Net cash provided by financing activities for the years ended December 31, 2018 and 2017 was $4,889,368 and $3,803,771. During the 2018 period, the Company was predominantly financed by issuance of common stock, debt and related party notes of $2,787,462, $2,366,987 and $764,852, respectively to fund operations. These increases were offset by repayment of line of credit, notes and related party notes of $44,996, $491,189 and $205,000, respectively. The Company also paid $166,761 and $35,115 for debt issuance and stock issuance costs during the year ended December 31, 2018.

Off-Balance Sheet Arrangements

As of December 31, 2018, and June 30,2019, we have no off-balance sheet arrangements.

Critical Accounting Policies

We believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

Basis of Presentation - Interim Financial Information

The accompanying unaudited interim condensed consolidated financial statements and related notes have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, and in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) with respect to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited interim condensed consolidated financial statements furnished reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. Interim results are not necessarily indicative of the results for the full year. These unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Use of Estimates and Assumptions and Critical Accounting Estimates and Assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Critical accounting estimates are estimates for which (a) the nature of the estimate is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and (b) the impact of the estimate on financial condition or operating performance is material. The Company’s critical accounting estimates and assumptions affecting the financial statements were:

(i)	Assumption as a going concern: Management assumes that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

(ii)	Fair value of long-lived assets: Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives. The Company considers the following to be some examples of important indicators that may trigger an impairment review: (i) significant under-performance or losses of assets relative to expected historical or projected future operating results; (ii) significant changes in the manner or use of assets or in the Company’s overall strategy with respect to the manner or use of the acquired assets or changes in the Company’s overall business strategy; (iii) significant negative industry or economic trends; (iv) increased competitive pressures; (v) a significant decline in the Company’s stock price for a sustained period of time; and (vi) regulatory changes. The Company evaluates acquired assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events.

(iii)	Valuation allowance for deferred tax assets: Management assumes that the realization of the Company’s net deferred tax assets resulting from its net operating loss (“NOL”) carry–forwards for Federal income tax purposes that may be offset against future taxable income was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are offset by a full valuation allowance. Management made this assumption based on (a) the Company has incurred recurring losses, (b) general economic conditions, and (c) its ability to raise additional funds to support its daily operations by way of a public or private offering, among other factors.

(iv)	Estimates and assumptions used in valuation of equity instruments: Management estimates expected term of share options and similar instruments, expected volatility of the Company’s common shares and the method used to estimate it, expected annual rate of quarterly dividends, and risk-free rate(s) to value share options and similar instruments.

These significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to these estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly.

Actual results could differ from those estimates.

Principles of consolidation

The Company consolidates all majority-owned subsidiaries, if any, in which the parent’s power to control exists.

As of June 30, 2019, the Company’s consolidated subsidiaries and/or entities are as follows:

Name of combined affiliate	State or other jurisdiction of incorporation or organization	Company Ownership Interest

Jerrick Ventures LLC	Delaware	100%
Jerrick Australia Pty Ltd	Australia	100%

All inter-company balances and transactions have been eliminated.

Jerrick Australia Pty Ltd does not have any operations.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in U.S. GAAP and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses, accounts payable and accrued liabilities and accrued liquidating damages approximate their fair value because of the short maturity of those instruments. Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation is computed by the straight-line method (after taking into account their respective estimated residual values) over the estimated useful lives of the respective assets as follows:

Estimated Useful Life (Years)

Computer equipment and software	3
Furniture and fixture	2

Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the condensed consolidated statements of operations.

Commitments and Contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the condensed consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s condensed consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Derivative Liability

The Company evaluates its debt and equity issuances to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with paragraph 815-10-05-4 and Section 815-40-25 of the FASB Accounting Standards Codification. The result of this accounting treatment is that the fair value of the embedded derivative is marked-to-market each balance sheet date and recorded as either an asset or a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the condensed consolidated statement of operations as other income or expense. Upon conversion, exercise or cancellation of a derivative instrument, the instrument is marked to fair value at the date of conversion, exercise or cancellation and then the related fair value is reclassified to equity.

In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification are reclassified to liability at the fair value of the instrument on the reclassification date. Derivative instrument liabilities will be classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument is expected within 12 months of the balance sheet date.

The Company adopted Section 815-40-15 of the FASB Accounting Standards Codification (“Section 815-40-15”) to determine whether an instrument (or an embedded feature) is indexed to the Company’s own stock. Section 815-40-15 provides that an entity should use a two-step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. The Company changed its method of accounting for the debt and warrants through the early adoption of ASU 2017-11 during the year ended December 31, 2017 on a retrospective basis.

The Company utilizes an option pricing model to compute the fair value of the derivative and to mark to market the fair value of the derivative at each balance sheet date. The Company records the change in the fair value of the derivative as other income or expense in the condensed consolidated statements of operations.

Revenue Recognition

On January 1, 2018, we adopted Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Accounting Standards Codification (ASC) Topic 605, Revenue Recognition (Topic 605), using the modified retrospective transition method applied to those contracts which were not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts have not been adjusted and continue to be reported in accordance with our historic accounting under Topic 605. The impact of adopting the new revenue standard was not material to our condensed consolidated financial statements and there was no adjustment to beginning retained earnings on January 1, 2018.

Under Topic 606, revenue is recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.

We determine revenue recognition through the following steps:

●	identification of the contract, or contracts, with a customer;

●	identification of the performance obligations in the contract;

●	determination of the transaction price;

●	allocation of the transaction price to the performance obligations in the contract; and

●	recognition of revenue when, or as, we satisfy a performance obligation.

Revenue disaggregated by revenue source for the six months ended June 30, 2019 and 2018 consists of the following:

	Six Months Ended June 30,
	2019	2018
Branded content	$22,421	$28,335
Affiliate sales	5,661	5,996
Other revenue	13,433	5,941
	$41,515	$40,272

Branded Content

Branded content represents the revenue recognized from the Company’s obligation to create and publish branded articles for clients on the Vocal platform and promote said stories, tracking engagement for the client. The performance obligation is satisfied when the Company successfully publishes the articles on its platform and meets any required promotional milestones as per the contract. The revenue is recognized over time as the services are performed.

Below are the significant components of a typical agreement pertaining to branded content revenue:

●	The Company will collect fixed fees ranging from $1,000 to $5,000

●	The articles are created and published within three months of the signed agreement, or as previously negotiated with the client

●	The articles are promoted per the contract and engagement reports are provided to the client

●	The client pays 50% at signing and 50% upon completion

●	Most contracts include provisions for clients to acquire content rights at the end of the campaign for a flat fee

Affiliate Sales

Affiliate sales represents the commission the Company receives when a purchase is made through affiliate links placed within content hosted on the Vocal platform. Affiliate revenue is earned on a “click through” basis, upon referring visitors, via said links, to an affiliate’s site and having them complete a specific outcome, most commonly a product purchase. The Company uses multiple affiliate platforms, such as Skimlinks, to form and maintain thousands of vendor relationships. Each vendor establishes their own commission percentage, which typically range from 2-20%. The revenue is recognized upon receipt as reliable estimates could not be made.

Subscription

Vocal+ is the new premium subscription offering for the Company’s flagship product, Vocal. In addition to joining for free, Vocal creators now have the option to sign up for a Vocal+ membership for either $9.99 per month or $50 annually. Vocal+ subscribers receive access to value-added features such as increased rate of CPM monetization, decreased minimum withdrawal balance, a discount on platform processing fees, and member badges for their profiles. Subscription revenues stem from both annual and monthly subscriptions and are recorded evenly over the term of the subscription. Any customer payments received in advance are deferred until they are earned.

Deferred Revenue

Deferred revenue consists of billings and payments from clients in advance of revenue recognition. As of June 30, 2019, the Company had deferred revenue of $17,833.

Accounts Receivable and Allowances

Accounts receivable are recorded and carried when the Company uploads the articles and reaches the required number of views on the platform. We make estimates for the allowance for doubtful accounts and allowance for unbilled receivables based upon our assessment of various factors, including historical experience, the age of the accounts receivable balances, credit quality of our customers, current economic conditions, and other factors that may affect our ability to collect from customers. The Company did not record an allowance during the six months ended June 30, 2019 and 2018.

Stock-Based Compensation

The Company recognizes compensation expense for all equity–based payments granted to employees in accordance with ASC 718 “Compensation – Stock Compensation”. Under fair value recognition provisions, the Company recognizes equity–based compensation net of an estimated forfeiture rate and recognizes compensation cost only for those shares expected to vest over the requisite service period of the award.

Restricted stock awards are granted at the discretion of the Company. These awards are restricted as to the transfer of ownership and generally vest over the requisite service periods, typically over a five-year period (vesting on a straight–line basis). The fair value of a stock award is equal to the fair market value of a share of Company stock on the grant date.

The fair value of an option award is estimated on the date of grant using the Black–Scholes option valuation model. The Black–Scholes option valuation model requires the development of assumptions that are inputs into the model. These assumptions are the value of the underlying share, the expected stock volatility, the risk–free interest rate, the expected life of the option, the dividend yield on the underlying stock and the expected forfeiture rate. Expected volatility is benchmarked against similar companies in a similar industry over the expected option life and other appropriate factors. Risk–free interest rates are calculated based on continuously compounded risk–free rates for the appropriate term. The dividend yield is assumed to be zero as the Company has never paid or declared any cash dividends on its Common stock and does not intend to pay dividends on its Common stock in the foreseeable future. The expected forfeiture rate is estimated based on management’s best estimate.

Determining the appropriate fair value model and calculating the fair value of equity–based payment awards requires the input of the subjective assumptions described above. The assumptions used in calculating the fair value of equity–based payment awards represent management’s best estimates, which involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and the Company uses different assumptions, our equity–based compensation could be materially different in the future. In addition, the Company is required to estimate the expected forfeiture rate and recognize expense only for those shares expected to vest. If the Company’s actual forfeiture rate is materially different from its estimate, the equity–based compensation could be significantly different from what the Company has recorded in the current period.

The Company accounts for share–based payments granted to non–employees in accordance with ASC 505-40, “Equity Based Payments to Non–Employees”. The Company determines the fair value of the stock–based payment as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. If the fair value of the equity instruments issued is used, it is measured using the stock price and other measurement assumptions as of the earlier of either (1) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty’s performance is complete. The fair value of the equity instruments is re-measured each reporting period over the requisite service period.

Loss Per Share

Basic net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents. In periods when losses are reported, which is the case for the six months ended June 30, 2019 and 2018 presented in these condensed consolidated financial statements, the weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive.

The Company had the following common stock equivalents at June 30, 2019 and 2018:

	June 30, 2019	June 30, 2018
Series A Preferred stock	-	1,156,797
Series B Preferred stock	-	234,895
Options	882,500	882,500
Warrants	713,138	3,100,840
Convertible notes - related party	5,180	501,375
Convertible notes	551,923	1,400,792
Totals	2,152,741	7,277,199

Reclassifications

Certain prior year amounts in the condensed consolidated financial statements and the notes thereto have been reclassified where necessary to conform to the current year presentation. These reclassifications did not affect the prior period total assets, total liabilities, stockholders’ deficit, net loss or net cash used in operating activities.

Recently Adopted Accounting Guidance

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842).” Under ASU 2016-02, lessees will, among other things, require lessees to recognize a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. ASU 2016-02 does not significantly change lease accounting requirements applicable to lessors; however, certain changes were made to align, where necessary, lessor accounting with the lessee accounting model and ASC Topic 606, “Revenue from Contracts with Customers.” ASU 2016-02 became effective for us on January 1, 2019 and initially required transition using a modified retrospective approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. In July 2018, the FASB issued ASU 2018-11, “Leases (Topic 842) - Targeted Improvements,” which, among other things, provides an additional transition method that would allow entities to not apply the guidance in ASU 2016-02 in the comparative periods presented in the financial statements and instead recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. In December 2018, the FASB also issued ASU 2018-20, “Leases (Topic 842) - Narrow-Scope Improvements for Lessors,” which provides for certain policy elections and changes lessor accounting for sales and similar taxes and certain lessor costs. As of January 1, 2019, the Company adopted ASU 2016-02 and has recorded a right-of-use asset and lease liability on the balance sheet for its operating leases. We elected to apply certain practical expedients provided under ASU 2016-02 whereby we will not reassess (i) whether any expired or existing contracts are or contain leases, (ii) the lease classification for any expired or existing leases and (iii) initial direct costs for any existing leases. We also do not expect to apply the recognition requirements of ASU 2016-02 to any short-term leases (as defined by related accounting guidance). We expect to account for lease and non-lease components separately because such amounts are readily determinable under our lease contracts and because we expect this election will result in a lower impact on our balance sheet.

Recent Accounting Guidance Not Yet Adopted

In October 2016, the FASB issued ASU 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other than Inventory”, which eliminates the exception that prohibits the recognition of current and deferred income tax effects for intra-entity transfers of assets other than inventory until the asset has been sold to an outside party. The updated guidance is effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption of the update is permitted. The Company is currently evaluating the impact of the new standard.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, when adopted, will have a material effect on the accompanying condensed consolidated financial statements.

BUSINESS

Overview

Jerrick Media Holdings, Inc. (“we,” “us,” the “Company,” or “Jerrick Media”) is a technology company focused on the development of digital communities, marketing of branded digital content, and e-commerce opportunities relative to particular communities. Our flagship product is Vocal, a proprietary digital publishing platform, that enables creators of long form content and rich media to reach an engaged audience through a growing portfolio of genre-specific branded websites.

Through Vocal and other associated social media channels and outlets, we produce and distribute a variety of digital media content. The content for each branded community in our portfolio and for distribution through other media channels, is derived from internal generation, user contributions, and external collaborations.

The content includes, but is not limited to: videos, imagery, articles, e-books, film, and television projects. Revenue is generated in a variety of ways, including:

●	the sale of native advertising and marketing services related to our content, including but not limited to branded content campaigns and affiliate marketing;

●	marketing and branding consulting;

●	affiliate sales;

●	platform processing fees;

●	the sale of genre-specific products related to our brands and, licensing of our content for download-to-own services; and

●	royalties and production fees for original content, created for either film, television, or digital end-markets. Demand and pricing for our advertising depends on our user base and overall market conditions.

We also drive additional demand through integrated sales of digital advertising inventory, through our marketing services, and by providing unique branded entertainment and custom sponsorship opportunities to our advertisers. Our advertising and e-commerce revenues may be affected by the strength of advertising markets and general economic conditions and may fluctuate depending on the success of our content, as measured by the number of people visiting our websites at any given time.

Upon the consummation of this offering and our listing on the Nasdaq Capital Market, we intend to change our name to “Creatd,” subject to stockholder approval.

Our Strategy

We believe our content-to-commerce model is an integral part of digital monetization. We focus on distribution of content through the Vocal platform that optimizes user-generated content through an algorithmically derived moderation process. Through the moderation process, we reduce manpower costs, and simultaneously increase our ability to publish content and rapidly produce genre-specific websites driven by usage data. Through these genre-specific websites, we are able to provide advertisers with a more transparent and targeted community for their brands, which we believe offers a very high value proposition. The Vocal platform and its proprietary technology can be white-labeled or licensed, to provide seamless integration to independent media companies and brands. We also use the Vocal platform for distribution and monetization of a substantial inventory of content featuring unpublished photographs, negatives, trademarks, videos, scripts, short stories, and articles across various genres. We believe we have a competitive advantage in the ownership of merchandising rights of such content which allows us to sell or license these properties.

As part of our strategy, we develop transmedia assets internally, in collaboration with other production and media companies, as well as with our expanding user base. The transmedia assets we produce, such as film, television, digital shorts, books, and comic series can be leveraged beyond digital media and can be distributed across multiple platforms and formats.

Our Website Communities

We developed genre-specific websites, designed to create self-sustaining communities, with each revolving around a specific topic or theme. The creation of these websites is driven by two factors: (i) the potential for monetization opportunities, and (ii) by the topical content provided by our users.

Jerrick Media Portfolio

Our business portfolio is divided into three aligned divisions: Jerrick Technology, Jerrick Partners and Jerrick Global.

Jerrick Technology

Jerrick Technology develops technology-based solutions to solve digital problems. Through the combination of design, thought and data analysis, we build products that influence a worldwide audience.

Vocal

Vocal is a platform that provides storytelling tools and engaged communities for creators to get discovered and fund their creativity. Designed to develop and cost-effectively engage content creators, the Vocal platform was developed to enable those creators to reach their audience and monetize their content. In addition to providing relevant content, Vocal’s technology is centered on efficiency and scalability, through a growing variety of topics, and output through a growing number of distribution methods. All content published on Vocal is created within the platform’s custom editor and published on one of Vocal’s embedded genre-specific communities, spanning topics from food, beauty, wellness and more. Vocal partners with content creators and brands that recognize difficulties inherent in the digital advertising space and can benefit from branded content marketing opportunities available on publishing platforms like Vocal.

Vocal Platform, Sign-up and Membership Fees

Vocal’s services include the ability for registered users to create and upload rich-media content and benefit from enhanced discoverability and monetization opportunities, as well as the ability for non-registered visitors (“readers”) to browse and enjoy the content free of charge.

Creators can join Vocal through two membership tiers: Vocal Free and Vocal+, Vocal’s optional paid premium subscription plan (available on a monthly or annual renewal basis).

Vocal+

In May 2019 we launched Vocal+, our premium subscription membership for users. Vocal+ members pay a membership fee for premium value-added features, including receiving increased earnings for their content, reduced platform processing fees for tips received, a Vocal+ badge on their creator page, access to new features on the Vocal Platform, and other rewards.

Creators may sign up for a Vocal+ membership when they create an account, or they can upgrade an existing Vocal Free account to a Vocal+ account at any time. The current cost of a Vocal+ membership is either $9.99 per month or $99 annually.

Vocal/Vocal+ Earnings Structure

Both Vocal Free and Vocal+ memberships provide multiple monetization opportunities for creators. Creators can earn money through visitor engagement as well as from tips received from visitors (less the payment processing fee). For Vocal Free members, content is monetized at a rate of $3.80 per 1,000 reads (calculated based on time on page and scrolling behavior), whereas Vocal+ members monetize at $6.00 per 1,000 reads. Additionally, Vocal+ members benefit from reduced platform processing fees on any tips received; Vocal+ members pay a 2.9% fee on tips as compared to 7% fee for Vocal Free creators.

Vocal for Brands

Vocal for Brands is an in-house creative studio that generates actionable data from bespoke native advertising campaigns. We partner with various brands to maximize brand affinity, awareness, conversions, and overall customer experience for direct-to-consumer brands through beautiful, campaign-optimized stories on Vocal that build brand affinity, trust and drive results.

Branded content represents the revenue recognized from the our obligation to create and publish branded articles for clients on the Vocal platform and promote said stories, tracking engagement for the client. The performance obligation is satisfied when the we successfully publish articles on our platform and meet any required promotional milestones outlined in an engagement agreement with a client. Revenue is recognized over time as the services are performed. Below are the significant components of a typical agreement pertaining to branded content revenue:

●	We collect fixed fees ranging from $1,000 to $5,000;

●	Articles are created and published within three months of the signed agreement, or as previously negotiated with the client;

●	Articles are promoted per the contract and engagement reports are provided to the client;

●	A client pays 50% at signing and 50% upon completion; and

●	Most contracts include provisions for clients to acquire content rights at the end of the campaign for a flat fee.

Seller’s Choice

In September 2019 Jerrick acquired Seller’s Choice, LLC (“Seller’s Choice”), a full-service e-commerce marketing agency.

Seller’s Choice leverages its platform and professional services to advance the reach of both business-to-business (B2B) and business-to-consumer (B2C) product and service brands. Utilizing their integrative next-gen marketing platform, Seller’s Choice focuses cohesively in the four key factors of online sellers–sell-through, differentiation, community and compliance–to help e-commerce businesses establish their brand identity and realize profitable and sustainable growth while maximizing customer engagement and retention.

Jerrick Partners

The success of Vocal expanded a network of technology collaborators and sophisticated investors. Jerrick Partners leverages this group’s management expertise, positive selection, and valuable data. The application of the company’s internal technology and proprietary process leverages direct equity investment opportunities both for Jerrick Partners and its expanding network of collaborators and investors.

OG Collection

Project OG is a collection of archival media assets, including acquired artwork, photographs and media memorabilia. In collaboration with Jerrick Technology, the Collection generates revenues through asset sales as well as serves as financing collateral from the underlying value of the collection’s assets.

Cacher Studios

Cacher Studios is a new direct to consumer lifestyle and fashion brand. Jerrick Partners supports development and marketing needs in exchange for equity in high growth startups.

Maven

Project Maven is a vision sprint proposal to be funded through a Jerrick Partners SPV and developed in collaboration with Jerrick Technology. Its mission is to solve current problems related to providing institutional research. MiFID (Markets in Financial Instruments Directive) creates a disruptive regulatory issue for institutional research departments. Maven is a centralized platform that will provide research institutions and analysts the ability to publish, monetize, and process valuable data in a transparent and compliant environment.

After Hours

After Hours is Project OG’s exclusive members only e-commerce platform. Utilizing data-driven limited release strategies provides sellers an important tool for balancing a distinct collection’s supply while growing its demand. Derivative affiliate and drop shipping opportunities increase revenues and platform value for Jerrick Partners.

Jerrick Global

Jerrick Global is the application of Jerrick’s macro business and design theories for expanding business opportunities in a global digital community. Jerrick Global will build localized business franchises, combining bespoke development with reduced capital expenditures. As of the date of this prospectus, Jerrick Global is still in the planning stages. We intend for Jerrick Global to become operational  in the first quarter of 2020.

Intellectual Property

We regard our technology and other proprietary rights as essential to our business. We rely on trade secrets, confidentiality procedures, contract provisions, and trademark law to protect our technology and intellectual property. We also license technology from third parties. We have also entered into confidentiality agreements with our consultants and corporate partners and intend to control access to and distribution of our products, documentation, and other proprietary information.

Protecting our Content from Copyright Theft

The theft of pictures, video and other entertainment content presents a significant challenge to our industry, and we take many steps to address this concern. Where possible, we make use of technological protection tools, such as encryption, to protect our content. Notwithstanding these efforts and the many legal protections that exist to combat piracy, the proliferation of content theft and technological tools with which to carry it out continue to escalate. The failure to obtain enhanced legal protections and enforcement tools could make it more difficult for us to adequately protect our intellectual property, which could negatively impact its value.

Competition

We face competition in a number of aspects of our business, and particularly from other companies that seek to connect people with information on the web similar to ours, and provide them with relevant advertising. We believe we have a competitive advantage due to the underlying designs and processes of our platform Vocal. Competitive factors include community cohesion, interaction and size, website or mobile platform and application ease-of-use and accessibility, user engagement, system reliability, reliability of delivery and payment, and quality of content.

Some current and potential competitors have longer operating histories, larger user bases and greater brand recognition in their respective internet sectors than we do. Other online sites with similar business models may be acquired by, receive investments from, or enter into other commercial relationships with well-established and well-financed companies. As a result, some of our competitors with other revenue sources may be able to devote more resources to marketing and promotional campaigns, adopt more aggressive pricing policies and devote more resources to website, mobile platforms and applications and systems development than we can.

We also compete with destination websites that seek to increase their search-related traffic. These destination websites may include those operated by internet access providers, such as cable and DSL service providers. Because our users need to access our services through internet access providers, they have direct relationships with these providers. If an access provider or a computer or computing device manufacturer offers online services that compete with ours, the user may find it more convenient to use the services of the access provider or manufacturer. In addition, the access provider or manufacturer may make it hard to access our services by not listing them in the access provider’s or manufacturer’s own menu of offerings. Also, because the access provider gathers information from the user in connection with the establishment of a billing relationship, the access provider may be more effective than we are in tailoring services and advertisements to the specific tastes of the user.

There has been a trend toward industry consolidation among our competitor, and so smaller competitors today may become larger competitors in the future. If our competitors are more successful than we are at generating traffic, our revenues may decline.

Employees

As of September 26, 2019, we had 31 full-time employees. None of our employees are subject to a collective bargaining agreement, and we believe that relationship with our employees to be good.

Description of Property

Our corporate headquarters consists of a total of 3,000 square feet and is located at 2050 Center Ave, Suite 640, Fort Lee, NJ 07024. The current lease term is effective June 5, 2018 through July 5, 2023, with monthly rent of $7,693 for the first year and increases at a rate of 3% for each subsequent year thereafter.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

MANAGEMENT

The following table and biographical summaries set forth information, including principal occupation and business experience, about our directors and executive officers as of the date of this prospectus:

Name	Age	Positions
Jeremy Frommer	51	Chief Executive Officer, Director
Justin Maury	31	President
Leonard Schiller	78	Director
Andrew Taffin	52	Director
Mark Standish (1)	58	Director nominee

(1)	Our board of directors intends to appoint Mr. Standish as a director upon the consummation of this offering.

Jeremy Frommer – Chief Executive Officer and Director

Mr. Frommer serves as our Chief Executive Officer and as a member of our board of directors. Mr. Frommer has over 20 years of experience in the financial technology industry. Previously, Mr. Frommer held key leaderships roles in the investment banking and trading divisions of large financial institutions. From 2009 to 2012, Mr. Frommer was briefly retired until beginning concept formation for Jerrick Ventures which he officially founded in 2013. From 2007 to 2009, Mr. Frommer was Managing Director of Global Prime Services at RBC Capital Markets, the investment banking arm of the Royal Bank of Canada, the largest financial institution in Canada, after the sale of Carlin Financial Group, a professional trading firm. From 2004 to 2007, Mr. Frommer was the Chief Executive Officer of Carlin Financial Group after the sale of NextGen Trading, a software development company focused on building equity trading platforms. From 2002 to 2004, Mr. Frommer was Founder and Chief Executive Officer of NextGen Trading. From 2000 to 2002, he was Managing Director of Merger Arbitrage Trading at Bank of America, a financial services firm. Mr. Frommer was also a director of LionEye Capital, a hedge fund from June 2012 to June 2014. He holds a B.A. from the University of Albany.

Justin Maury – President

Mr. Maury serves as our President. He is a full stack design director with an expertise in product development. With over ten years of design and product management experience in the creative industry, Maury’s passion for the creative arts and technology ultimately resulted in the vision for Vocal. Since joining Jerrick in 2013, Maury has overseen the development and launch of the company’s flagship product, Vocal, an innovative platform that provides storytelling tools and engaged communities for creators and brands to get discovered while funding their creativity. Under Maury’s supervision, Vocal has achieved growth to over 380,000 creators across 34 genre-specific communities in its first two years since launch.

Leonard Schiller – Director

Mr. Schiller is member of our board of directors. He is President and Managing Partner of the Chicago law firm of Schiller, Strauss and Lavin PC and has been associated with the firm since 1977. Mr. Schiller also has served as the President of The Dearborn Group, a residential property management and real estate company with properties located in the Midwest. Mr. Schiller has also been involved in the ownership of residential properties and commercial properties throughout the country. Mr. Schiller has acted as a principal in numerous private loan transactions and has been responsible for the structure, and management of these transactions. Mr. Schiller has also served as a member of the Board of Directors of IMALL, an internet search engine company, which was acquired by Excite@Home. He also served as a member of the Board of AccuMed International, Inc., a company which manufactured and marketed medical diagnostic screening products, which was acquired by Molecular Diagnostics, Inc. He presently serves as a director of Milestone Scientific, Inc., a Delaware company and as a director of Point Capital, Inc., a Delaware corporation.

Andrew Taffin – Director

Mr. Taffin serves is a member of our board of directors. Mr. Taffin has over 25 years of entrepreneurial and executive leadership experience. He is currently the Chief Executive Officer and co-founder of Tallen Technology Rentals (“Tallen”), a leading provider of technology services and short-term rental AV equipment for businesses and organizations of all sizes. Under Mr. Taffin’s leadership, Tallen has experienced consistent revenue growth, secured multimillion dollar contracts with Fortune 100 companies, expanded into multiple business categories including pharmaceutical and financial services, and established a global presence to include supporting clients across the globe. Mr. Taffin was also one of the founding members and former president of the International Technology Rental Associations (“ITRA”). Mr. Taffin is a consistent speaker at industry conferences and events and contributes regularly to several technology publications. Mr. Taffin graduated from Plymouth State University with a B.A. in communications.

Mark Standish – Director Nominee

Upon the consummation of this offering, our board of directors intends to appoint Mr. Standish as a director and also chairman of the board. Mr. Standish has served as a Senior Partner for HHM Capital since January 2017. Additionally, he has served as a member of the Board of Directors for LightPoint Financial Technology LLC since January 2017. From February 2015 to December 2016, he served as Managing Partner and Chief Information Officers for Deimos Asset Management LLC. In 1995 he joined the Royal Bank of Canada and served as Co-Chief Executive Officer of RBC Capital Markets from 2008 to 2014. He studied banking and finance at Croydon College in England in 1983.

Director Terms; Qualifications

Members of our board of directors serve until the next annual meeting of stockholders, or until their successors have been duly elected.

When considering whether directors and nominees have the experience, qualifications, attributes and skills to enable the board of directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the board of directors focuses primarily on the industry and transactional experience, and other background, in addition to any unique skills or attributes associated with a director.

Director or Officer Involvement in Certain Legal Proceedings

There are no material proceedings to which any director or officer, or any associate of any such director or officer, is a party that is adverse to our Company or any of our subsidiaries or has a material interest adverse to our Company or any of our subsidiaries. No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it during the past ten years. No director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding during the past ten years. No director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities during the past ten years. No director or officer has been found by a court to have violated a federal or state securities or commodities law during the past ten years.

Directors and Officers Liability Insurance

The Company has directors’ and officers’ liability insurance insuring its directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions. Such insurance also insures the Company against losses, which it may incur in indemnifying its officers and directors. In addition, officers and directors also have indemnification rights under applicable laws, and the Company’s articles of incorporation and bylaws.

Director Independence

The listing rules of The NASDAQ Stock Market LLC require that independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of The NASDAQ Stock Market LLC require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under the rules of The NASDAQ Stock Market LLC, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has undertaken a review of the independence of our directors and director nominees and considered whether any director has a material relationship with it that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, the board of directors has determined that Leonard Shiller, Andrew Taffin and Mark Standish (who will be appointed as a director upon the consummation of this offering), are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of The NASDAQ Stock Market LLC. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of the Company’s capital stock by each non-employee director, and any transactions involving them described in the section captioned “—Certain relationships and related transactions and director independence.”

Board Committees

Upon the consummation of this Offering, the Company’s Board will establish three standing committees: Audit, Compensation, and Nominating and Corporate Governance. Each of the committees will operate pursuant to its charter. The committee charters will be reviewed annually by the Nominating and Corporate Governance Committee. If appropriate, and in consultation with the chairs of the other committees, the Nominating and Corporate Governance Committee may propose revisions to the charters. The responsibilities of each committee are described in more detail below.

Nasdaq permits a phase-in period of up to one year for an issuer registering securities in an initial public offering to meet the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee independence requirements. Under the initial public offering phase-in period, only one member of each committee is required to satisfy the heightened independence requirements at the time our registration statement becomes effective, a majority of the members of each committee must satisfy the heightened independence requirements within 90 days following the effectiveness of our registration statement, and all members of each committee must satisfy the heightened independence requirements within one year from the effectiveness of our registration statement.

Audit Committee

The Audit Committee, among other things, will be responsible for:

●	appointing; approving the compensation of; overseeing the work of; and assessing the independence, qualifications, and performance of the independent auditor;

●	reviewing the internal audit function, including its independence, plans, and budget;

●	approving, in advance, audit and any permissible non-audit services performed by our independent auditor;

●	reviewing our internal controls with the independent auditor, the internal auditor, and management;

●	reviewing the adequacy of our accounting and financial controls as reported by the independent auditor, the internal auditor, and management;

●	overseeing our financial compliance system; and

●	overseeing our major risk exposures regarding the Company’s accounting and financial reporting policies, the activities of our internal audit function, and information technology.

The Board will adopt a written charter setting forth the authority and responsibilities of the Audit Committee. The Audit Committee will be made up of members that are financially literate, and one member will be required to meet the qualifications of an Audit Committee financial expert.

We believe that, after consummation of this Offering, the functioning of the Audit Committee will comply with the applicable requirements of the rules and regulations of the Nasdaq listing rules and the SEC.

Compensation Committee

The Compensation Committee will be responsible for:

●	reviewing and making recommendations to the Board with respect to the compensation of our officers and directors, including the CEO;

●	overseeing and administering the Company’s executive compensation plans, including equity-based awards;

●	negotiating and overseeing employment agreements with officers and directors; and

●	overseeing how the Company’s compensation policies and practices may affect the Company’s risk management practices and/or risk-taking incentives.

The Board will adopt a written charter setting forth the authority and responsibilities of the Compensation Committee.

The Compensation Committee will be comprised of members who meets the independence criteria applicable to compensation committee members under SEC rules and Nasdaq listing rules. The Compensation Committee will comply with, any applicable requirements of the rules and regulations of Nasdaq listing rules and the SEC.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, among other things, will be responsible for:

●	reviewing and assessing the development of the executive officers and considering and making recommendations to the Board regarding promotion and succession issues;

●	evaluating and reporting to the Board on the performance and effectiveness of the directors, committees and the Board as a whole;

●	working with the Board to determine the appropriate and desirable mix of characteristics, skills, expertise and experience, including diversity considerations, for the full Board and each committee;

●	annually presenting to the Board a list of individuals recommended to be nominated for election to the Board;

●	reviewing, evaluating, and recommending changes to the Company’s Corporate Governance Principles and Committee Charters;

●	recommending to the Board individuals to be elected to fill vacancies and newly created directorships;

●	overseeing the Company’s compliance program, including the Code of Conduct; and

●	overseeing and evaluating how the Company’s corporate governance and legal and regulatory compliance policies and practices, including leadership, structure, and succession planning, may affect the Company’s major risk exposures.

The board of directors will adopt a written charter setting forth the authority and responsibilities of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will be compromised of members who are deemed independent within the meaning of the independent director guidelines of the Nasdaq listing rules.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of the Company’s board of directors or its compensation committee. None of the members of the Company’s compensation committee is, or has ever been, an officer or employee of the company.

Code of Business Conduct and Ethics

Prior to the completion of this offering, the Company’s Board of Directors will adopt a code of business conduct and ethics applicable to its employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of The NASDAQ Stock Market LLC. The code of business conduct and ethics will be publicly available on the Company’s website. Any substantive amendments or waivers of the code of business conduct and ethics or code of ethics for senior financial officers may be made only by the Company’s board of directors and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of the NASDAQ Capital Market.

Corporate Governance Guidelines

Prior to the completion of this offering, the Company’s board of directors will adopt corporate governance guidelines in accordance with the corporate governance rules of The NASDAQ Stock Market LLC.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the years ended December 31, 2018, and 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Jeremy Frommer	2018	$152,879	$135,700					$96,463	(3)	$385,042
Chief Executive Officer	2017	$126,010	$160,350		$189,650			$132,792	(1)	$608,802

Rick Schwartz	2018	$124,476								$124,476
Former President	2017	$119,151			$189,650			$12,944	(2)	$321,745

Justin Maury	2018	$90,846								$90,846
President	2017	$80,923			$134,066					$214,987

(1)	The $132,792 includes payment to Mr. Frommer for living expenses, health insurance and a vehicle allowance.

(2)	The $12,944 includes payment to Mr. Schwartz for health insurance.

(3)	The $96,463 includes payment to Mr. Frommer for living expenses, health insurance and a vehicle allowance.

Employment Agreements

As of September 26, 2019, the Company has not entered into any employment agreements, but intends on entering into such agreements with its Chief Executive Officer and President by the end of fiscal year 2019.

Outstanding Equity Awards at Fiscal Year-End 2018

At December 31, 2018, we had outstanding equity awards as follows:

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Weighted Average Exercise Price	Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Jeremy Frommer (1)	200,000	-	200,000	$7.5	May 22, 2022	-	$-	-	-

Rick Schwartz (1)	200,000	-	200,000	$7.5	May 22, 2022	-	$-	-	-
Justin Maury (2)	167,955	-	167,955	$9.9	May 22, 2022	-	-	-	-

(1)	Effective February 5, 2016, Jeremy Frommer was appointed as our Chief Executive Officer and Rick Schwartz was appointed as our President.

(2)	On January 31, 2019, Rick Schwartz resigned from his position as President. The Board of Directors appointed Justin Maury as President on the same date.

Director Compensation

The following table presents the total compensation for each person who served as a non-employee member of our board of directors and received compensation for such service during the fiscal year ended December 31, 2018. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our board of directors in 2018.

Director	Option Awards (1)	Fees Earned or Paid in Cash	Total
Andrew Taffin	$-	$-	$-
Leonard Schiller		$-	$-
Andrew Taffin	$-	$-	$-
	$-	-	$-

(1)	Amounts shown in this column do not reflect dollar amounts actually received by our non-employee directors. Instead, these amounts represent the aggregate grant date fair value of stock option awards determined in accordance with FASB ASC Topic 718.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for the Company’s common stock, and a liquid trading market for its common stock may not develop or be sustained after this offering. Future sales of substantial amounts of the Company’s common stock in the public market, or the anticipation of these sales, could materially and adversely affect market prices prevailing from time to time, and could impair the Company’s ability to raise capital through sales of equity or equity-related securities.

Only a limited number of shares of the Company’s common stock will be available for sale in the public market for a period of several months after completion of this offering due to contractual and legal restrictions on resale described below. Nevertheless, sales of a substantial number of shares of the Company’s common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could materially and adversely affect the prevailing market price of its common stock. Although the Company intends to list its common stock on the NASDAQ Capital Market, the Company cannot assure you that there will be an active market for its common stock.

Of the shares to be outstanding immediately after the completion of this offering, the Company expects that the 3,100,000 shares to be sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by the Company’s “affiliates,” as that term is defined in Rule 144 under the Securities Act. The Company expects that          of its remaining shares will be subject to the                  -day lock-up period under the lock-up agreements as described below. These restricted securities may be sold in the public market only if the lock-up expires and they are registered or sold pursuant to an exemption from registration, such as Rule 144 or Rule 701 under the Securities Act.

Rule 144

In general, under Rule 144 as currently in effect, once the Company has been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of the Company’s affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares of its common stock proposed to be sold for at least six months is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than Company affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, the Company’s affiliates or persons selling shares of its common stock on behalf of its affiliates are entitled to sell upon expiration of the market standoff agreements and lock-up agreements described above, within any three-month period, a number of shares that does not exceed the greater of:

(a)	1% of the number of shares of the Company’s capital stock then outstanding, which will equal approximately 224,596 shares immediately after this offering; or

(b)	the average weekly trading volume of the Company’s common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by the Company’s affiliates or persons selling shares of its common stock on behalf of its affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of the Company’s common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of the Company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of the Company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701 and until expiration of the             -day lock-up period described below.

Lock-Up Agreements

In connection with this offering, the Company, and its officers, directors and stockholders have agreed to a              -day “lock-up” period from the closing of this offering, with respect to the shares that they beneficially own, including shares issuable upon the exercise of convertible securities and options that are currently outstanding or which may be issued. This means that, for a period of                days following the closing of this offering, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the underwriters. The               -day restricted period is subject to extension upon certain events and the terms of the lock-up agreements may be waived at the underwriters’ discretion. The lock-up restrictions, specified exceptions and the circumstances under which the               -day lock-up period may be extended are described in more detail under “Underwriting.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF THE COMPANY’S COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the ownership and disposition of the Company’s common stock but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. No ruling on the U.S. federal, state, or local tax considerations relevant to the Company’s operations or to the purchase, ownership or disposition of its shares, has been requested from the IRS or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, or under U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions, regulated investment companies or real estate investment trusts;

●	persons subject to the alternative minimum tax or Medicare contribution tax on net investment income;

●	tax-exempt organizations or governmental organizations;

●	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of the Company’s capital stock (except to the extent specifically set forth below);

●	U.S. expatriates and certain former citizens or long-term residents of the United States;

●	partnerships or entities classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

●	persons who hold the Company’s common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

●	persons who hold or receive the Company’s common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

●	persons who do not hold the Company’s common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code; or

●	persons deemed to sell the Company’s common stock under the constructive sale provisions of the Internal Revenue Code.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds the Company’s common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold the Company’s common stock, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of the Company’s common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder (other than a partnership) if you are any holder other than:

●	an individual citizen or resident of the United States (for U.S. federal income tax purposes);

●	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia, or other entity treated as such for U.S. federal income tax purposes;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “U.S. persons” (within the meaning of Section 7701(a)(30) of the Internal Revenue Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

Distributions

As described in “Dividend Policy,” the Company has never declared or paid cash dividends on its common stock and do not anticipate paying any dividends on its common stock in the foreseeable future. However, if the Company does make distributions on its common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both the Company’s current and its accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in the Company’s common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “— Gain on Disposition of common stock.”

Subject to the discussion below on effectively connected income, backup withholding and foreign accounts, any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E, or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. A non-U.S. holder of shares of the Company’s common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to the Company or its paying agent, either directly or through other intermediaries.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by you in the United States) are generally exempt from the withholding tax described above. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

Gain on Disposition of Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of the Company’s common stock unless:

●	the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by you in the United States);

●	you are a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met; or

●	the Company’s common stock constitutes a United States real property interest by reason of its status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of (i) the five-year period preceding your disposition of the Company’s common stock, or (ii) your holding period for its common stock.

The Company believes that it is not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether it is a USRPHC depends on the fair market value of its U.S. real property relative to the fair market value of its other business assets, there can be no assurance that the Company will not become a USRPHC in the future. Even if it becomes a USRPHC, however, as long as the Company’s common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the shorter of (i) the five-year period preceding your disposition of the Company’s common stock, or (ii) your holding period for the Company’s common stock.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year (provided you have timely filed U.S. federal income tax returns with respect to such losses). You should consult any applicable income tax or other treaties that may provide for different rules.

Backup Withholding and Information Reporting

Generally, the Company must report annually to the IRS, regardless of whether any tax was withheld, the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of stock made to you may be subject to information reporting and backup withholding at a current rate of 24% unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E, or another appropriate version of IRS Form W-8.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act, or FATCA, imposes withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of the Company’s common stock paid to “foreign financial institutions” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of the Company’s common stock paid to a “non-financial foreign entity” (as specially defined for purposes of these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding provisions under FATCA generally apply to dividends on our common stock, and under current transition rules, are expected to apply with respect to the gross proceeds from the sale or other disposition of the Company’s common stock on or after January 1, 2019. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in the Company’s common stock.

Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of the Company’s common stock, including the consequences of any proposed change in applicable laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the Company’s common stock, beneficially owned as of September 26, 2019 (i) each person known to the Company to beneficially own more than 5% of its common stock, (ii) each executive officer, director and director nominee and (iii) all officers, directors and director nominees as a group.  The following table is based on the Company having 9,163,813 shares of common stock issued and outstanding as of September 26, 2019. The Company calculated beneficial ownership according to Rule 13d-3 of the Securities Exchange Act of 1934, as amended as of that date.  Shares of the Company’s common stock issuable upon exercise of options or warrants or conversion of notes that are exercisable or convertible within 60 days after March 20, 2019 are included as beneficially owned by the holder, but not deemed outstanding for computing the percentage of any other stockholder for Percentage of common stock Beneficially Owned. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 9,163,813 shares of common stock outstanding at September 26, 2019, plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after September 26, 2019. Beneficial ownership generally includes voting and dispositive power with respect to securities.  Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole dispositive power with respect to all shares beneficially owned.

Name	Shares Beneficially Owned (1)		Percentage Beneficially Owned
Named Executive Officers and Directors
Jeremy Frommer	793,368	(4)	8.47%
Justin Maury	195,377	(5)	2.09%
Leonard Schiller	214,841	(6)	2.34%
Andrew Taffin	124,974	(7)	1.36%
All current directors and officers as a group (4)	1,328,560		13.86%

5% or Greater Stockholders
Chris Gordon	772,716	(2)	8.43%
Arthur Rosen	1,191,603	(3)	13.00%
All 5% or Greater Stockholders as a Group	57,613,599		21.44%

*	less than one percent

(1)	The securities “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC and accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person, as well as other securities over which the person has or shares voting or investment power or securities which the person has the right to acquire within 60 days.

(2)	Includes 772,716 shares of common stock.

(3)	Includes 1,191,603 shares of common stock.

(4)	Includes 593,368 shares of common stock and 200,000 shares of common stock underlying stock options.

(5)	Includes 27,422 shares of common stock and 167,955 shares of common stock underlying stock options.

(6)	Includes 183,296 shares of common stock, 1,545 shares of common stock underlying warrants, and 30,000 shares of common stock underlying stock options.

(7)	Includes 99,974 shares of common stock and 25,000 shares of common stock underlying stock options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions during our fiscal years ended December 31, 2018 and 2017 to which we have been a party, including transactions in which the amount involved in the transaction exceeds the lesser of  $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described elsewhere in this prospectus. We are not otherwise a party to a current related party transaction, and no transaction is currently proposed, in which the amount of the transaction exceeds the lesser of  $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years and in which a related person had or will have a direct or indirect material interest.

The May 2016 Rosen Loan Agreement

On May 26, 2016, the Company entered into a loan agreement (the “May 2016 Rosen Loan Agreement”) with Arthur Rosen, an individual who beneficially holds more than 5% of our capital stock (“Rosen”), pursuant to which on May 26, 2016 (the “Closing Date”), Rosen provided the Company a secured term loan in the principal amount of $1,000,000 (the “May 2016 Rosen Loan”). In connection with the May 2016 Rosen Loan Agreement, on May 26, 2016, the Company and Rosen entered into a security agreement (the “Rosen Security Agreement”), pursuant to which the Company granted to Rosen a senior security interest in substantially all of the Company’s assets as security for repayment of the May 2016 Rosen Loan. Pursuant to the May 2016 Rosen Loan Agreement, the May 2016 Rosen Loan bears interest at a rate of 12.5% per annum, compounded annually and payable on the maturity date of May 26, 2017 (the “May 2016 Rosen Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the May 2016 Rosen Loan are due. The Company entered into an amendment to the May 2016 Rosen Loan extending the May 2016 Rosen Maturity Date to November 26, 2017. As additional consideration for entering in the May 2016 Rosen Loan Agreement, the Company issued Rosen a five-year warrant to purchase 50,000 shares of the Company’s common stock at a purchase price of $2.00 per share (the “May 2016 Rosen Warrant”). The May 2016 Rosen Warrant contains anti-dilution provisions as further described therein. On September 7, 2017 (the “Conversion Date”), Rosen converted all accrued but unpaid interest on the May 2016 Rosen Loan from May 26, 2016 through September 6, 2017 in the amount of $124,306 (the “May 2016 Rosen Loan Interest”) into the Company’s August Convertible Note Offering, after which May 2016 Rosen Loan Interest was deemed paid in full through the Conversion Date. On March 29, 2019, the Company entered into an agreement with Mr. Rosen to further extend the maturity date of this loan to May 15, 2019. On June 3, 2019, this loan was converted into a new secured promissory note (the “June 2019 Loan Agreement”).

The March 2018 Convertible Note Offering

During the three months ended March 31, 2018, the Company conducted multiple closings of a private placement offering to accredited investors, including Jeremy Frommer, our Chief Executive Officer, and Pearl Digital Opportunities Fund, an entity controlled by Arthur Rosen, who beneficially holds more than 5% of our capital stock (the “March 2018 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “Investors”) for aggregate gross proceeds of $239,400.

The March 2018 Convertible Note Offering consisted of a maximum of $900,000, with an over-allotment option of an additional $300,000, of units of the Company’s securities (each, a “March 2018 Unit” and collectively, the “March 2018 Units”), with each March 2018 Unit consisting of (a) a 14% Convertible Secured Promissory Note (each a “March 2018 Note” and together the “March 2018 Notes”), convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at a conversion price of $0.20 per share (the “Conversion Price”), and (b) a four-year warrant (each a “Warrant and together the “Warrants”) to purchase common stock equal to one hundred percent (100%) of the shares into which the Notes can be converted into (“Warrant Shares”) at an exercise price of $4.00 per share (“Exercise Price”). The Notes mature on the second (2nd) anniversary of their issuance dates.

The Conversion Price of the Note and the Exercise Price of the Warrants are subject to adjustment for issuances of the Company’s common stock or any equity linked instruments or securities convertible into the Company’s common stock at a purchase price of less than the prevailing Conversion Price or Exercise Price. Such adjustment shall result in the Conversion Price and Exercise Price being reduced to such lower purchase price, subject to carve-outs as described therein.

The Company recorded a $84,854 debt discount relating to 59,850 warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of these notes to accretion of debt discount and issuance cost.

During the year ended December 31, 2019, the Company converted $239,000 of principal and $15,401 of unpaid interest into the August 2018 Equity Raise (as defined below).

The June 2018 Frommer Loan Agreement

On June 29, 2018, the Company entered into a loan agreement (the “June 2018 Frommer Loan Agreement”) with Jeremy Frommer, our Chief Executive Officer, whereby the Company issued Frommer a promissory note in the principal amount of $10,000 (the “June 2018 Frommer Note”). As additional consideration for entering in the June 2018 Frommer Note Loan Agreement, the Company issued Frommer a four-year warrant to purchase 1,500 shares of the Company’s common stock at a purchase price of $4.00 per share. Pursuant to the June 2018 Frommer Loan Agreement, the June 2018 Frommer Note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018 (the “June 2018 Frommer Maturity Date”). On November 8, 2018 the Company executed upon an agreement that extended the maturity date of the June 2018 Frommer Agreement to March 7, 2019. As part of the extension agreement, the Company issued Frommer an additional 2,043 warrants to purchase common stock of the Company at an exercise price of $6.00. These warrants had a fair value of $4,645 which was recorded to loss on extinguishment of debt. On February 18, 2019 the Company executed upon an agreement that further extended the maturity date of the June 2018 Frommer Agreement to March 7, 2019. As part of the extension agreement, the Company issued Frommer an additional 2,077 warrants to purchase common stock of the Company at an exercise price of $6.00. On March 29, 2019 the Company entered into an agreement with Mr. Frommer that further extended the maturity date of this loan to May 15, 2019. On June 29, 2019 the Company entered into an agreement with Mr. Frommer that further extended the maturity date of this loan to December 15, 2019.

The First July 2018 Schiller Loan Agreement

On July 3, 2018, the Company entered into a loan agreement (the “First July 2018 Schiller Loan Agreement”) with Schiller, a member of the Board, whereby the Company issued Schiller a promissory note in the principal aggregate amount of $35,000 (the “First July 2018 Schiller Note”). As additional consideration for entering in the First July 2018 Schiller Loan Agreement, the Company issued Schiller a four-year warrant to purchase 3,750 shares of the Company’s common stock at a purchase price of $4.00 per share. Pursuant to the agreement, the note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018. Subsequent to the balance sheet date, on November 8, 2018 the Company executed upon an agreement that extended the maturity date of this loan to March 7, 2019. As part of the extension agreement, the Company issued Schiller warrants to purchase 7,149 shares of common stock of the Company at an exercise price of $6.00. On February 18, 2019 the Company executed upon an agreement that further extended the maturity date of the First July 2018 Schiller Loan Agreement to March 7, 2019. As part of the extension agreement, the Company issued Schiller an additional 3,204 warrants to purchase common stock of the Company at an exercise price of $6.00. On March 29, 2019 the Company entered into an agreement with Mr. Schiller that extended the maturity date of this loan to May 15, 2019.

During the 6 months ended June 30, 2019 $15,000 in principal and $863 of unpaid interest was converted into the February 2019 Convertible Note Offering and the loan is no longer outstanding.

The Second July 2018 Schiller Loan Agreement

On July 17, 2018, the Company entered into a loan agreement (the “Second July 2018 Schiller Loan Agreement”) with Schiller, a member of the Board, whereby the Company issued Schiller a promissory note in the principal aggregate amount of $25,000 (the “Second July 2018 Schiller Note”). As additional consideration for entering in the Second July 2018 Schiller Loan Agreement, the Company issued Schiller a four-year warrant to purchase 3,750 shares of the Company’s common stock at a purchase price of $4.00 per share. Pursuant to the Second July 2018 Schiller Loan Agreement, the Second July 2018 Schiller Note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018. Subsequent to the balance sheet date, on November 8, 2018 the Company executed upon an agreement that extended the maturity date of this loan to March 7, 2019. As part of the extension agreement, the Company issued Schiller warrants to purchase 5,095 shares of common stock of the Company at an exercise price of $6.00. On February 18, 2019 the Company executed upon an agreement that further extended the maturity date of the Second July 2018 Schiller Loan Agreement to March 7, 2019. As part of the extension agreement, the Company issued Schiller an additional 5,180 warrants to purchase common stock of the Company at an exercise price of $6.00. On March 29, 2019 the Company entered into an agreement with Mr. Schiller that further extended the maturity date of this loan to May 15, 2019.

During the 6 months ended June 30, 2019 $4,137 in principal was converted into the February 2019 Convertible Note Offering.

The First July 2018 Rosen Loan Agreements

On July 12, 2018, the Company entered into a loan agreement (the “First July 2018 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal aggregate amount of $10,000 (the “First July 2018 Rosen Note”). Pursuant to the First July 2018 Rosen Loan Agreement, the note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018. On November 8, 2018 the Company executed upon an agreement that extended the maturity date of this loan to March 7, 2019. As part of the extension agreement, the Company issued Rosen warrants to purchase 1,377 shares of common stock of the Company at an exercise price of $6.00. On February 18, 2019 the Company executed upon an agreement that further extended the maturity date of the First July 2018 Rosen Loan Agreement to March 7, 2019. As part of the extension agreement, the Company issued Rosen an additional 10,370 warrants to purchase common stock of the Company at an exercise price of $6.00. On March 29, 2019 the Company entered into an agreement with Mr. Rosen that further extended the maturity date of this loan to May 15, 2019.

During the six months ended June 30, 2019 the company repaid $10,000 of principal and $1,123 of unpaid interest and the loan is no longer outstanding.

The Second July 2018 Rosen Loan Agreements

On July 18, 2018, the Company entered into a loan agreement (the “Second July 2018 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal aggregate amount of $50,000 (the “Second July 2018 Rosen Note”) resulting from the conversion of a demand note (as described below). As additional consideration for entering into the Second July 2018 Rosen Loan Agreement, the Company issued Rosen a four-year warrant to purchase 7,500 shares of the Company’s common stock at a purchase price of $6.00 per share. Pursuant to the Second July 2018 Rosen Loan Agreement, the Second July 2018 Rosen Note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018. On November 8, 2018 the Company executed upon an agreement that extended the maturity date of this loan to March 7, 2019. As part of the extension agreement, the Company issued Rosen warrants to purchase 10,198 shares of common stock of the Company at an exercise price of $6.00. On February 18, 2019 the Company executed upon an agreement that further extended the maturity date of the Second July 2018 Rosen Loan Agreement to March 7, 2019. As part of the extension agreement, the Company issued Rosen an additional 2,072 warrants to purchase common stock of the Company at an exercise price of $6.00. On March 29, 2019 the Company entered into an agreement with Mr. Rosen that further extended the maturity date of this loan to May 15, 2019.

During the six months ended June 30, 2019 the company repaid $50,000 of principal and $2,900 of unpaid interest and the loan is no longer outstanding.

The December 2018 Rosen Loan Agreement

On December 27, 2018, the Company entered into a loan agreement (the “December 2018 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal amount of $75,000 (the “December 2018 Rosen Note”). As additional consideration for entering in the December 2018 Rosen Note Loan Agreement, the Company issued Rosen a four-year warrant to purchase 3,750 shares of the Company’s common stock at a purchase price of $6.00 per share. Pursuant to the December 2018 Rosen Loan Agreement, the December 2018 Rosen Note bears interest at a rate of 6% per annum and payable on the maturity date of January 26, 2019 (the “December 2018 Rosen Maturity Date”). On February 18, 2019 the Company executed upon an agreement that further extended the maturity date of the December 2018 Rosen Loan Agreement to March 7, 2019. As part of the extension agreement, the Company issued Rosen an additional 35,194 warrants to purchase common stock of the Company at an exercise price of $6.00. On March 29, 2019 the Company entered into an agreement with Mr. Rosen that extended the maturity date of this loan to May 15, 2019. On August 8, 2019 the Company entered into an agreement further extending the maturity date to September 20, 2019.

UNDERWRITING

                     is acting as the underwriter of the offering, and the Company has entered into an underwriting agreement on the date of this prospectus, with it as underwriter. Subject to the terms and conditions of the underwriting agreement, the Company has agreed to sell to the underwriters and the underwriters have agreed to purchase from us, at the public offering price per share less the underwriting discounts set forth on the cover page of this prospectus.

The underwriters are committed to purchase all the shares of common stock offered by us other than those covered by the option to purchase additional shares described below, if they purchase any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

The Company has agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-allotment Option

The Company has granted the underwriters an over-allotment option. This option, which is exercisable for up to            days after the date of this prospectus, permits the underwriters to purchase a maximum of               additional shares (        % of the shares sold in this offering) from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, it will purchase shares covered by the option at the public offering price per share that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total offering price to the public will be $        and the total net proceeds, before expenses, to us will be $        .

Discount

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us.  The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Total Without Over-Allotment Option	Total With Over Allotment Option
Public offering price	$	$	$
Underwriting discount ( %)*	$	$	$
Proceeds, before expenses, to us	$	$	$

*	The Company shall pay to the underwriters an underwriting discount of % of the public offering price; provided, however, for securities sold to investors sourced through the Company, and as mutually agreed upon by the Company and the Underwriter, then the Company shall pay to Underwriter, in addition to the Non-accountable Expense Allowance, an underwriting discount or spread of % of the public offering price for the shares and the over-allotment shares shall be provided to the underwriters.

The underwriters propose to offer the shares offered by us to the public at the public offering price per share set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of $         per share. If all of the shares offered by us are not sold at the public offering price per share, the underwriters may change the offering price per share and other selling terms by means of a supplement to this prospectus.

The Company will pay the out-of-pocket accountable expenses of the underwriters in connection with this offering.  The underwriting agreement, however, provides that in the event the offering is terminated, any advance expense deposits paid to the underwriters will be returned to the extent that offering expenses are not actually incurred in accordance with FINRA Rule 5110(f)(2)(C).

The Company has agreed to pay the underwriters’ non-accountable expenses allowance equal to           % of the public offering price of the shares. The Company has also agreed to pay for a certain amount of the underwriter’s accountable expenses including actual accountable road show expenses for the offering; prospectus tracking and compliance software for the offering; the reasonable and documented fees and disbursements of the underwriter’s counsel up to an amount of $           ; background checks of the Company’s officers and directors; preparation of bound volumes and cube mementos in such quantities as the underwriter may reasonably request; provided that these actual accountable expenses of the underwriter shall not exceed $         in the aggregate, including the fees and disbursements of the underwriter’s counsel.

The Company estimates that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $          ..

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, the Company, its executive officers, directors and holders of the Company’s common stock and securities exercisable for or convertible into its common stock outstanding immediately upon the closing of this offering,  have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, engage in any short selling of any common stock or securities convertible into or exchangeable or exercisable for any common stock, whether currently owned or subsequently acquired, without the prior written consent of the underwriters, for a period of 180 days from the date of effectiveness of the offering.

The lock-up period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the restricted period, the Company issues an earnings release or announce material news or a material event; or (2) prior to the expiration of the lock-up period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the earnings release, unless the underwriters waive this extension in writing; provided, however, that this lock-up period extension shall not apply to the extent that FINRA has amended or repealed NASD Rule 2711(f)(4), or has otherwise provided written interpretive guidance regarding such rule, in each case, so as to eliminate the prohibition of any broker, dealer, or member of a national securities association from publishing or distributing any research report, with respect to the securities of an emerging growth company (as defined in the JOBS Act) prior to or after the expiration of any agreement between the broker, dealer, or member of a national securities association and the emerging growth company or its stockholders that restricts or prohibits the sale of securities held by the emerging growth company or its stockholders after the initial public offering date.

Underwriter Warrants

The Company has agreed to issue to the underwriters warrants to purchase up to a total of 5% of the shares of common stock sold in this offering (excluding the shares sold through the exercise of the over-allotment option).  The warrants are exercisable at $      per share (125% of the public offering price) commencing on a date which is one year from the effective date of the offering under this prospectus supplement and expiring on a date which is no more than five (5) years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G).  The warrants have been deemed compensation by FINRA and are therefore subject to a 12-month lock-up pursuant to Rule 5110(g)(1) of FINRA.  The underwriters (or their permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 12 months from effectiveness. The warrants may be exercised as to all, or a lesser number of shares of common stock, and will provide for cashless exercise and will contain provisions for one demand registration of the sale of the underlying shares of common stock and unlimited “piggyback” registration rights, both for a period of no greater than five (5) years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(iv). The Company will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders.  The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or the Company’s recapitalization, reorganization, merger or consolidation.  However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by the underwriters, if any, participating in this offering and the underwriters participating in this offering may distribute prospectuses electronically.  The underwriters may agree to allocate a number of shares for sale to its online brokerage account holders.  Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.  Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters in their capacity as underwriters, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

●	Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

●	Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

●	Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over- allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

●	Penalty bids permits the underwriters to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Company’s shares of common stock or preventing or retarding a decline in the market price of its shares of common stock.  As a result, the price of the Company’s common stock or warrants in the open market may be higher than it would otherwise be in the absence of these transactions.  Neither the Company nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the Company’s common stock.  These transactions may be effected on the NASDAQ Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in the Company’s common stock on the NASDAQ Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution.  A passive market maker must display its bid at a price not in excess of the highest independent bid of that security.  However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

The underwriters and their respective affiliates may, in the future provide various investment banking, commercial banking and other financial services for the Company and its affiliates for which they have received, and may in the future receive, customary fees.  However, except as disclosed in this prospectus, the Company has no present arrangements with the underwriters for any further services.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required.  The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction.  Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

DESCRIPTION OF SECURITIES

Authorized and Outstanding Capital Stock

The following description of the Company’s capital stock and provisions of its articles of incorporation and bylaws are summaries and are qualified by reference to the Company’s articles of incorporation and bylaws.

The Company is authorized to issue 35,000,000 shares of capital stock, par value $0.001 per share, of which 15,000,000 are shares of common stock and 20,000,000 are shares of “blank check” preferred stock.

On July 25, 2019, the Company filed a certificate of amendment to its articles of incorporation, as amended (the “Amendment”), with the Secretary of State of the State of Nevada to effectuate a one-for-twenty (1:20) reverse stock split (the “Reverse Stock Split”) of its common stock without any change to its par value. The Amendment became effective on July 30, 2019. The number of shares authorized common stock was proportionately reduced from 300,000,000 to 15,000,000 as a result of the Reverse Stock Split. The number of authorized preferred stock was not affected by the Reverse Stock Split. No fractional shares were issued in connection with the Reverse Stock Split as all fractional shares were “rounded up” to the next whole share.

As of September 26, 2019, the Company had outstanding 9,163,813 shares of common stock held by 283 shareholders of record.

Common Stock

The holders of the Company’s common stock are entitled to one vote per share. In addition, the holders of the Company’s common stock will be entitled to receive dividends ratably, if any, declared by the Company’s board of directors out of legally available funds; however, the current policy of the board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of the Company’s common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of the Company’s common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of the Company’s common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future.

Preferred Stock

The Company’s board of directors are authorized, subject to any limitations prescribed by law, without further vote or action by its stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Company’s board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the Company’s common stock until the board of directors determines the specific rights of the holders of its preferred stock.  However, the effects might include, among other things:

●	Impairing dividend rights of the Company’s common stock;

●	Diluting the voting power of the Company’s common stock;

●	Impairing the liquidation rights of the Company’s common stock; and

●	Delaying or preventing a change of control without further action by the Company’s stockholders.

Blank Check Preferred Stock

The ability to authorize “blank check” preferred stock makes it possible for the Company’s board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire the Company.  These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the Company.

Common Stock Purchase Warrants

As of September 26, 2019 the Company had outstanding warrants to purchase 714,947 shares of its common stock outstanding with various exercise prices and expiration dates, held by 176 warrant holders.

Common Stock Purchase Options

As of September 26, 2019 the Company had stock options to purchase 882,500 shares of its common stock outstanding, all of which were exercisable, with various exercise prices and expiration dates, held by 20 option holders.

Listing

Our shares of common stock are currently quoted on the OTCQB marketplace, operated by OTC Markets Group, under the symbol “JMDA.” We intend to apply to list our common stock on the Nasdaq Capital Market upon our satisfaction of the exchange’s initial listing criteria.

Transfer Agent

The Company’s transfer agent is Pacific Stock Transfer with an address 6725 Via Austi Pkwy, Suite 300 Las Vegas, NV 89119.

Indemnification of Directors and Officers

Our Bylaws provide that we will indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent will not, without more, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. The Company may by action of its Board of Directors, grant rights to indemnification and advancement of expenses to employees and agents of the Company with the same scope and effects as the indemnification provisions for officers and directors.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities under the Securities Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that is it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares of the Company’s common stock offered hereby will be passed upon for the Company by Sheppard, Mullin, Richter & Hampton LLP, New York, New York.

EXPERTS

The financial statements as of and for the year ended December 31, 2018 have been audited by Rosenberg Rich Baker Berman, P.A., 265 Davidson Avenue, Suite 210, Somerset, NJ 08873, an independent registered public accounting firm as set forth in their report and are included in reliance upon such report given as authority of such firm as experts in accounting and auditing. The financial statements as of and for the year ended December 31, 2017 have been audited by Sadler, Gibb & Associates, LLC, 2455 East Parleys Way, Suite 320 Salt Lake City, UT 84109, an independent registered public accounting firm as set forth in their report and are included in reliance upon such report given as authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company has filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock being offered under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to the Company and the securities being offered under this prospectus, please refer to the complete registration statement and the exhibits and schedules filed as a part of the registration statement.

You may read and copy the registration statement, as well as the Company’s reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The SEC’s Internet site can be found at http://www.sec.gov. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge on the SEC’s website.

INDEX TO FINANCIAL STATEMENTS

Jerrick Media Holdings, Inc.

Seller’s Choice,

A Division of Home Revolution, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Jerrick Media Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Jerrick Media Holdings, Inc. (the Company) as of December 31, 2018, and the related statements of operations, stockholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Other Matters

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company had an accumulated deficit at December 31, 2018 and a net loss and net cash used from operating activities for the year then ended. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Rosenberg Rich Baker Berman, P.A.

We have served as the Company’s auditor since 2019.

Somerset, New Jersey

April 1, 2019

(September 27, 2019 to reflect the retroactive effect of the reverse stock split as disclosed in Note 11)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Jerrick Media Holdings, Inc.:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Jerrick Media Holdings, Inc. (“the Company”) as of December 31, 2017, the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2017, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Sadler, Gibb & Associates, LLC

We have served as the Company’s auditor since 2017.

Salt Lake City, UT

May 17, 2018

(September 27, 2019 to reflect the retroactive effect of the reverse stock split as disclosed in Note 11)

Jerrick Media Holdings, Inc.

Consolidated Balance Sheet

	December 31, 2018	December 31, 2017

Assets

Current Assets
Cash	$-	$111,051
Accounts receivable	6,500	1,325
Total Current Assets	6,500	112,376

Property and equipment, net	42,443	48,056

Deferred offering costs	143,146	-

Security deposit	16,836	17,000

Total Assets	$208,925	$177,432

Liabilities and Stockholders’ Deficit

Current Liabilities
Cash overdraft	$33,573	$-
Accounts payable and accrued liabilities	1,246,207	1,462,106
Demand loan	-	10,366
Convertible Notes, net of debt discount and issuance costs	-	96,500
Current portion of capital lease payable	-	4,732
Note payable - related party, net of debt discount	1,223,073	1,249,000
Note payable, net of debt discount and issuance costs	49,926	689,500
Line of credit - related party	-	130,000
Line of credit	-	44,996
Deferred revenue	9,005
Deferred rent	7,800	-

Total Current Liabilities	2,569,584	3,687,200

Non-current Liabilities:
Deferred rent	6,150	-
Convertible Notes - related party, net of debt discount	314	1,345,246
Convertible Notes, net of debt discount and issuance costs	123,481	2,512,293

Total Non-current Liabilities	129,945	3,857,539

Total Liabilities	2,699,529	7,544,739

Commitments and contingencies

Stockholders’ Deficit
Series A Preferred stock, $0.001 par value, 0 and 31,581 shares issued and outstanding, respectively	-	31
Series B Preferred stock, $0.001 par value, 0 and 8,063 shares issued and outstanding, respectively	-	8
Common stock par value $0.001: 15,000,000 shares authorized; 6,475,340 and 1,976,034 issued and outstanding as of December 31, 2018 and 2017 respectively	6,475	1,976
Additional paid in capital	34,100,327	14,424,792
Accumulated deficit	(36,545,065)	(21,775,107)
Less: Treasury stock, 220,000 and 220,000 shares, respectively	(52,341)	(19,007)
	(2,490,604)	(7,367,307)

Total Liabilities and Stockholders’ Deficit	$208,925	$177,432

The accompanying notes are an integral part of these consolidated financial statements.

Jerrick Media Holdings, Inc.

Consolidated Statements of Operations

	For the Year Ended	For the Year Ended
	December 31, 2018	December 31, 2017

Net revenue	$80,898	$95,653

Gross margin	80,898	95,653

Operating expenses
Compensation	2,378,664	2,742,459
Consulting fees	1,086,557	996,522
Research and Development	636,180	590,227
General and administrative	1,665,752	1,328,773

Total operating expenses	5,767,153	5,657,981

Loss from operations	(5,686,255)	(5,562,328)

Other income (expenses)
Interest expense	(923,008)	(477,005)
Accretion of debt discount and issuance cost	(2,090,286)	(1,828,027)
Change In derivative liability	-	(64,346)
Settlement of vendor liabilities	122,886	167,905
Loss on extinguishment of debt	(3,453,137)	(906,531)
Gain (loss) on settlement of debt	16,258	2,079
Impairment of minority investment	-	(83,333)

Other income (expenses), net	(6,327,287)	(3,189,258)

Loss before income tax provision	(12,013,542)	(8,751,586)

Income tax provision	-	-

Net loss	$(12,013,542)	$(8,751,586)

Deemed dividend	174,232	297,323
Inducement expense	2,016,634	-

Net loss attributable to common shareholders	(14,204,408)	(9,048,909)

Per-share data
Basic and diluted loss per share	$(4.16)	$(4.69)

Weighted average number of common shares outstanding	3,418,491	1,930,099

The accompanying notes are an integral part of these consolidated financial statements.

Jerrick Media Holdings, Inc.

Consolidated Statement of Changes in Stockholders’ Equity

For the Years Ended December 31, 2018 and 2017

	Series A Preferred Stock		Series B Preferred Stock		Series D Preferred Stock			Common Stock		Treasury stock		Additional Paid In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares		Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance, December 31, 2016	33,314	33	8,063	8	914		1	1,694,729	1,695	-	-	10,108,143	(13,018,811)	(2,908,933)

Conversion of series A to common stock	(1,733)	(2)	-	-	-		-	57,315	57	-	-	4,653		4,710

Conversion of series D to common stock	-	-	-	-	(914)		(1)	13,316	13	-	-	(12)		-

Common stock issued to settle vendor liabilities	-	-	-	-	-		-	58,955	59	-	-	185,768		185,827

Stock based compensation	-	-	-	-	-		-	39,420	40	-	-	1,248,339		1,248,379

Stock warrants issued with note payable	-	-	-	-	-		-	-	-	-	-	2,487,904		2,487,904

Issuance of common stock for prepaid services	-	-	-	-	-		-	93,382	93	-	-	307,334		307,427

Common stock issued with note payable	-	-	-	-	-		-	18,917	19	-	-	82,663		82,682

Purchase of treasury stock	-	-	-	-	-		-	-	-	(220,000)	(19,007)	-		(19,007)

Dividends	-	-	-	-	-		-	-	-	-	-	-	(4,710)	(4,710)

Net loss for the year ended December 31, 2017	-	-	-	-	-		-	-	-	-	-	-	(8,751,586)	(8,751,586)

Balance, December 31, 2017	31,581	31	8,063	8	-		-	1,976,034	1,976	(220,000)	(19,007)	14,424,792	(21,775,107)	(7,367,307)

Common stock issued to settle vendor liabilities	-	-	-	-	-		-	938	1	-	-	3,374	-	3,375

Stock based compensation	-	-	-	-	-		-	81,849	82	-	-	547,223	-	547,305

Issuance of common stock and warrants in exchange for Series A and accrued dividend	(31,581)	(31)	-		-		-	1,112,488	1,112	-	-	2,199,042	-	2,200,123

Issuance of common stock and warrants in exchange for series B and accrued dividend	-	-	(8,063)		(8)			230,842	231	-	-	468,953		469,184

Cash received for common stock and warrants	-	-	-		-			557,492	557	-	-	2,786,905		2,787,462

Common stock and warrants issued upon conversion of notes payable	-	-	-			-		2,256,447	2,256	-	-	11,938,515		11,940,763

Stock issuance cost	-	-	-			-		210,000	210	-	-	(161,613)		(161,403)

Stock warrants issued with note payable	-	-	-	-	-		-	-	-	-	-	1,660,986	-	1,660,986

Issuance of common stock for prepaid services	-	-	-	-	-		-	30,500	31	-	-	116,269	-	116,300

Common stock issued with note payable	-	-	-	-	-		-	18,750	19	-	-	77,468	-	77,487

BCF issued with note payable	-	-	-	-	-		-	-	-	-	-	38,413	-	38,413

Purchase of treasury stock	-	-	-	-	-		-	-	-	-	(33,334)	-	-	(33,334)

Inducement expense	-	-	-	-	-		-	-	-	-	-	-	(2,016,635)	(2,016,635)

Dividends	-	-	-	-	-		-	-	-	-	-	-	(739,782)	(739,782)

Net loss for the year ended December 31, 2018	-	-	-	-	-		-	-	-	-	-	-	(12,013,542)	(12,013,542)

Balance, December 31, 2018	-	-	-	-	-		-	6,475,340	6,475	(220,000)	(52,341)	34,100,327	(36,545,066)	(2,490,605)

See accompanying notes to the consolidated financial statements

Jerrick Media Holdings, Inc.

Consolidated Statements of Cash Flows

	For the Year Ended	For the Year Ended
	December 31, 2018	December 31, 2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,013,542)	$(8,751,586)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	42,218	38,435
Accretion of debt discount and issuance cost	2,090,286	1,828,027
Share-based compensation	346,954	1,262,377
Gain on settlement of vendor liabilities	(122,886)	(167,905)
Gain on settlement of debt	(16,257)	(2,079)
Impairment of minority investment	-	83,333
Change in fair value of derivative liability	-	64,346
Loss on extinguishment of debt	3,610,049	906,531
Changes in operating assets and liabilities:
Prepaid expenses	40,680	10,000
Accounts receivable	(5,175)	(1,325)
Security deposit	164	21,445
Deferred Revenue	9,005	-
Accounts payable and accrued expenses	1,039,690	855,849
Deferred Rent	6,000	-
Net Cash Used In Operating Activities	(4,972,814)	(3,852,552)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for property and equipment	(27,605)	(14,662)
Net Cash Used In Investing Activities	(27,605)	(14,662)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash overdraft	33,573	-
Net proceeds from issuance of notes	791,833	1,441,585
Repayment of notes	(264,939)	(100,000)
Proceeds from issuance of demand loan	50,000	-
Proceeds from issuance of convertible note	1,525,154	2,201,500
Repayment of convertible notes	(226,250)	(477,777)
Proceeds from issuance of convertible notes - related party	299,852	655,000
Proceeds from issuance of note payable - related party	465,000	529,000
Repayment of note payable - related party	(205,000)	(145,000)
Proceeds from issuance of common stock	2,787,462	-
Proceeds from issuance of line of credit - related party	-	130,000
Repayment of line of credit	(44,996)	(199,574)
Cash paid to preferred holder	(87,111)	-
Cash paid for debt issuance costs	(166,761)	(211,956)
Cash paid for stock issuance costs	(35,115)	-
Purchase of treasury stock	(33,334)	(19,007)
Net Cash Provided By Financing Activities	4,889,368	3,803,771

Net Change in Cash	(111,051)	(63,443)

Cash - Beginning of Year	111,051	174,494

Cash - End of Year	$-	$111,051

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Year for:
Income taxes	$-	$-
Interest	$64,892	$3,534

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Settlement of vendor liabilities	$123,750	$353,732
Debt discount on convertible note	$-	$1,006,753
Debt discount on related party note payable	$-	$198,702
Debt discount on note payable	$-	$483,745
Beneficial conversion feature on convertible notes	$38,413	$-
Accrued dividends	$174,232	$217,985
Warrants issued with debt	$1,133,820
Issuance of common stock for prepaid services	$116,300	$-
Derivative liability ceases to exist	$-	$383,993
Conversion of note payable and interest into convertible notes	$341,442	$765,656
Deferred offering costs	$143,146
Issuance of common stock and warrants in exchange for Series A and accrued dividend	$2,200,123
Issuance of common stock and warrants in exchange for series B and accrued dividend	$469,184
Common stock and warrants issued upon conversion of notes payable	$11,940,763
Conversion of note payable - related party and interest into convertible notes - related party	$-	$801,026

The accompanying notes are an integral part of these consolidated financial statements.

Jerrick Media Holdings, Inc.

December 31, 2018 and 2017

Notes to the Consolidated Financial Statements

Note 1 – Organization and Operations

Jerrick Media Holdings, Inc. (“we,” “us,” the “Company,” or “Jerrick Media” or “Jerrick”) (formerly Great Plains Holdings, Inc. or “GTPH”) was incorporated under the laws of the state of Nevada on December 30, 1999 under the name LILM, Inc. The Company changed its name on December 3, 2013 to Great Plains Holdings, Inc. as part of its plan to diversify its business through the acquisition and operation of commercial real estate, including, but not limited to, self-storage facilities, apartment buildings, 55+ senior manufactured home communities, and other income producing properties. Historically, the Company has principally engaged in the manufacture and marketing of the LiL Marc, a plastic boys’ toilet-training device, which we discontinued as of December 31, 2014.

On February 5, 2016 (the “Closing Date”), GTPH, GPH Merger Sub, Inc., a Nevada corporation and wholly-owned subsidiary of GTPH (“Merger Sub”), and Jerrick Ventures, Inc., a privately-held Nevada corporation headquartered in New Jersey (“Jerrick”), entered into an Agreement and Plan of Merger (the “Agreement”) pursuant to which the Merger Sub was merged with and into Jerrick, with Jerrick surviving as a wholly-owned subsidiary of GTPH (the “Merger”). GTPH acquired, through a reverse triangular merger, all of the outstanding capital stock of Jerrick in exchange for issuing Jerrick’s shareholders (the “Jerrick Shareholders”), pro-rata, a total of 28,500,000 shares of GTPH’s common stock. GTPH assumed 33,415 shares of Jerrick’s Series A Convertible Preferred Stock (the “Jerrick Series A Preferred”) and 8,064 shares of Series B Convertible Preferred Stock (the “Jerrick Series B Preferred”).

In connection with the Merger, on the Closing Date, GTPH and Kent Campbell entered into a Spin-Off Agreement (the “Spin-Off Agreement”), pursuant to which Mr. Campbell purchased from GTPH (i) all of GTPH’s interest in Ashland Holdings, LLC, a Florida limited liability company, and (ii) all of GTPH’s interest in Lil Marc, Inc., a Utah corporation, in exchange for the cancellation of 781,818 shares of GTPH’s Common Stock held by Mr. Campbell. In addition, Mr. Campbell assumed all debts, obligations and liabilities of GTPH, including any existing prior to the Merger, pursuant to the terms and conditions of the Spin-Off Agreement.

Upon closing of the Merger on February 5, 2016, the Company changed its business plan to that of Jerrick Media.

Effective February 28, 2016, GTPH entered into an Agreement and Plan of Merger (the “Statutory Merger Agreement”) with Jerrick, pursuant to which GTPH became the parent company of Jerrick Ventures, LLC, a wholly-owned operating subsidiary of Jerrick (the “Statutory Merger”) and GTPH changed its name to Jerrick Media Holdings, Inc. to better reflect its new business strategy.

Jerrick Media is a technology company focused on the development of digital communities, marketing branded digital content, and e-commerce opportunities. Jerrick’s content distribution platform, Vocal, delivers a robust long-form, digital publishing platform organized into highly engaged niche-communities capable of hosting all forms of rich media content. Through Jerrick’s proprietary algorithm dynamics, Vocal enhances the visibility of content and maximizes viewership, providing advertisers access to target markets that most closely match their interests.

Note 2 – Significant and Critical Accounting Policies and Practices

Management of the Company is responsible for the selection and use of appropriate accounting policies and the appropriateness of accounting policies and their application. Critical accounting policies and practices are those that are both most important to the portrayal of the Company’s financial condition and results and require management’s most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain. The Company’s significant and critical accounting policies and practices are disclosed below as required by generally accepted accounting principles.

Basis of Presentation - Interim Financial Information

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”).

Use of Estimates and Assumptions and Critical Accounting Estimates and Assumptions

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Critical accounting estimates are estimates for which (a) the nature of the estimate is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and (b) the impact of the estimate on financial condition or operating performance is material. The Company’s critical accounting estimates and assumptions affecting the financial statements were:

(i)	Assumption as a going concern: Management assumes that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

(ii)	Fair value of long-lived assets: Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives. The Company considers the following to be some examples of important indicators that may trigger an impairment review: (i) significant under-performance or losses of assets relative to expected historical or projected future operating results; (ii) significant changes in the manner or use of assets or in the Company’s overall strategy with respect to the manner or use of the acquired assets or changes in the Company’s overall business strategy; (iii) significant negative industry or economic trends; (iv) increased competitive pressures; (v) a significant decline in the Company’s stock price for a sustained period of time; and (vi) regulatory changes. The Company evaluates acquired assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events.

(iii)	Valuation allowance for deferred tax assets: Management assumes that the realization of the Company’s net deferred tax assets resulting from its net operating loss (“NOL”) carry–forwards for Federal income tax purposes that may be offset against future taxable income was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are offset by a full valuation allowance. Management made this assumption based on (a) the Company has incurred recurring losses, (b) general economic conditions, and (c) its ability to raise additional funds to support its daily operations by way of a public or private offering, among other factors.

(iv)	Estimates and assumptions used in valuation of equity instruments: Management estimates expected term of share options and similar instruments, expected volatility of the Company’s common shares and the method used to estimate it, expected annual rate of quarterly dividends, and risk-free rate(s) to value share options and similar instruments.

These significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to these estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly.

Actual results could differ from those estimates.

Principles of consolidation

The Company consolidates all majority-owned subsidiaries, if any, in which the parent’s power to control exists.

As of December 31, 2018, the Company’s consolidated subsidiaries and/or entities are as follows:

Name of combined affiliate	State or other jurisdiction of incorporation or organization	Company interest

Jerrick Ventures LLC	The State of Delaware	100%
Jerrick Australia Pty Ltd	Australia	100%

All inter-company balances and transactions have been eliminated.

Jerrick Australia Pty Ltd does not have any operations.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in U.S. GAAP and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses, accounts payable and accrued liabilities and accrued liquidating damages approximate their fair value because of the short maturity of those instruments. Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation is computed by the straight-line method (after taking into account their respective estimated residual values) over the estimated useful lives of the respective assets as follows:

Estimated Useful Life (Years)

Computer equipment and software	3
Furniture and fixture	5
Leasehold improvements	5

Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the consolidated statements of operations.

Investments - Cost Method, Equity Method and Joint Venture

In accordance with sub-topic 323-10 of the FASB ASC (“Sub-topic 323-10”), the Company accounts for investments in common stock of an investee for which the Company has significant influence in the operating or financial policies even though the Company holds 50% or less of the common stock or in-substance common stock.

On January 2, 2013, the Company purchased a minority interest in a business for proceeds of $83,333. The interest was accounted for under the cost method. The Company tests the carrying value annually for impairment. The company recorded an impairment of minority investment of $83,333 during the year ended December 31, 2017.

Commitments and Contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Derivative Liability

The Company evaluates its debt and equity issuances to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with paragraph 815-10-05-4 and Section 815-40-25 of the FASB Accounting Standards Codification. The result of this accounting treatment is that the fair value of the embedded derivative is marked-to-market each balance sheet date and recorded as either an asset or a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the consolidated statement of operations as other income or expense. Upon conversion, exercise or cancellation of a derivative instrument, the instrument is marked to fair value at the date of conversion, exercise or cancellation and then the related fair value is reclassified to equity.

In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification are reclassified to liability at the fair value of the instrument on the reclassification date. Derivative instrument liabilities will be classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument is expected within 12 months of the balance sheet date.

The Company adopted Section 815-40-15 of the FASB Accounting Standards Codification (“Section 815-40-15”) to determine whether an instrument (or an embedded feature) is indexed to the Company’s own stock. Section 815-40-15 provides that an entity should use a two-step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. The Company changed its method of accounting for the debt and warrants through the early adoption of ASU 2017-11 during the year ended December 31, 2017 on a retrospective basis.

The Company utilizes an option pricing model to compute the fair value of the derivative and to mark to market the fair value of the derivative at each balance sheet date. The Company records the change in the fair value of the derivative as other income or expense in the condensed consolidated statements of operations.

Revenue Recognition

On January 1, 2018, we adopted Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Accounting Standards Codification (ASC) Topic 605, Revenue Recognition (Topic 605), using the modified retrospective transition method applied to those contracts which were not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts have not been adjusted and continue to be reported in accordance with our historic accounting under Topic 605. The impact of adopting the new revenue standard was not material to our condensed consolidated financial statements and there was no adjustment to beginning retained earnings on January 1, 2018.

Under Topic 606, revenue is recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.

We determine revenue recognition through the following steps:

●	identification of the contract, or contracts, with a customer;

●	identification of the performance obligations in the contract;

●	determination of the transaction price;

●	allocation of the transaction price to the performance obligations in the contract; and

●	recognition of revenue when, or as, we satisfy a performance obligation.

Revenue disaggregated by revenue source for the years ended December 31, 2018 and 2017 consists of the following:

	Year Ended December 31,
	2018	2017
Branded content	$60,485	14,190
Affiliate sales	11,553	10,016
Other revenue	8,860	71,447
	$80,898	$95,653

Branded Content

Branded content represents the revenue recognized from the Company’s obligation to create and publish branded articles for the Client on the Vocal platform and promote said stories, tracking engagement for the Client. The performance obligation is satisfied when the Company successfully publishes the articles on its platform and meets any required promotional milestones as per the contract. The revenue is recognized over time as the services are performed.

Below are the significant components of a typical agreement pertaining to branded content revenue:

●	The Company will collect fixed fees ranging from $1,000 to $15,000

●	The articles are created and published within three months of the signed agreement, or as previously negotiated with the Client

●	The articles are promoted per the contract and engagement reports are provided to the Client

●	The Client pays 50% at signing and 50% upon completion

●	Most contracts include provisions for Clients to acquire content rights at the end of the campaign for a flat fee

Affiliate sales

Affiliate sales represents the commission the Company receives when a purchase is made through affiliate links placed within content hosted on the Vocal platform. Affiliate revenue is earned on a “click through” basis, upon referring visitors, via said links, to an affiliate’s site and having them complete a specific outcome, most commonly a product purchase. The Company uses multiple affiliate platforms, such as Skimlinks, to form and maintain thousands of vendor relationships. Each vendor establishes their own commission percentage, which typically range from 2-20%. The revenue is recognized upon receipt as reliable estimates could not be made.

Deferred Revenue

Deferred revenue consists of billings and payments from clients in advance of revenue recognition. As of December 31, 2018, the Company had deferred revenue of $9,005. The Company will typically record this as revenue within the next three months as the performance obligations are met.

Accounts Receivable and Allowances

Accounts receivable are recorded and carried when the Company uploads the articles and reaches the required number of views on the platform. We make estimates for the allowance for doubtful accounts and allowance for unbilled receivables based upon our assessment of various factors, including historical experience, the age of the accounts receivable balances, credit quality of our customers, current economic conditions, and other factors that may affect our ability to collect from customers. The Company did not record an allowance during the years ended December 31, 2018 and 2017.

Stock-Based Compensation

The Company recognizes compensation expense for all equity–based payments granted to employees in accordance with ASC 718 “Compensation – Stock Compensation”. Under fair value recognition provisions, the Company recognizes equity–based compensation net of an estimated forfeiture rate and recognizes compensation cost only for those shares expected to vest over the requisite service period of the award.

Restricted stock awards are granted at the discretion of the Company. These awards are restricted as to the transfer of ownership and generally vest over the requisite service periods, typically over a five-year period (vesting on a straight–line basis). The fair value of a stock award is equal to the fair market value of a share of Company stock on the grant date.

The fair value of an option award is estimated on the date of grant using the Black–Scholes option valuation model. The Black–Scholes option valuation model requires the development of assumptions that are inputs into the model. These assumptions are the value of the underlying share, the expected stock volatility, the risk–free interest rate, the expected life of the option, the dividend yield on the underlying stock and the expected forfeiture rate. Expected volatility is benchmarked against similar companies in a similar industry over the expected option life and other appropriate factors. Risk–free interest rates are calculated based on continuously compounded risk–free rates for the appropriate term. The dividend yield is assumed to be zero as the Company has never paid or declared any cash dividends on its Common stock and does not intend to pay dividends on its Common stock in the foreseeable future. The expected forfeiture rate is estimated based on management’s best estimate.

Determining the appropriate fair value model and calculating the fair value of equity–based payment awards requires the input of the subjective assumptions described above. The assumptions used in calculating the fair value of equity–based payment awards represent management’s best estimates, which involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and the Company uses different assumptions, our equity–based compensation could be materially different in the future. In addition, the Company is required to estimate the expected forfeiture rate and recognize expense only for those shares expected to vest. If the Company’s actual forfeiture rate is materially different from its estimate, the equity–based compensation could be significantly different from what the Company has recorded in the current period.

The Company accounts for share–based payments granted to non–employees in accordance with ASC 505-40, “Equity Based Payments to Non–Employees”. The Company determines the fair value of the stock–based payment as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. If the fair value of the equity instruments issued is used, it is measured using the stock price and other measurement assumptions as of the earlier of either (1) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty’s performance is complete. The fair value of the equity instruments is re-measured each reporting period over the requisite service period.

Income Taxes

Income taxes are provided in accordance with ASC No. 740, “Accounting for Income Taxes”. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expense (benefit) results from the net change during the period of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management’s opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Loss Per Share

Basic net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents. In periods when losses are reported, which is the case for the year ended December 31, 2018 and 2017 presented in these consolidated financial statements, the weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive.

The Company had the following common stock equivalents at December 31, 2018 and 2017:

	December 31, 2018	December 31, 2017
Series A Preferred stock	-	9,628
Series B Preferred stock	-	2,046
Options	882,500	887,500
Warrants	5,542,953	2,309,689
Convertible notes - related party	144	354,006
Convertible notes	41,988	887,500
Totals	6,467,585	4,450,369

Reclassifications

Certain prior year amounts in the consolidated financial statements and the notes thereto have been reclassified where necessary to conform to the current year presentation. These reclassifications did not affect the prior period total assets, total liabilities, stockholders’ deficit, net loss or net cash used in operating activities.

Recently Adopted Accounting Guidance

In April 2016, the FASB issued ASU No. 2016-09, “Compensation – Stock Compensation” (topic 718). The FASB issued this update to improve the accounting for employee share-based payments and affect all organizations that issue share-based payment awards to their employees. Several aspects of the accounting for share-based payment award transactions are simplified, including: (a) income tax consequences; (b) classification of awards as either equity or liabilities; and (c) classification on the statement of cash flows. The updated guidance is effective for annual periods beginning after December 15, 2016, including interim periods within those fiscal years. Early adoption of the update is permitted. The adoption of ASU 2016-09 did not have a material effect on its financial position or results of operations or cash flows.

In April 2016, the FASB issued ASU No. 2016-10, “Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing” (topic 606). In March 2016, the FASB issued ASU No. 2016-08, “Revenue from Contracts with Customers: Principal versus Agent Considerations (Reporting Revenue Gross versus Net)” (topic 606). These amendments provide additional clarification and implementation guidance on the previously issued ASU 2014-09, “Revenue from Contracts with Customers”. The amendments in ASU 2016-10 provide clarifying guidance on materiality of performance obligations; evaluating distinct performance obligations; treatment of shipping and handling costs; and determining whether an entity’s promise to grant a license provides a customer with either a right to use an entity’s intellectual property or a right to access an entity’s intellectual property. The amendments in ASU 2016-08 clarify how an entity should identify the specified good or service for the principal versus agent evaluation and how it should apply the control principle to certain types of arrangements. The adoption of ASU 2016-10 and ASU 2016-08 is to coincide with an entity’s adoption of ASU 2014-09, which we adopted for interim and annual reporting periods beginning after December 15, 2017. The adoption of ASU 2016-10 did not have a material effect on its financial position or results of operations or cash flows.

In May 2016, the FASB issued ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients”, which narrowly amended the revenue recognition guidance regarding collectability, noncash consideration, presentation of sales tax and transition and is effective during the same period as ASU 2014-09. The adoption of ASU 2016-12 did not have a material effect on its financial position or results of operations or cash flows.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”). ASU 2016-15 will make eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017. The new standard will require adoption on a retrospective basis unless it is impracticable to apply, in which case it would be required to apply the amendments prospectively as of the earliest date practicable. The adoption of ASU 2016-15 did not have a material effect on its financial position or results of operations or cash flows.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230)”, requiring that the statement of cash flows explain the change in the total cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. This guidance is effective for fiscal years, and interim reporting periods therein, beginning after December 15, 2017 with early adoption permitted. The provisions of this guidance are to be applied using a retrospective approach which requires application of the guidance for all periods presented. The adoption of ASU 2016-18 did not have a material effect on its financial position or results of operations or cash flows.

In July 2017, the FASB issued ASU 2017-11, “Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments with Down Round Features; II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception”. Part I of this update addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as warrants and convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. Part II of this update addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification. This pending content is the result of the indefinite deferral of accounting requirements about mandatorily redeemable financial instruments of certain nonpublic entities and certain mandatorily redeemable noncontrolling interests. The amendments in Part II of this update do not have an accounting effect. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. The Company early adopted the ASU 2017-11 in the year ending December 31, 2017.

In May 2017, the FASB issued ASU 2017-09, “Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting,” which provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. The adoption of ASU 2017-09 did not have a material effect on its financial position or results of operations or cash flows.

Recent Accounting Guidance Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842).” Under ASU 2016-02, lessees will, among other things, require lessees to recognize a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. ASU 2016-02 does not significantly change lease accounting requirements applicable to lessors; however, certain changes were made to align, where necessary, lessor accounting with the lessee accounting model and ASC Topic 606, “Revenue from Contracts with Customers.” ASU 2016-02 will be effective for us on January 1, 2019 and initially required transition using a modified retrospective approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. In July 2018, the FASB issued ASU 2018-11, “Leases (Topic 842) - Targeted Improvements,” which, among other things, provides an additional transition method that would allow entities to not apply the guidance in ASU 2016-02 in the comparative periods presented in the financial statements and instead recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. In December 2018, the FASB also issued ASU 2018-20, “Leases (Topic 842) - Narrow-Scope Improvements for Lessors,” which provides for certain policy elections and changes lessor accounting for sales and similar taxes and certain lessor costs. As of January 1, 2019, the Company adopted ASU 2016-02 and has recorded a right-of-use asset and lease liability on the balance sheet for its operating leases. We elected to apply certain practical expedients provided under ASU 2016-02 whereby we will not reassess(i) whether any expired or existing contracts are or contain leases, (ii) the lease classification for any expired or existing leases and (iii) initial direct costs for any existing leases. We also do not expect to apply the recognition requirements of ASU 2016-02 to any short-term leases (as defined by related accounting guidance). We expect to account for lease and non-lease components separately because such amounts are readily determinable under our lease contracts and because we expect this election will result in a lower impact on our balance sheet.

In October 2016, the FASB issued ASU 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other than Inventory”, which eliminates the exception that prohibits the recognition of current and deferred income tax effects for intra-entity transfers of assets other than inventory until the asset has been sold to an outside party. The updated guidance is effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption of the update is permitted. The Company is currently evaluating the impact of the new standard.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, when adopted, will have a material effect on the accompanying consolidated financial statements.

Note 3 – Going Concern

The Company’s consolidated financial statements have been prepared assuming that it will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the consolidated financial statements, the Company had an accumulated deficit at December 31, 2018, a net loss and net cash used in operating activities for the reporting period then ended. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the issuance of these financial statements, or April 1, 2020.

The Company is attempting to further implement its business plan and generate sufficient revenues; however, its cash position may not be sufficient to support its daily operations. While the Company believes in the viability of its strategy to further implement its business plan and generate sufficient revenues and in its ability to raise additional funds by way of a public or private offering of its debt or equity securities, there can be no assurance to that effect. The ability of the Company to continue as a going concern is dependent upon its ability to further implement its business plan and generate sufficient revenues and its ability to raise additional funds by way of a public or private offering.

The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4 – Property and Equipment

Property and equipment stated at cost, less accumulated depreciation and amortization, consisted of the following:

	December 31, 2018	December 31, 2017
Computer Equipment	$223,574	$234,315
Furniture and Fixtures	61,803	61,803
Leasehold Improvements	25,446	-
	310,823	296,118
Less: Accumulated Depreciation	(268,380)	(248,062)
	$42,443	$48,056

Depreciation expense was $42,218 and $38,435 for the year ended December 31, 2018 and 2017, respectively.

Note 5 – Line of Credit

Line of credit as of December 31, 2018 and 2017 is as follows:

	Outstanding Balances as of
	December 31, 2018	December 31, 2017
Revolving Note	-	44,996
	$-	$44,996

On March 19, 2009, Astoria Surgical Supplies North LLC signed a revolving note (the “Revolving Note”) at PNC Bank (the “Bank”). The outstanding balance of this Revolving Note is limited to $200,000 and expired March 19, 2010. The outstanding balance accrues interest at a variable rate. The interest rate is subject to change based on changes in an independent index which is the highest Prime Rate as published in the “Money Rates” section of the Wall Street Journal. The Company had been in payment default since March 19, 2010; however, on May 3, 2017, the Company agreed to pay back the line of credit by December 1, 2017. On March 23, 2018 the Company sent the final payment for the Revolving Note and the Revolving Note was fully satisfied.

The balance outstanding on the Revolving Note at December 31, 2018 and 2017 was $0 and $44,996, respectively.

Note 6 – Notes Payable

Notes payable as of December 31, 2018 and 2017 is as follows:

	Outstanding Principal as of				Warrants
	December 31, 2018	December 31, 2017	Interest Rate	Maturity Date	Quantity	Exercise Price
The February 2017 Offering	$-	$400,000	12%	September 1, 2017	122,500	$4.00
The June 2017 Loan Agreement	-	50,000	12%	September 1, 2017	1,750	4.00
The First November 2017 Loan Agreement	-	100,000	15%	January 12, 2018	-	-
The Second November 2017 Loan Agreement	-	50,000	15%	January 13, 2018	-	-
The Third November 2017 Loan Agreement	-	100,000	15%	January 13, 2018	-	-
July 2018 Loan Agreement	50,000	-	6%	August 2018	15,000	4.00
	50,000	700,000
Less: Debt Discount	-	(10,500)
Less: Debt Issuance Costs	(74)	-
	$49,926	$689,500

Private Placement Offerings:

The February 2017 Offering

From February 24, 2017 through March 17, 2017, the Company conducted multiple closings of a private placement offering (the “February 2017 Offering”) of the Company’s securities by entering into subscription agreements (the “Subscription Agreements”) with accredited investors (the “Accredited Investors”) for aggregate gross proceeds of $916,585 for which the Accredited Investors received $975,511 in principal value of secured promissory notes with an original issue discount of six percent (6%) (the “February 2017 Offering Notes”) and warrants to purchase the Company’s common stock (the “February 2017 Offering Warrants”).

The February 2017 Offering Notes are convertible into shares of the Company’s common stock at the time of Company’s next round of financing (the “Subsequent Offering”) at a price equal to eighty-five percent (85%) of the price per share offered in the Subsequent Offering (the “Conversion Price”). The February 2017 Offering Warrants have a five-year term. Investors received the February 2017 Offering Warrants in the following amounts: (i) Investors purchasing $150,000 or more of the Offering received a February 2017 Offering Warrant equal to one hundred thirty percent (130%) of the dollar amount invested in the Offering; (ii) investors purchasing at least $100,000 but less than $150,000 of the February 2017 Offering received a February 2017 Offering Warrant equal to one hundred percent (100%) of the dollar amount invested in the Offering; and (iii) investors purchasing less than $100,000 of the Offering received to a February 2017 Offering Warrant equal to seventy percent (70%) of the dollar amount invested in the Offering. The February 2017 Offering Warrants entitle the holder to purchase shares of the Company’s common stock at $4.00 per share (the “Exercise Price”).

The Conversion Price and the Exercise Price are subject to adjustments for issuances of (i) the Company’s common stock, (ii) any equity linked instruments or (iii) securities convertible into the Company’s common stock, at a purchase price of less than the prevailing Conversion Price or Exercise Price. Such adjustments shall result in the Conversion Price or Exercise Price being reduced to such lower purchase price, as described in the February 2017 Offering Notes and the February 2017 Offering Warrants.

Pursuant to the Subscription Agreements, the February 2017 Offering Notes matured on September 1, 2017 (the “February 2017 Offering Maturity Date”). Prior to the February 2017 Offering Maturity Date, investors representing $575,511 in principal value converted their February 2017 Offering Notes into two year, 15% secured convertible promissory notes offered by the Company (the “August 2017 Convertible Note Offering”). The remaining investors representing an aggregate $400,000 in principal of the February 2017 Offering Notes agreed to forbear their right to declare an event of default until December 15, 2017 during which time they retain the right to convert their principal and any accrued but unpaid interest into the August 2017 Convertible Note Offering. In consideration of the forbearance for which the investors will receive a warrant to purchase up to fifteen percent (15%) of the shares of common stock underlying the warrant acquired with the purchase of the February 2017 Offering Notes at a purchase price of $0.20 per share, and the interest on their note would be increased to eighteen percent (18%) from September 1, 2017 through December 15, 2017 or the conversion date, whichever is sooner.

During the year ended December 31, 2018, the Company entered into three forbearance agreement whereby the Company issued the remaining investors of The February 2017 Offering five-year warrants to purchase 25,000 shares of the Company’s common stock at a purchase price of $4.00 per share. These warrants had a fair value of $70,219 which was recorded to loss on extinguishment of debt. The new maturity date of the February 2017 Loan Agreements were from July to September of 2018.

During the year ended December 31, 2018 the Company has repaid $131,606 of principal and $45,931 of unpaid interest. In addition, during the year ended December 31, 2018, the Company converted $268,394 of principal and $21,620 of unpaid interest into 72,243 shares of common stock. Upon conversion of the notes, the Company also issued 36,122 warrants with a grant date fair value of $104,124 which is recorded in Other income (expense) on the accompanying consolidated statement of operations.

The June 2017 Loan Agreement

On June 12, 2017, the Company entered into a loan agreement (the “June 2017 Loan Agreement”) with an individual (the “June 2017 Lender”) whereby the June 2017 Lender issued the Company a promissory note of $50,000 (the “June 2017 Note”). Pursuant to the June 2017 Loan Agreement, the June 2017 Note bears interest at a rate of 10% per annum. As additional consideration for entering in the June 2017 Loan Agreement, the Company issued the June 2017 Lender a five-year warrant to purchase 1,750 shares of the Company’s common stock with an exercise price of $0.20 per share. The maturity date of the June 2017 Note was September 1, 2017 (the “June 2017 Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the June 2017 Note were due.

During the year ended December 31, 2018 the Company repaid $50,000 principal and the debtor forgave the interest of $4,424, which was recorded as a gain on forgiveness of debt on the accompanying consolidated statement of operations.

The July 2017 Loan Agreement

On July 21, 2017, the Company entered into a loan agreement (the “July 2017 Loan Agreement”) with an individual (the “July 2017 Lender”), the July 2017 Lender issued the Company a promissory note of $100,000 (the “July 2017 Note”). Pursuant to the July 2017 Loan Agreement, the July 2017 Note bears interest at a rate of 10% per annum. As additional consideration for entering in the July 2017 Loan Agreement, the Company issued the July 2017 Lender a five-year warrant to purchase 5,000 shares of the Company’s common stock with an exercise price of $4.00 per share. The maturity date of the July 2017 Note was April 21, 2017 (the “July 2017 Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the July 2017 Note were due. On September 28, 2017, the July 2017 Note and accrued but unpaid interest was converted into the Company’s August 2017 Convertible Note Offering.

The First November 2017 Loan Agreement

On November 28, 2017, the Company entered into a loan agreement (the “First November 2017 Loan Agreement”) with an individual (the “First November 2017 Lender”), the First November 2017 Lender issued the Company a promissory note of $100,000 (the “First November 2017 Note”). Pursuant to the First November 2017 Loan Agreement, the First November 2017 Note has interest of fifteen percent (15%), (i) five percent (5%) (i.e. $5,000) shall be payable in cash or convertible into shares of the Company’s restricted common stock at a rate of $4.00 per share, at the option of the Lender, at the Maturity Date; (ii) ten percent (10%) (i.e. $10,000) shall be paid in the form of the Company’s restricted common stock at a rate of $4.00 per share (equivalent to 2,500 shares of the Company’s common stock ). The maturity date of the First November 2017 Note was January 12, 2018 (the “First November 2017 Maturity Date”). On January 12, 2018, the First November 2017 Note and accrued but unpaid interest was converted into the Company’s August 2017 Convertible Note Offering.

The Second November 2017 Loan Agreement

On November 29, 2017, the Company entered into a loan agreement (the “Second November 2017 Loan Agreement”) with an individual (the “Second November 2017 Lender”), the Second November 2017 Lender issued the Company a promissory note of $50,000 (the “Second November 2017 Note”). Pursuant to the Second November 2017 Loan Agreement, the Second November 2017 Note has interest of fifteen percent (15%), (i) five percent (5%) (i.e. $2,500) shall be payable in cash or convertible into shares of the Company’s restricted common stock at a rate of $4.00 per share, at the option of the Lender, at the Maturity Date; (ii) ten percent (10%) (i.e. $5,000) shall be paid in the form of the Company’s restricted common stock at a rate of $4.00 per share (equivalent to 1,250 shares of the Company’s common stock ). The maturity date of the Second November 2017 Note was January 13, 2018 (the “Second November 2017 Maturity Date”). On January 12, 2018, the Second November 2017 Note and accrued but unpaid interest was converted into the Company’s August 2017 Convertible Note Offering.

The Third November 2017 Loan Agreement

On November 29, 2017, the Company entered into a loan agreement (the “Third November 2017 Loan Agreement”) with an individual (the “Third November 2017 Lender”), the Third November 2017 Lender issued the Company a promissory note of $100,000 (the “Third November 2017 Note”). Pursuant to the Third November 2017 Loan Agreement, the Third November 2017 Note has interest of fifteen percent (15%), (i) five percent (5%) (i.e. $5,000) shall be payable in cash or convertible into shares of the Company’s restricted common stock at a rate of $4.00 per share, at the option of the Lender, at the Maturity Date; (ii) ten percent (10%) (i.e. $10,000) shall be paid in the form of the Company’s restricted common stock at a rate of $4.00 per share (equivalent to 2,500 shares of the Company’s common stock). The maturity date of the Third November 2017 Note was January 13, 2018 (the “Third November 2017 Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the Third November 2017 Note are due. On January 12, 2018, the Third November 2017 Note and accrued but unpaid interest was converted into the Company’s August 2017 Convertible Note Offering.

On March 14, 2018, the Company entered into a loan agreement (the “March 2018 Loan Agreement”) with an individual (the “March 2018 Lender”), the March 2018 Lender issued the Company a promissory note of $50,000 (the “March 2018 Note”). Pursuant to the March 2018 Loan Agreement, the March 2018 Note bears interest at a rate of 12% per annum. As additional consideration for entering in the March 2018 Loan Agreement, the Company issued the March 2018 Lender a five-year warrant to purchase 5,000 shares of the Company’s common stock with an exercise price of $4.00 per share. The maturity date of the March 2018 Note was March 29, 2018 (the “March 2018 Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the March 2018 Note were due. On March 29, 2018, the March 2018 Note and accrued but unpaid interest was exchanged for a convertible note under the Company’s March 2018 Convertible Note Offering.

The May 2018 Offering

During the months of May and June 2018, the Company conducted multiple closings with accredited investors (the “May 2018 Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “May 2018 Investors”) for aggregate gross proceeds of $608,500.

The May 2018 Offering consisted of a maximum of $1,200,000 of units of the Company’s securities (each, a “May 2018 Unit” and collectively, the “May 2018 Units”), with each May 2018 Unit consisting of (i) a 13% promissory note (each, a “May 2018 Offering Note” and, together, the “May 2018 Offering Notes”), and (ii) a four-year warrant (“May 2018 Offering Warrant”) to purchase the number of shares of the Company’s common stock equal to three times the principal amount in dollars invested by such investor in each May 2018 Offering Note (the “May 2018 Warrant Shares”) at an exercise price of $4.00 per share (the “May Offering Warrant Exercise Price”), subject to adjustment upon the terms thereof. The May 2018 Offering Notes mature on the nine-month anniversary of their issuance dates.

The Company recorded a $215,032 debt discount relating to 91,275 May 2018 Offering Warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost. During August 2018, the Company converted all outstanding principal unpaid interest into the August 2018 equity raise.

The May Offering Warrant Exercise Price of the May 2018 Offering Warrants are subject to adjustment for issuances of the Company’s common stock or any equity linked instruments or securities convertible into the Company’s common stock at a purchase price of less than the prevailing May 2018 Offering Warrant Exercise Price. Such adjustment shall result in the May 2018 Offering Warrant Exercise Price being reduced to such lower purchase price, subject to carve-outs as described therein.

During the nine months ended December 31, 2018, the Company converted $608,500 of principal and $723,780 of unpaid interest into the August 2018 equity raise (as defined below).

July 2018 Loan Agreements

In July 2018, the Company received gross proceeds of $100,000 from the issuance of notes payable. As additional consideration for entering into the debentures, the Company issued the investor a 4-year warrant to purchase 15,000 shares of the Company’s common stock at a purchase price of $4.00 per share. The Company recorded a $34,569 debt discount relating to these warrants issued to these investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of this note to accretion of debt discount and issuance cost.

On November 8, 2018 the Company executed upon agreements that extended the maturity dates of these loans to March 7, 2019. As part of the extension agreements, the Company issued 10,203 warrants to purchase common stock of the Company at an exercise price of $6.00.

During the year ended December 31, 2018 the Company has repaid $50,000 of principal and $1,700 of unpaid interest.

August 2018 Loan Agreements

On August 30, 2018, the Company received gross proceeds of $33,333 from the issuance of a note payable. As additional consideration for entering into the debenture, the Company issued the investor a 4-year warrant to purchase 1,667 shares of the Company’s common stock at a purchase price of $4.00 per share. The Company recorded a $4,178 debt discount relating to these warrants issued to this investor based on the relative fair value of each equity instrument on the dates of issuance. The debt discount was fully accreted during the nine months ended December 31, 2018. On September 7, 2018 the Company has repaid $33,333 in principal.

Note 7 – Convertible Note Payable

Convertible notes payable as of December 31, 2018 and 2017 is as follows:

	Outstanding Principal as of						Warrants
	December 31, 2018	December 31, 2017	Interest Rate	Conversion Price		Maturity Date	Quantity	Exercise Price
The November 2016 Convertible Note Offering	$-	$25,000	10%	6.00		November 1, 2017	20,000	$6.00
The June 2017 Convertible Note Offering	-	71,500	12%	Not Applicable		September 1, 2017	5,735	4.00
The August 2017 Convertible Note Offering	-	2,943,884	15%	4.00	(*)	August – November 2019	735,821	4.00
The First December 2017 Note	-	100,000	15%	4.00	(*)	December 21, 2019	25,000	4.00
The February 2018 Convertible Note Offering	75,000	-	15%	4.00	(*)	January – February 2020	253,919	4.00
The January 2018 Note	-	-		4.00	(*)	January 12, 2020	17,190	4.00
The February 2018 Note	-	-	18%	4.00	(*)	February 8, 2020	4,075	4.00
The March 2018 Convertible Note Offering	75,000	-	14%	4.00	(*)	March – April 2020	240,342	4.00
	150,000	3,140,384
Less: Debt Discount	(17,280)	(452,022)
Less: Debt Issuance Costs	(9,239)	(79,569)
	123,481	2,608,793
Less: Current Debt	-	(96,500)
Total Long-Term Debt	$123,481	$2,512,293

(*)	As subject to adjustment as further outlined in the notes

The November 2016 Convertible Note Offering

During the months of November and December 2016, the Company issued convertible notes to third party lenders totaling $400,000 (the “November 2016 Convertible Note Offering”). These notes accrued interest at a rate of 10% per annum and matured with interest and principal both due between November 1, 2017 through December 29, 2017. The notes and accrued interest are convertible at a conversion price as defined therein. In addition, in connection with these notes the Company issued five-year warrants to purchase an aggregate of 20,000 shares of Company common stock at a purchase price of $4.00 per share. These investors converted $375,000 of principal and $30,719 of interest into the August 2017 Convertible Note Offering.

During the year December 2018, the Company converted $25,000 of principal and $4,417 of unpaid interest into the August 2018 Equity Raise (as defined below).

The June 2017 Convertible Note Offering

During the month of June 2017 the Company issued convertible notes to third party lenders totaling $71,500. These notes accrued interest at 12% per annum and matured with interest and principal both due on September 1, 2017. These notes and accrued interest may be converted into a subsequent offering at a 15% discount to the offering price are convertible at a conversion price as defined therein. In addition, the Company issued warrants to purchase 3,378 shares of Company common stock. These warrants entitle the holders to purchase the Company’s common stock at a purchase price of $4.00 per share for a period of five years from the issue date. As of December 31, 2017, the Company was currently in default on $71,500 in principal due on these notes. On February 8, 2018, the Company paid these notes and is no longer in default.

The July 2017 Convertible Offering

During the month of July 2017, the Company entered into Securities Purchase Agreements and conducted closings of a private placement offering (the “July 2017 Convertible Note Offering”) of the Company’s securities for aggregate gross proceeds of $445,000. In aggregate, the Company entered into Securities Purchase Agreements with three accredited investors for (i) the issuance and sale of 8.5% Convertible Redeemable Debentures, containing a ten percent (10%) original issuance discount, due April 18, 2018 (the “Debentures”) and (ii) the issuance and sale of five-year Common Stock Purchase Warrants to purchase up to 38,938 shares of the Company’s common stock, par value $0.001 per share. The Warrants were immediately exercisable upon issuance at an exercise price of $4.00 per share, subject to adjustment, and expire five years from the date of issuance. The accredited investors also received a total of 12,250 shares of the Company’s common stock as inducement for participating in the July 2017 Convertible Note Offering (the “Consideration Shares”).

During September 8, 2017 through September 13, 2017, the Company redeemed the 8.5% Convertible Redeemable Debentures by paying the three accredited investors an aggregate $606,812 representing 117.5% of the principal along with interest. Pursuant to such redemption, the Debentures are no longer in full force and effect.

The Company also repurchased 11,000 consideration shares of one of the accredited investors for $19,007, cancelling the accredited investor’s Consideration Shares.

Due to the fact that these convertible notes have an option to convert at a variable amount, they are subject to derivative liability treatment. The Company has applied ASC 815, due to the potential for settlement in a variable quantity of shares. The conversion feature has been measured at fair value using a Black Scholes model at the issuance date and the period end. The conversion feature of The July 2017 Convertible Offering issued during the year ended December 31, 2017, gave rise to a derivative liability of $332,942 which was recorded as a debt discount. The debt discount is charged to accretion of debt discount and issuance cost ratably over the term of the convertible note.

The Company recorded an $78,823 debt discount relating to 38,938 warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

The August 2017 Convertible Note Offering

From August through November of 2017, the Company conducted multiple closings of a private placement offering to accredited investors (the “August 2017 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “August 2017 Investors”) for aggregate gross proceeds of $1,585,000. In addition, $1,217,177 of the Company’s short-term debt along with accrued but unpaid interest of $40,146 was converted into the August 2017 Convertible Note Offering. These conversions resulted in the issuance of 339,571 warrants with a fair value of $583,681 and an original issue discount of $101,561. These were recorded as a loss on extinguishment of debt.

The August 2017 Convertible Note Offering consisted of a maximum of $6,000,000 of units of the Company’s securities (each, a “August 2017 Unit” and collectively, the “August 2017 Units”), with each August 2017 Unit consisting of (a) a 15% Convertible Secured Promissory Note (each a “August 2017 Offering Note”, and together the “August 2017 Offering Notes”), convertible into shares of the Company’s common stock (“August 2017 Offering Conversion Shares”) at a conversion price of $4.00 per share (the “August 2017 Note Conversion Price”), and (b) a five-year warrant (each a “August 2017 Offering Warrant and together the “August 2017 Offering Warrants”) to purchase common stock equal to one hundred percent (100%) of the shares into which the August 2017 Offering Notes can be converted into (“August 2017 Offering Warrant Shares”) at an exercise price of $4.00 per share (“August 2017 Offering Warrant Exercise Price”). The August 2017 Offering Notes mature on the second (2nd) anniversary of their issuance dates.

The August 2017 Note Conversion Price and the August 2017 Offering Warrant Exercise Price are subject to adjustment for issuances of the Company’s common stock or any equity linked instruments or securities convertible into the Company’s common stock at a purchase price of less than the prevailing August 2017 Note Conversion Price or August 2017 Offering Warrant Exercise Price. Such adjustment shall result in the August 2017 Note Conversion Price and August 2017 Offering Warrant Exercise Price being reduced to such lower purchase price, subject to carve-outs as described therein.

The Company recorded a $472,675 debt discount relating to 396,250 August 2017 Offering Warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

In connection with the August 2017 Convertible Note Offering, the Company paid a placement agent a cash fee of $90,508 to for services rendered in connection therewith on a “best-efforts” basis, which was recorded as issuance cost and is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the year ended December 31, 2018, the Company converted $2,830,764 of principal and $409,287 of unpaid interest into the August 2018 Equity Raise (as defined below).

During the year ended December 31, 2018 the Company has repaid $114,000 of principal and $18,410 of unpaid interest.

The First December 2017 Note

On December 27, 2017, the Company issued a convertible note to a third-party lender totaling $100,000 (the “First December 2017 Note”). The First December 2017 Note accrues interest at 15% per annum and matures with interest and principal both due on December 27, 2019. In addition, the Company issued a warrant to purchase 25,000 shares of Company common stock. The warrant entitles the holder to purchase the Company’s common stock at a purchase price of $4.00 per share for a period of five years from the issue date. The Company recorded a $35,525 debt discount relating to the warrants issued to the investor based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of the note The First December 2017 Note and accrued interest is convertible at a conversion price of $4.00 per share, subject to adjustment. The First December 2017 Note is secured by a second priority lien on the assets of the Company.

During the year ended December 31, 2018, the Company converted $100,000 of principal and $10,292 of unpaid interest into the August 2018 Equity Raise (as defined below).

The February 2018 Convertible Note Offering

During the year ended December 31, 2018, the Company conducted multiple closings of a private placement offering to accredited investors (the “February 2018 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “February 2018 Investors”) for aggregate gross proceeds of $725,000. In addition, $250,000 of the Company’s short-term debt along with accrued but unpaid interest of $40,675 was exchanged for convertible debt in the February 2018 Offering. These conversions resulted in the issuance of 72,669 warrants with a fair value of $181,139. These were recorded as a loss on extinguishment of debt.

The February 2018 Convertible Note Offering consisted of a maximum of $750,000 of units of the Company’s securities (each, a “February 2018 Unit” and collectively, the “February 2018 Units”), with each February 2018 Unit consisting of (a) a 15% Convertible Secured Promissory Note (each a “February 2018 Convertible Note” and together the “February 2018 Convertible Notes”), convertible into shares of the Company’s common stock, par value $.001 per share (“February 2018 Conversion Shares”) at a conversion price of $4.00 per share (the “February 2018 Note Conversion Price”), and (b) a five-year warrant (each a “February 2018 Offering Warrant and together the “February 2018 Offering Warrants”) to purchase common stock equal to one hundred percent (100%) of the shares into which the February 2018 Convertible Notes can be converted into (“February 2018 Warrant Shares”) at an exercise price of $4.00 per share (“February 2018 Warrant Exercise Price”). The February 2018 Offering Notes mature on the second (2nd) anniversary of their issuance dates. The February 2018 Offering Notes are secured by a second priority security interest in the Company’s assets up to $1,000,000.

The February 2018 Note Conversion Price and the February 2018 Offering Warrant Exercise Price are subject to adjustment for issuances of the Company’s common stock or any equity linked instruments or securities convertible into the Company’s common stock at a purchase price of less than the prevailing Conversion Price or Exercise Price. Such adjustment shall result in the Conversion Price and Exercise Price being reduced to such lower purchase price, subject to carve-outs as described therein.

The conversion feature of the February 2018 Convertible Note Offering provides for an effective conversion price that is below market value on the date of issuance. Such feature is normally characterized as a beneficial conversion feature (“BCF”). When the Company records a BCF the relative fair value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument. The Company recorded a BCF and related debt discount of $37,350, the discount is being accreted over the life of the first Debenture to accretion of debt discount and issuance cost.

The Company recorded a $316,875 debt discount relating to 181,250 February 2018 Offering Warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of these notes to accretion of debt discount and issuance cost.

In connection with the February 2018 Convertible Note Offering, the Company retained a placement agent (the “Placement Agent”), to carry out the Offering on a “best-efforts” basis. For services in its capacity as Placement Agent, the Company has paid the Placement Agent a cash fee of $94,250 and issued to the Placement Agent shares of the Company’s common stock equal to ten percent (10%) of the Conversion Shares underlying the February 2018 Convertible Notes or 18,125 shares that had a fair value of $74,881, which was recorded as issuance cost and is being accreted over the life of these notes to accretion of debt discount and issuance cost.

During the year ended December 31, 2018, the Company converted $940,675 of principal and $86,544 of unpaid interest into the August 2018 Equity Raise (as defined below).

The January 2018 Note

On January 12, 2018, the Company issued a convertible note to a third-party lender totaling $68,761 to settle an outstanding vendor liability (the “January 2018 Note”). The January 2018 Note accrues interest at 15% per annum and matures with interest and principal both due on January 12, 2020. The conversions resulted in the issuance of 17,190 warrants with a fair value of $42,850. These were recorded as a loss on extinguishment of debt. The warrant entitles the holder to purchase the Company’s common stock at a purchase price of $4.00 per share for a period of five years from the issue date. The January 2018 Note and accrued interest is convertible at a conversion price of $0.20 per share, subject to adjustment. The January 2018 Note is secured by a second priority lien on the assets of the Company.

During the year ended December 31, 2018, the Company exchanged $68,761 of principal and $7,212 of unpaid interest pursuant to the August 2018 Equity Raise (as defined below).

The February 2018 Note

On February 8, 2018, the Company issued a convertible note to a third-party lender totaling $40,750 (the “February 2018 Note”). The February 2018 Note accrues interest at 18% per annum and matures with interest and principal both due on February 8, 2020. In addition, the Company issued a warrant to purchase 4,075 shares of Company common stock. The warrant entitles the holder to purchase the Company’s common stock at a purchase price of $4.00 per share for a period of five years from the issue date. The Company recorded a $7,963 debt discount relating to the warrants issued to the investor based on the relative fair value of each equity instrument on the dates of issuance and an original issue discount of $5,298. The debt discount is being accreted over the life of the note. The February 2018 Note and accrued interest is convertible at a conversion price of $0.20 per share, subject to adjustment. The February 2018 Note is secured by a second priority lien on the assets of the Company.

During the year ended December 31, 2018 the Company has repaid $40,750 of principal and $3,548 of unpaid interest.

The March 2018 Convertible Note Offering

During the year ended December 31, 2018, the Company conducted multiple closings of a private placement offering to accredited investors (the “March 2018 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “March 2018 Investors”) for aggregate gross proceeds of $770,000. In addition, $50,000 of the Company’s short-term debt, $767 accrued but unpaid interest and $140,600 of the Company’s vendor liabilities was exchanged for convertible debt within the March 2018 Convertible Note Offering. These conversions resulted in the issuance of 47,842 warrants with a fair value of $84,087. These were recorded as a loss on extinguishment of debt.

The March 2018 Convertible Note Offering consisted of a maximum of $900,000, with an over-allotment option of an additional $300,000 of units of the Company’s securities (each, a “March 2018 Unit” and collectively, the “March 2018 Units”), with each March 2018 Unit consisting of (a) a 14% Convertible Secured Promissory Note (each a “March 2018 Note” and together the “March 2018 Notes”), convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at a conversion price of $4.00 per share (the “Conversion Price”), and (b) a four-year warrant (each a “Warrant and together the “Warrants”) to purchase common stock equal to one hundred percent (100%) of the shares into which the Notes can be converted into (“Warrant Shares”) at an exercise price of $4.00 per share (“Exercise Price”). The March 2018 Notes mature on the second (2nd) anniversary of their issuance dates.

The Conversion Price of the March 2018 Note and the Exercise Price of the Warrants are subject to adjustment for issuances of the Company’s common stock or any equity linked instruments or securities convertible into the Company’s common stock at a purchase price of less than the prevailing Conversion Price or Exercise Price. Such adjustment shall result in the Conversion Price and Exercise Price being reduced to such lower purchase price, subject to carve-outs as described therein.

The Company recorded a $254,788 debt discount relating to 240,342 warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the year ended December 31, 2018, the Company converted $886,367 of principal and $51,293 of unpaid interest pursuant to the August 2018 Equity Raise (as defined below).

Note 8 – Related Party Loans

Convertible notes

Convertible notes payable – related party as of December 31, 2018 and 2017 is as follows:

	Outstanding Principal as of				Warrants
	December 31, 2018	December 31, 2017	Interest Rate	Maturity Date	Quantity	Exercise Price
The August 2017 Convertible Note Offering	$-	$1,416,026	15%	August – October 2019	229,473	$4.00
The Second December 2017 Note	-	100,000	15%	December 21, 2019	25,000	4.00
The February 2018 Convertible Note Offering	-	-	15%	January – February 2020	6,250	4.00
The Second February 2018 Note	-	-	20%	September 30, 2018	4,075	4.00
The March 2018 Convertible Note Offering	400	-	14%	March 2020	59,850	4.00
	400	1,516,026
Less: Debt Discount	(72)	(170,780)
Less: Debt Issuance Costs	-	-
	328	1,345,246
Less: Current Debt	-	-
Total Long-Term Debt	$328	$1,345,246

The August 2017 Convertible Note Offering

During the year ended December 31, 2017, the Company conducted multiple closings of a private placement offering to accredited investors (the “The August 2017 Convertible Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “August 2017 Investors”) for aggregate gross proceeds of $505,000. In addition, $645,000 of the Company’s short-term debt along with accrued but unpaid interest of $206,026 was converted into the August 2017 Convertible Offering. These conversions resulted in the issuance of 227,756 warrants with a fair value of $440,157 and the increase of principal of $60,000. These resulted in a loss on extinguishment of debt of $500,157.

The Company offered, through a placement agent, $6,000,000 of units of its securities (each, an “August 2017 Unit” and collectively, the “August 2017 Units”), with each August 2017 Unit consisting of (a) a 15% Convertible Secured Promissory Note (each a “August 2017 Note” and together the “August 2017 Notes”), convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at a conversion price of $4.00 per share (the “Conversion Price”), and (b) a five-year warrant (each a “Warrant and together the “Warrants”) to purchase common stock equal to one hundred percent (100%) of the shares into which the Notes can be converted into (“Warrant Shares”) at an exercise price of $4.00 per share (“Exercise Price”). The August 2017 Notes mature on the second (2nd) anniversary of their issuance dates.

The Conversion Price of the August 2017 Note and the Exercise Price of the Warrants are subject to adjustment for issuances of the Company’s common stock or any equity linked instruments or securities convertible into the Company’s common stock at a purchase price of less than the prevailing Conversion Price or Exercise Price. Such adjustment shall result in the Conversion Price and Exercise Price being reduced to such lower purchase price, subject to carve-outs as described therein.

The Company recorded a $160,700 debt discount relating to 126,250 warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of these notes to accretion of debt discount and issuance cost.

During the year ended December 31, 2018, the Company converted $1,416,026 of principal and $202,362 of unpaid interest pursuant to the August 2018 Equity Raise (as defined below).

The Second December 2017 Note

On December 21, 2017, the Company issued a convertible note to a third-party lender totaling $100,000 (the “Second December 2017 Note”). The Second December 2017 Note accrues interest at 15% per annum and matures with interest and principal both due on December 27, 2019. In addition, the Company issued a warrant to purchase 25,000 shares of Company common stock. The warrant entitles the holder to purchase the Company’s common stock at a purchase price of $4.00 per share for a period of five years from the issue date. The Company recorded a $36,722 debt discount relating to the warrants issued to the investor based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of the note The Second December 2017 Note and accrued interest is convertible at a conversion price of $4.00 per share, subject to adjustment. The Second December 2017 Note is secured as a second priority lien on the assets of the Company.

During the year ended December 31, 2018, the Company converted $100,000 of principal and $10,542 of unpaid interest pursuant to the August 2018 Equity Raise (as defined below) and the note is no longer outstanding.

The February 2018 Convertible Note Offering

During the year ended December 31, 2018, the Company conducted multiple closings of a private placement offering to accredited investors (the “February 2018 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “Investors”) for aggregate gross proceeds of $25,000.

The February 2018 Convertible Note Offering consisted of a maximum of $750,000 of units of the Company’s securities (each, a “February 2018 Unit” and collectively, the “February 2018 Units”), with each February 2018 Unit consisting of (a) a 15% Convertible Secured Promissory Note (each a “February 2018 Note” and together the “February 2018 Notes”), convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at a conversion price of $4.00 per share (the “Conversion Price”), and (b) a five-year warrant (each a “Warrant and together the “Warrants”) to purchase common stock equal to one hundred percent (100%) of the shares into which the February 2018 Notes can be converted into (“Warrant Shares”) at an exercise price of $4.00 per share (“Exercise Price”). The February 2018 Notes mature on the second (2nd) anniversary of their issuance dates. The February 2018 Notes are secured by a second priority security interest in the Company’s assets up to $1,000,000.

The Conversion Price of the Note and the Exercise Price of the Warrants are subject to adjustment for issuances of the Company’s common stock or any equity linked instruments or securities convertible into the Company’s common stock at a purchase price of less than the prevailing Conversion Price or Exercise Price. Such adjustment shall result in the Conversion Price and Exercise Price being reduced to such lower purchase price, subject to carve-outs as described therein.

The conversion feature of the February 2018 Convertible Note Offering provides for an effective conversion price that is below market value on the date of issuance. Such feature is normally characterized as a beneficial conversion feature (“BCF”). When the Company records a BCF the relative fair value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument. The Company recorded a BCF and related debt discount of $1,063, the discount is being accreted over the life of the first Debenture to accretion of debt discount and issuance cost.

The Company recorded a $11,054 debt discount relating to 6,250 warrants issued to Investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

In connection with the Offering, the Company retained Network 1 Financial Securities, Inc. (the “Placement Agent”), to carry out the Offering on a “best-efforts” basis. For services in its capacity as Placement Agent, the Company has paid the Placement Agent a cash fee of $3,250 and issued to the Placement Agent shares of the Company’s common stock equal to ten percent (10%) of the Conversion Shares underlying the Notes or 625 shares that had a fair value of $2,606, which was recorded as issuance cost and is being accreted over the life of these notes to accretion of debt discount and issuance cost.

During the year ended December 31, 2018, the Company converted $25,000 of principal and $2,219 of unpaid interest pursuant to the August 2018 Equity Raise (as defined below).

The Second February 2018 Note

On February 8, 2018, the Company issued a convertible note to a third-party lender totaling $40,750 (the “Second February 2018 Note”). The Second February 2018 Note accrues interest at 18% per annum and matures with interest and principal both due on December 31, 2018. In addition, the Company issued a warrant to purchase 4,075 shares of Company common stock. The warrant entitles the holder to purchase the Company’s common stock at a purchase price of $4.00 per share for a period of five years from the issue date. The Company recorded a $7,963 debt discount relating to the warrants issued to the investor based on the relative fair value of each equity instrument on the dates of issuance and an original issue discount of $5,298. The debt discount is being accreted over the life of the note The Second February 2018 Note and accrued interest is convertible at a conversion price of $4.00 per share, subject to adjustment. The Second February 2018 Note is secured as a second priority lien on the assets of the Company.

During the year ended December 31, 2018, the Company has repaid $5,298 in principal. In addition, the Company converted $35,452 of principal and $4,116 of unpaid interest into the August 2018 Equity Raise (as defined below).

The March 2018 Convertible Note Offering

During the year ended December 31, 2018, the Company conducted multiple closings of a private placement offering to accredited investors (the “March 2018 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “Investors”) for aggregate gross proceeds of $239,400.

The March 2018 Convertible Note Offering consisted of a maximum of $900,000, with an over-allotment option of an additional $300,000, of units of the Company’s securities (each, a “March 2018 Unit” and collectively, the “March 2018 Units”), with each March 2018 Unit consisting of (a) a 14% Convertible Secured Promissory Note (each a “March 2018 Note” and together the “March 2018 Notes”), convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at a conversion price of $4.00 per share (the “Conversion Price”), and (b) a four-year warrant (each a “Warrant and together the “Warrants”) to purchase common stock equal to one hundred percent (100%) of the shares into which the Notes can be converted into (“Warrant Shares”) at an exercise price of $4.00 per share (“Exercise Price”). The Notes mature on the second (2nd) anniversary of their issuance dates.

The Conversion Price of the Note and the Exercise Price of the Warrants are subject to adjustment for issuances of the Company’s common stock or any equity linked instruments or securities convertible into the Company’s common stock at a purchase price of less than the prevailing Conversion Price or Exercise Price. Such adjustment shall result in the Conversion Price and Exercise Price being reduced to such lower purchase price, subject to carve-outs as described therein.

The Company recorded a $84,854 debt discount relating to 59,850 warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of these notes to accretion of debt discount and issuance cost.

During the year ended December 31, 2018, the Company converted $239,000 of principal and $15,401 of unpaid interest into the August 2018 Equity Raise (as defined below).

Notes payable

Notes payable – related party as of December 31, 2018 and 2017 is as follows:

	Outstanding Principal as of				Warrants
	December 31, 2018	December 31, 2017	Interest Rate	Maturity Date	Quantity	Exercise Price
The May 2016 Rosen Loan Agreement	$1,000,000	$1,000,000	13%	November 26, 2017	50,000	$6.00
The September 2017 Rosen Loan Agreement	-	224,000	18%	September 24, 2017	6,250	4.00
The November 2017 Schiller Loan Agreement	-	25,000	15%	December 31, 2017	-	-
The May 2018 Schiller Loan Agreements	-	-	13%	February 2, 2019	15,000	4.00
The June 2018 Frommer Loan Agreement	10,000	-	6%	August 17, 2018	1,500	4.00
The July 2018 Rosen Loan Agreement	56,695	-	6%	August 17, 2018	1,500	4.00
The July 2018 Schiller Loan Agreements	40,000	-	6%	August 17, 2018	7,500	4.00
The December 2018 Gravitas Loan Agreement	50,000	-	6%	January 22, 2019	2,500	4.00
The December 2018 Rosen Loan Agreement	75,000	-	6%	January 26, 2019	3,750	4.00
	1,231,695	1,249,000
Less: Debt Discount	(8,125)	-
	1,223,570
Less: Current Debt	(1,223,570)	-
	$-	$1,249,000

The May 2016 Rosen Loan Agreement

On May 26, 2016, the Company entered into a loan agreement (the “May 2016 Rosen Loan Agreement”) with Arthur Rosen, an individual (“Rosen”), pursuant to which on May 26, 2016 (the “Closing Date”), Rosen provided the Company a secured term loan in the principal amount of $1,000,000 (the “May 2016 Rosen Loan”). In connection with the May 2016 Rosen Loan Agreement, on May 26, 2016, the Company and Rosen entered into a security agreement (the “Rosen Security Agreement”), pursuant to which the Company granted to Rosen a senior security interest in substantially all of the Company’s assets as security for repayment of the May 2016 Rosen Loan. Pursuant to the May 2016 Rosen Loan Agreement, the May 2016 Rosen Loan bears interest at a rate of 12.5% per annum, compounded annually and payable on the maturity date of May 26, 2017 (the “May 2016 Rosen Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the May 2016 Rosen Loan are due. The Company entered into an amendment to the May 2016 Rosen Loan extending the May 2016 Rosen Maturity Date to November 26, 2017. As additional consideration for entering in the May 2016 Rosen Loan Agreement, the Company issued Rosen a five-year warrant to purchase 1,000,000 shares of the Company’s common stock at a purchase price of $0.40 per share (the “May 2016 Rosen Warrant”). The May 2016 Rosen Warrant contains anti-dilution provisions as further described therein. On September 7, 2017 (the “Conversion Date”), Rosen converted all accrued but unpaid interest on the May 2016 Rosen Loan from May 26, 2016 through September 6, 2017 in the amount of $124,306 (the “May 2016 Rosen Loan Interest”) into the Company’s August Convertible Note Offering, after which May 2016 Rosen Loan Interest was deemed paid in full through the Conversion Date. On March 29, 2019, the Company executed an agreement to further extend the maturity date of this loan to May 15, 2019.

The September 2017 Rosen Loan Agreement

On September 8, 2017, the Company entered into a loan agreement (the “September 2017 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal amount of $224,000 (the “September 2017 Rosen Note”). The September 2017 Rosen Note is secured by an officer of the Company. As additional consideration for entering in the September 2017 Rosen Note Loan Agreement, the Company issued Rosen a five-year warrant to purchase 1,250 shares of the Company’s common stock at a purchase price of $4.00 per share. On November 13, 2017, in consideration for extending the September 2017 Rosen Note, Rosen was issued a warrant to purchase 5,000 shares of the Company’s common stock exercisable within five (5) years and with an exercise price of $4.00 per share.

On February 20, 2018, the Company entered into a forbearance agreement whereby the Company issued Rosen a five-year warrant to purchase 22,400 shares of the Company’s common stock at a purchase price of $4.00 per share. These warrants had a fair value of $65,378 which was recorded to Loss on extinguishment of debt. The new maturity date of the September 2017 Rosen Loan Agreement is September 8, 2018.

During the year December 31, 2018, the Company converted $224,000 of principal and $20,496 of unpaid interest pursuant to the August 2018 Equity Raise (as defined below) and the loan is no longer outstanding.

The November 2017 Schiller Loan Agreement

On November 20, 2017, the Company entered into a loan agreement (the “November 2017 Schiller Loan Agreement”) with Mr. Len Schiller (“Schiller”), a member of the Company’s Board of Directors, whereby the Company issued Schiller a promissory note in the principal amount of $25,000 (the “November 2017 Schiller Note”). Pursuant to the November 2017 Schiller Loan Agreement, the November 2017 Schiller Note bears interest at a rate of 15% per annum. During the year ended December 31, 2018 the Company repaid $25,000 in principal and $637 in interest and the loan is no longer outstanding.

The January 2018 Rosen Loan Agreement

On January 16, 2018, the Company entered into a loan agreement (the “January 2018 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal amount of $60,000 (the “January 2018 Rosen Note”). The January 2018 Rosen Note is secured by Jeremy Frommer, whereas upon default Mr. Frommer would owe his own personal default shares of the Company’s common stock to Rosen equal to the amount of principal outstanding divided by 4.00. Pursuant to the January 2018 Rosen Loan Agreement, the January 2018 Rosen Note bears interest at a rate of 6% per annum and was payable on the maturity date of January 31, 2018 (the “January 2018 Rosen Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the May 2016 Rosen Loan became due. During the year ended December 31, 2018, the Company repaid $60,000 in principal and $200 in interest and the loan is no longer outstanding.

The January 2018 Gordon Loan Agreement

On January 16, 2018, the Company entered into a loan agreement (the “January 2018 Gordon Loan Agreement”) with Mr. Christopher Gordon (“Gordon”), whereby the Company issued Gordon a promissory note in the principal amount of $40,000 (the “January 2018 Gordon Note”). The January 2018 Gordon Note is secured by Jeremy Frommer, whereas upon default Mr. Frommer would owe his own personal default shares of the Company’s common stock to Gordon equal to the amount of principal outstanding divided by 4.00. Pursuant to the January 2018 Gordon Loan Agreement, the January 2018 Gordon Note bears interest at a rate of 6% per annum and payable on the maturity date of January 31, 2018 (the “January 2018 Gordon Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the January 2018 Gordon Note became due. During the year ended December 31, 2018, the Company repaid $40,000 in principal and $105 in interest and the loan is non longer outstanding.

The First March 2018 Rosen Loan Agreement

On March 4, 2018, the Company entered into a loan agreement (the “First March 2018 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal amount of $10,000 (the “First March 2018 Rosen Note”). As additional consideration for entering in the First March 2018 Rosen Note Loan Agreement, the Company issued Rosen a five-year warrant to purchase 500 shares of the Company’s common stock at a purchase price of $4.00 per share. Pursuant to the First March 2018 Rosen Loan Agreement, the First March 2018 Rosen Note bears interest at a rate of 12% per annum and is payable on the maturity date of March 19, 2018 (the “First March 2018 Rosen Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the First March 2018 Rosen Note was due. During the year ended December 31, 2018, the Company repaid $10,000 in principal and $260 in interest and the loan is no longer outstanding.

The Second March 2018 Rosen Loan Agreement

On March 9, 2018, the Company entered into a loan agreement (the “Second March 2018 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal amount of $15,000 (the “Second March 2018 Rosen Note”). As additional consideration for entering in the Second March 2018 Rosen Loan Agreement, the Company issued Rosen a five-year warrant to purchase 750 shares of the Company’s common stock at a purchase price of $4.00 per share. Pursuant to the Second March 2018 Rosen Loan Agreement, the Second March 2018 Rosen Note bears interest at a rate of 12% per annum and is payable on the maturity date of March 24, 2018 (the “Second March 2018 Rosen Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the Second March 2018 Rosen Note was due. During the year ended December 31, 2018, the Company repaid $15,000 in principal and $365 in interest and the loan is no longer outstanding.

The Third March 2018 Rosen Loan Agreement

On March 13, 2018, the Company entered into a loan agreement (the “Third March 2018 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal amount of $10,000 (the “Third March 2018 Rosen Note”). As additional consideration for entering in the Third March 2018 Rosen Loan Agreement, the Company issued Rosen a five-year warrant to purchase 500 shares of the Company’s common stock at a purchase price of $4.00 per share. Pursuant to the Third March 2018 Rosen Loan Agreement, the Third March 2018 Rosen Note bears interest at a rate of 12% per annum and is payable on the maturity date of March 28, 2018 (the “Third March 2018 Rosen Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the Third March 2018 Rosen Note was due. During the year ended December 31, 2018, the Company repaid $10,000 in principal and $230 in interest and the loan is no longer outstanding.

The May 2018 Schiller Loan Agreement

On May 2, 2018, the Company entered into a loan agreement (the “May 2018 Schiller Loan Agreement”) with Schiller, a member of the Board, whereby the Company issued Schiller a promissory note in the principal amount of $100,000 (the “May 2018 Schiller Note”). As additional consideration for entering in the May 2018 Schiller Loan Agreement, the Company issued Schiller a four-year warrant to purchase 15,000 shares of the Company’s common stock at a purchase price of $4.00 per share. Pursuant to the May 2018 Schiller Loan Agreement, the May 2018 Schiller Note bears interest at a rate of 13% per annum and is payable on the maturity date of February 02, 2019 (the “May 2018 Schiller Maturity Date”).

During the year ended December 31, 2018, the Company converted $100,000 of principal and $4,369 of unpaid interest pursuant to the August 2018 Equity Raise (as defined below) and the loan is no longer outstanding.

The June 2018 Frommer Loan Agreement

On June 29, 2018, the Company entered into a loan agreement (the “June 2018 Frommer Loan Agreement”) with Jeremy Frommer, an officer of the Company, whereby the Company issued Frommer a promissory note in the principal amount of $10,000 (the “June 2018 Frommer Note”). As additional consideration for entering in the June 2018 Frommer Note Loan Agreement, the Company issued Frommer a four-year warrant to purchase 1,500 shares of the Company’s common stock at a purchase price of $4.00 per share. Pursuant to the June 2018 Frommer Loan Agreement, the June 2018 Frommer Note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018 (the “June 2018 Frommer Maturity Date”).   On November 8, 2018 the Company executed upon an agreement that extended the maturity date of the June 2018 Frommer Agreement to March 7, 2019. As part of the extension agreement, the Company issued Frommer an additional 2,043 warrants to purchase common stock of the Company at an exercise price of $6.00. These warrants had a fair value of $4,645 which was recorded to loss on extinguishment of debt. On March 29, 2019 the Company executed upon an agreement that extended the maturity date of this loan to May 15, 2019.

The First July 2018 Schiller Loan Agreement

On July 3, 2018, the Company entered into a loan agreement (the “First July 2018 Schiller Loan Agreement”) with Schiller, a member of the Board, whereby the Company issued Schiller a promissory note in the principal aggregate amount of $35,000 (the “First July 2018 Schiller Note”). As additional consideration for entering in the First July 2018 Schiller Loan Agreement, the Company issued Schiller a four-year warrant to purchase 3,750 shares of the Company’s common stock at a purchase price of $4.00 per share. Pursuant to the agreement, the note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018.  Subsequent to the balance sheet date, on November 8, 2018 the Company executed upon an agreement that extended the maturity date of this loan to March 7, 2019. As part of the extension agreement, the Company issued Schiller warrants to purchase 142,987 shares of common stock of the Company at an exercise price of $6.00. On March 29, 2019 the Company executed upon an agreement that extended the maturity date of this loan to May 15, 2019.

The Second July 2018 Schiller Loan Agreement

On July 17, 2018, the Company entered into a loan agreement (the “Second July 2018 Schiller Loan Agreement”) with Schiller, a member of the Board, whereby the Company issued Schiller a promissory note in the principal aggregate amount of $25,000 (the “Second July 2018 Schiller Note”). As additional consideration for entering in the Second July 2018 Schiller Loan Agreement, the Company issued Schiller a four-year warrant to purchase 3,750 shares of the Company’s common stock at a purchase price of $4.00 per share. Pursuant to the Second July 2018 Schiller Loan Agreement, the Second July 2018 Schiller Note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018. Subsequent to the balance sheet date, on November 8, 2018 the Company executed upon an agreement that extended the maturity date of this loan to March 7, 2019. As part of the extension agreement, the Company issued Schiller warrants to purchase 5,095 shares of common stock of the Company at an exercise price of $6.00. On March 29, 2019 the Company executed upon an agreement that extended the maturity date of this loan to May 15, 2019.

The First July 2018 Rosen Loan Agreements

On July 12, 2018, the Company entered into a loan agreement (the “First July 2018 Rosen Loan Agreement”) with Rosen, an officer of the Company, whereby the Company issued Rosen a promissory note in the principal aggregate amount of $10,000 (the “First July 2018 Rosen Note”). Pursuant to the First July 2018 Rosen Loan Agreement, the note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018. On November 8, 2018 the Company executed upon an agreement that extended the maturity date of this loan to March 7, 2019. As part of the extension agreement, the Company issued Rosen warrants to purchase 1,377 shares of common stock of the Company at an exercise price of $6.00. On March 29, 2019 the Company executed upon an agreement that extended the maturity date of this loan to May 15, 2019.

The Second July 2018 Rosen Loan Agreements

On July 18, 2018, the Company entered into a loan agreement (the “Second July 2018 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal aggregate amount of $50,000 (the “Second July 2018 Rosen Note”) resulting from the conversion of a demand note (as described below). As additional consideration for entering into the Second July 2018 Rosen Loan Agreement, the Company issued Rosen a four-year warrant to purchase 7,500 shares of the Company’s common stock at a purchase price of $4.00 per share. Pursuant to the Second July 2018 Rosen Loan Agreement, the Second July 2018 Rosen Note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018. On November 8, 2018 the Company executed upon an agreement that extended the maturity date of this loan to March 7, 2019. As part of the extension agreement, the Company issued Rosen warrants to purchase 10,198 shares of common stock of the Company at an exercise price of $6.00. On March 29, 2019 the Company executed upon an agreement that extended the maturity date of this loan to May 15, 2019.

The November 2018 Rosen Loan Agreement

On November 29, 2018, the Company entered into a loan agreement (the “November 2018 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal amount of $25,000 (the “November 2018 Rosen Note”). As additional consideration for entering in the November 2018 Rosen Note Loan Agreement, the Company issued Rosen a four-year warrant to purchase 1,250 shares of the Company’s common stock at a purchase price of $6.00 per share. Pursuant to the November 2018 Rosen Loan Agreement, the November 2018 Rosen Note bears interest at a rate of 6% per annum and payable on the maturity date of December 23, 2018 (the “November 2018 Rosen Maturity Date”).

During the year ended December 31, 2018, the Company repaid $25,000 of principal and $33 of unpaid interest and the loan is no longer outstanding.

The December 2018 Rosen Loan Agreement

On December 27, 2018, the Company entered into a loan agreement (the “December 2018 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal amount of $75,000 (the “December 2018 Rosen Note”). As additional consideration for entering in the December 2018 Rosen Note Loan Agreement, the Company issued Rosen a four-year warrant to purchase 3,750 shares of the Company’s common stock at a purchase price of $6.00 per share. Pursuant to the December 2018 Rosen Loan Agreement, the December 2018 Rosen Note bears interest at a rate of 6% per annum and payable on the maturity date of January 26, 2019 (the “December 2018 Rosen Maturity Date”). On March 29, 2019 the Company executed upon an agreement that extended the maturity date of this loan to May 15, 2019.

The December 2018 Gravitas Capital Loan Agreement

On December 27, 2018, the Company entered into a loan agreement (the “December 2018 Gravitas Capital Loan Agreement”) with Gravitas Capital, whereby the Company issued Gravitas Capital a promissory note in the principal amount of $50,000 (the “December 2018 Gravitas Capital Note”). As additional consideration for entering in the December 2018 Gravitas Capital Note Loan Agreement, the Company issued Gravitas Capital a four-year warrant to purchase 2,500 shares of the Company’s common stock at a purchase price of $6.00 per share. Pursuant to the December 2018 Gravitas Capital Loan Agreement, the December 2018 Gravitas Capital Note bears interest at a rate of 6% per annum and payable on the maturity date of January 27, 2019  (the “December 2018 Gravitas Capital Maturity Date”). On March 29, 2019 the Company executed upon an agreement that extended the maturity date of this loan to May 15, 2019.

Line of credit – related party

On May 9, 2017, the Company entered into a Revolving Line of Credit (the “Grawin LOC”) with Grawin, LLC, a limited liability company controlled by Rosen, a related party. The Grawin LOC was established for a period of twelve months, with a maturity date of May 2018, in which the Company can borrow principal up to $130,000. The Grawin LOC bears interest at a rate of 18%. On June 8, 2018 the Grawin LOC’s maturity date was extended to June 1, 2019.

During the year ended December 31, 2018, the Company exchanged $130,000 of principal and $30,626 of unpaid interest on the Grawin LOC into the August 2018 Equity Raise (as defined below).

As of December 31, 2018 and 2017 the total outstanding balance of line of credit - related party was $0 and $130,000, respectively.

Demand loan

On June 6, 2018, Rosen made non-interest bearing loans of $50,000 to the Company in the form of cash. The loan is due on demand and unsecured. On July 12, 2018, this note was converted into The Second July 2018 Rosen Loan Agreements.

Officer compensation

During the years ended December 31, 2018 and 2017 the Company paid $109,407 and $132,792, respectively for living expenses for officers of the Company.

Note 9 – Capital Leases Payable

Capital lease obligation consisted of the following:

		December 31, 2018	December 31, 2017

(i)	Capital lease obligation to a financing company for a term of five (5) years, collateralized by equipment, with interest at 10.0% per annum, with principal and interest due and payable in monthly installments of $383.10	$4,732	$4,732

	Less current maturities	(4,732)	(4,732)

	Capital lease obligation, net of current maturities	-	-

	Total Capital Lease Obligation	$4,732	$4,732

The capital leases mature as follows:

2018:	$4,732	$4,732

Note 10 – Derivative Liabilities

The Company has identified derivative instruments arising from embedded conversion features in the Company’s convertible notes payable at December 31, 2017. The Company had no financial assets measured at fair value on a recurring basis as of December 31, 2018 and 2017.

The following summarizes the Black-Scholes assumptions used to estimate the fair value of the derivative liability at the date of issuance and for the convertible notes during the year ended December 31, 2017.

	Low	High
Annual dividend rate	0%	0%
Expected life	0.58	0.75
Risk-free interest rate	1.11%	1.16%
Expected volatility	90.71%	93.55%

Risk-free interest rate: The Company uses the risk-free interest rate of a U.S. Treasury Note with a similar term on the date of the grant.

Dividend yield: The Company uses a 0% expected dividend yield as the Company has not paid dividends to date and does not anticipate declaring dividends in the near future.

Volatility: The Company calculates the expected volatility of the stock price based on the corresponding volatility of the Company’s peer group stock price for a period consistent with the expected term.

Expected term: The Company’s remaining term is based on the remaining contractual maturity of the convertible notes.

The following are the changes in the derivative liabilities during the year ended December 31, 2017.

	Year Ended December 31, 2017
	Level 1	Level 2	Level 3
Derivative liabilities as January 1, 2017	$-	$-	$-
Addition	-	-	332,942
Conversion	-	-
Extinguishment Expense			(397,288)
Gain on changes in fair value	-	-	64,346
Derivative liabilities as December 31, 2017	$-	$-	$-

There was no derivative liability activity during the year ended December 31, 2018.

Note 11 - Stockholders’ Deficit

Reverse Stock Split

On July 25, 2019, following Board approval, the Company filed a Certificate of Change to its Articles of Incorporation (the “Amendment”), with the Secretary of State of the State of Nevada to effectuate a one-for-twenty (1:20) reverse stock split (the “Reverse Stock Split”) of its common stock, par value $0.001 per share, without any change to its par value. The Amendment became effective on July 30, 2019. Pursuant to the Reverse Stock Split, the number of shares of authorized common stock was proportionately reduced, however the number of authorized preferred stock was not affected. No fractional shares were issued in connection with the Reverse Stock Split as all fractional shares were “rounded up” to the next whole share.

All share and per share amounts for the common stock herein have been retroactively restated to give effect to the Reverse Stock Split.

Shares Authorized

Upon incorporation, the total number of shares of all classes of stock which the Company is authorized to issue is Three Hundred Twenty Million (35,000,000) shares of which Three Hundred Million (15,000,000) shares shall be Common Stock, par value $0.001 per share and Twenty Million (20,000,000) shall be Preferred Stock, par value $0.001 per share. The designations, rights, and preferences of such preferred stock are to be determined by the Board of Directors.

Preferred Stock

Series A Cumulative Convertible Preferred Stock

On February 13, 2015, 100,000 shares of preferred stock were designated as Series A Cumulative Convertible Preferred Stock (“Series A”). Each share of Series A shall have a stated value equal to $100 (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Series A Stated Value”).

The holders of the Series A shall be entitled to receive preferential dividends at the rate of 6% per share per annum on the Series A Stated Value, but before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Junior Stock, as defined. Such dividends shall compound annually and be fully cumulative, and shall accumulate from the date of original issuance of the Series A and shall be payable quarterly, in arrears, commencing on the first day of the calendar quarter following the date on which the Series A is issued. Upon the occurrence of an Event of Default (as defined below) and while such Event of Default is outstanding, such dividend rate shall be increased to 15% per annum on the Series A Stated Value. At the Company’s option, such dividend payments may be made in (i) cash (ii) additional shares of Series A valued at the Series A Stated Value thereof, in an amount equal to 150% of the cash dividend otherwise payable or (iii) a combination of cash and additional shares of Series A, provided there is not an existing current Event of Default on the date on which a dividend payment is payable, in which event the Holder entitled to receive such dividend may elect to receive such dividends in cash or additional shares of Series A Preferred.

The dividends on the Series A shall be cumulative whether or not declared so that, if at any time full cumulative dividends at the rate aforesaid on all shares of the Series A then outstanding from the date from and after which dividends thereon are cumulative to the end of the annual dividend period next preceding such time shall not have been paid or declared and set apart for payment, or if the full dividend on all such outstanding Series A for the then current dividend period shall not have been paid or declared and set apart for payment, the amount of the deficiency shall be paid or declared and set apart for payment before any sum shall be set apart for or applied by the Corporation or a subsidiary of the Corporation to the purchase, redemption or other acquisition of the Series A or any shares of any other class of stock ranking on a parity with the Series A and before any dividend or other distribution shall be paid or declared and set apart for payment on any Junior Stock and before any sum shall be set aside for or applied to the purchase, redemption or other acquisition of any Junior Stock.

Holder of Series A shall have the right at any time after the issuance, to convert such shares, accrued but unpaid declared dividends on the Series A and any other sum owed by the Corporation arising from the Series A into fully paid and non-assessable shares of Common Stock (the “Conversion Shares”) of the Corporation determined in accordance with the applicable conversion price (the “Conversion Price”).

The number of Conversion Shares issuable upon conversion shall equal (i) the sum of (A) the Series A Stated Value being converted and/or (B) at the Holder’s election, accrued and unpaid dividends or any other component of the Conversion Amount, divided by (ii) the Conversion Price. The Conversion Price of the Series A shall be $5.00, subject to adjustment.

During the year ended December 31, 2016 the conversion price was adjusted to $3.28

The Corporation and the Holder may not convert that amount of the Conversion Amount on a Conversion Date in amounts that would result in the Holder having a beneficial ownership of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its Affiliates on such Conversion Date, and (ii) the number of Conversion Shares issuable upon the conversion of the Conversion Amount with respect to which the determination of this provision is being made on such Conversion Date, which would result in the aggregate beneficial ownership by the Holder and its Affiliates of more than 4.99% of the outstanding shares of Common Stock of the Corporation. For the purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and Regulation 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to successive exercises which would result in the aggregate issuance of more than 4.99%. The Holder may allocate which of the equity of the Corporation deemed beneficially owned by the Holder shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%. The Holder may waive the conversion limitation described in this Section in whole or in part, upon and effective after sixty-one (61) days’ prior written notice to the Corporation.

The holders of our Series A do vote together with the holders of our Common Stock on an as converted basis on each matter submitted to a vote of holders of Common Stock. The number of votes that may be cast by a holder of Series A shall be equal to the number of shares of Common Stock issuable upon conversion of such Holder’s Series A on the record date for determining those stockholders entitled to vote on the matter. In addition, the affirmative vote of the holders of a majority of our outstanding Series A is required to for the following actions:

(a) amending the Corporation’s certificate of incorporation or by-laws if such amendment would adversely affect the Series A

(b) purchasing any of the Corporation’s securities other than required redemptions of Series A and repurchase under restricted stock and option agreements authorizing the Corporation’s employees;

(c) effecting a Liquidation Event;

(d) declaring or paying any dividends other than in respect of the Series A; and

(e) issuing any additional securities having rights senior to or on parity with the Series A.

During the years ended December 31, 2018 and 2017, the Company accrued $0 for liquidating damages on the Series A and $0 on the warrants associated with the Series A.

During the year ended December 31, 2018 the Company converted the remaining Series A into the August 2018 Equity Raise. See below.

Series B Cumulative Convertible Preferred Stock

On December 21, 2015, 20,000 shares of preferred stock were designated as Series B Cumulative Convertible Preferred Stock (“Series B”). Each share of Series B shall have a stated value equal to $100.00 (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Series B Stated Value”).

The holders of outstanding shares of Series B shall be entitled to receive preferential dividends at the rate of 6% per share per annum on the Series B Stated Value, but before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Junior Stock as defined. Such dividends shall compound annually and be fully cumulative and shall accumulate from the date of original issuance of the Series B, and shall be payable quarterly, in arrears, commencing on the first day of the calendar quarter following the date on which the Series B is issued. Upon the occurrence of an Event of Default as defined below and while such Event of Default is outstanding, such dividend rate shall be increased to 15% per annum on the Series B Stated Value. At the Corporation’s option, such dividend payments may be made in (i) cash (ii) additional shares of Series B valued at the Series B Stated Value thereof, in an amount equal to 100% of the cash dividend otherwise payable or (iii) a combination of cash and additional shares of Series B, provided there is not an existing current Event of Default on the date on which a dividend payment is payable, in which event the Holder entitled to receive such dividend may elect to receive such dividends in cash or additional shares of Series B Preferred.

The dividends on the Series B shall be cumulative whether or not declared so that, if at any time full cumulative dividends at the rate aforesaid on all shares of the Series B then outstanding from the date from and after which dividends thereon are cumulative to the end of the annual dividend period next preceding such time shall not have been paid or declared and set apart for payment, or if the full dividend on all such outstanding Series B for the then current dividend period shall not have been paid or declared and set apart for payment, the amount of the deficiency shall be paid or declared and set apart for payment before any sum shall be set apart for or applied by the Corporation or a subsidiary of the Corporation to the purchase, redemption or other acquisition of the Series B or any shares of any other class of stock ranking on a parity with the Series B and before any dividend or other distribution shall be paid or declared and set apart for payment on any Junior Stock and before any sum shall be set aside for or applied to the purchase, redemption or other acquisition of any Junior Stock.

Holders of shares of Series B shall have the right at any time commencing after the issuance to convert such shares, accrued but unpaid declared dividends on the Series B into fully paid and non-assessable shares of Common Stock (the “Conversion Shares”) of the Corporation determined in accordance with the applicable conversion price (the “Conversion Price”). All declared or accrued but unpaid dividends may be converted at the election of the Holder together with or independent of the conversion of the Series B Stated Value of the Series B.

The number of Conversion Shares issuable upon conversion of the Conversion Amount shall equal (i) the sum of (A) the Series B Stated Value being converted and/or (B) at the Holder’s election, accrued and unpaid dividends or any other component of the Conversion Amount, divided by (ii) the Conversion Price. The Conversion Price of the Series B shall be $6.00, subject to adjustment.

During the year ended December 31, 2016 the conversion price was adjusted to $3.94.

The Corporation and the Holder may not convert that amount of the Conversion Amount on a Conversion Date in amounts that would result in the Holder having a beneficial ownership of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its Affiliates on such Conversion Date, and (ii) the number of Conversion Shares issuable upon the conversion of the Conversion Amount with respect to which the determination of this proviso is being made on such Conversion Date, which would result in the aggregate beneficial ownership by the Holder and its Affiliates of more than 4.99% of the outstanding shares of Common Stock of the Corporation. For the purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and Regulation 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to successive exercises which would result in the aggregate issuance of more than 4.99%. The Holder may allocate which of the equity of the Corporation deemed beneficially owned by the Holder shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%. The Holder may waive the conversion limitation described in this Section in whole or in part, upon and effective after sixty-one (61) days’ prior written notice to the Corporation.

The holders of our Series B do vote together with the holders of our Common Stock on an as converted basis on each matter submitted to a vote of holders of Common Stock. The number of votes that may be cast by a holder of Series B shall be equal to the number of shares of Common Stock issuable upon conversion of such Holder’s Series B on the record date for determining those stockholders entitled to vote on the matter. In addition, the affirmative vote of the holders of a majority of our outstanding Series B is required to for the following actions:

(a) amending the Corporation’s certificate of incorporation or by-laws if such amendment would adversely affect the Series B

(b) purchasing any of the Corporation’s securities other than required redemptions of Series B and repurchase under restricted stock and option agreements authorizing the Corporation’s employees;

(c) effecting a Liquidation Event;

(d) declaring or paying any dividends other than in respect of the Company’s Series A or Series B; and

(e) issuing any additional securities having rights senior to the Series B.

During the years ended December 31, 2018 and 2017, the Company accrued $0 for liquidating damages on the Series B and $0 on the warrants associated with the Series B.

During the years ended December 31, 2018 and 2017, the Company issued 0 shares of Series B upon conversion of interest totaling $0.

During the year ended December 31, 2018 the Company converted the remaining Series B into the August 2018 Equity Raise. See below.

Series D Convertible Preferred Stock

On January 29, 2016, 2,100,000 shares of preferred stock were designated as Series D Convertible Preferred Stock (“Series D”). Each share of Series A shall have a stated value equal to $100.00 (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Series D Stated Value”).

Holders of shares of Series D shall have the right at any time commencing after the issuance to convert such shares into fully paid and non-assessable shares of Common Stock (the “Conversion Shares”) of the Corporation determined in accordance with the applicable conversion price (the “Conversion Price”).

The number of Conversion Shares issuable upon conversion of the Conversion Amount shall equal (i) the sum of (A) the Series D Stated Value being converted and/or (B) at the Holder’s election, accrued and unpaid dividends or any other component of the Conversion Amount, divided by (ii) the Conversion Price. The Conversion Price of the Series D is $5.00, subject to adjustment.

The Company and the Holder may not convert that amount of the Conversion Amount on a Conversion Date in amounts that would result in the Holder having a beneficial ownership of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its Affiliates on such Conversion Date, and (ii) the number of Conversion Shares issuable upon the conversion of the Conversion Amount with respect to which the determination of this proviso is being made on such Conversion Date, which would result in the aggregate beneficial ownership by the Holder and its Affiliates of more than 4.99% of the outstanding shares of Common Stock of the Corporation. For the purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and Regulation 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to successive exercises which would result in the aggregate issuance of more than 4.99%. The Holder may allocate which of the equity of the Corporation deemed beneficially owned by the Holder shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%. The Holder may waive the conversion limitation described in this Section in whole or in part, upon and effective after sixty one (61) days’ prior written notice to the Corporation.

The holders of Series D Preferred shall not be entitled to a vote on matters submitted to a vote of the stockholders of the Company. Also, as long as any shares of Series D Preferred are outstanding, the Company shall not, without the affirmative vote of all of the Holders of the then outstanding shares of the Series D Preferred,

(a) alter or change adversely the powers, preferences or rights given to the Series D Preferred or alter or amend this Certificate of Designation,

(b) amend its articles of incorporation or other charter documents in any manner that adversely affects any rights of the Holders,

(c) increase the number of authorized shares of Series D Preferred, or

(d) enter into any agreement with respect to any of the foregoing.

During the year ended December 31, 2017, the Company converted 914 shares of Series D into 13,316 shares of common stock.

Common Stock

On January 30, 2017, the Company issued 47,372 shares of its restricted common stock to settle outstanding vendor liabilities of $353,732. In connection with this transaction the company also recorded a gain on settlement of vendor liabilities of $167,905.

On February 7, 2017, the Company issued 88,382 shares of its restricted common stock to consultants in exchange for services at a fair value of $293,427.

On February 1, 2017, the Company issued 40,000 shares of its restricted common stock to its placement agent. Such shares were issued pursuant to a Placement Agent Agreement with the Company and services rendered in connection with a private placement of the Company’s securities.

On February 13, 2017, the Company issued 6,667 shares of its restricted common stock to its placement agent. Such shares were issued pursuant to a Placement Agent Agreement with the Company and services rendered in connection with a private placement of the Company’s securities.

On January 31, 2018, the Company issued 938 shares of its restricted common stock to settle outstanding vendor liabilities of $3,750. In connection with this transaction the Company also recorded a gain on settlement of vendor liabilities of $375.

During the year ended December 31, 2018, the Company issued 30,500 shares of its restricted common stock to consultants in exchange for services at a fair value of $116,300. These shares were recorded as common stock issued for prepaid services and will be expensed over the life of the consulting contract to share based payments. During the year ended December 31, 2018 the Company recorded $72,835 to share based payments.

August 2018 Equity Raise

Effective August 31, 2018 (the “Effective Date”), the Company consummated the initial closing (the “Initial Closing”) of a private placement offering of its securities of up to $5,000,000 (the “August 2018 Equity Raise”). In connection with the August 2018 Equity Raise, the Company entered into definitive securities purchase agreements (the “Purchase Agreements”) for aggregate gross proceeds of $2,787,462. Pursuant to the Purchase Agreement, the Purchasers purchased an aggregate of 557,492 shares of common stock at $5.00 per share and received warrants to purchase 557,492 shares of common stock at an exercise price of $6.00 per share (the “Purchaser Warrants”, collectively, the “Securities”).

The Purchaser Warrants are exercisable for a term of five years from the Initial Exercise Date (as defined in the Purchaser Warrants).

In connection with the August 2018 Equity Raise, the Company will issue 110,000 shares of Common Stock, will pay fees of $161,406 and will grant warrants to purchase 6,999 shares of common stock at an exercise price of $6.00 per share for services rendered as the Company’s placement agent in the Private Offering. The Company has recorded $536,342 to stock issuances costs, and is part of Additional Paid-in Capital.

Letter Agreements for the Conversion of Debt and Preferred Stock

In connection with the August 2018 Equity Raise, the Company entered into those certain letter agreements (the “Debt Conversion Agreements”) with certain holders of its debt securities (the “Debt Holders”), for the conversion of an aggregate amount of $7,997,939 of principal and $1,028,890 of accrued but unpaid interest of the Company’s debt obligations into 2,256,448 shares of Common Stock at a conversion price equal to $4.00 per share. Additionally, as inducement to enter into the Debt Conversion Agreement, the Debt Holders were issued warrants to purchase 1,128,225 shares of Common Stock at an exercise price equal to $6.00 per share, expiring five years from the date of issuance (the “Incentive Debt Warrants”). The Company recorded a Loss on extinguishment of debt of $2,913,934 in connection with of the debt conversions. See Notes 6, 7 and 8.

Concurrently with its entrance in the Debt Conversion Agreements, the Company entered into those letter agreements (the “Preferred Stock Conversion Agreements”) with certain holders (the “Preferred Holders”) of its Series A Cumulative Convertible Preferred Stock and Series B Cumulative Convertible Preferred Stock (the “collectively, the Preferred Stock”) whereby the Preferred Holders converted 38,512 shares of the Preferred Stock into an aggregate of 1,343,329 shares of Common Stock at conversion prices equal to $3.94per share for Series A and $3.28per share for Series B. As in an inducement to enter into the Preferred Stock Conversion Agreements, the Preferred Holders were issued warrants to purchase 13,433,305 shares of Common Stock at an exercise price equal to $6.00 per share, expiring five years from the date of issuance (the “Incentive Preferred Warrants”, and together with the Incentive Debt Warrants, the “Incentive Warrants”). The Company recorded an inducement of $2,016,634 in connection with of the Preferred conversions and is recorded as an adjustment to net loss attributable to common shareholders, on the statements of operations.

Stock Options

The Company applied fair value accounting for all share-based payments awards. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model.

The assumptions used for options granted during the year ended December 31, 2018 and 2017 are as follows:

	December 31, 2018	December 31, 2017
Exercise price	6.00-15	3.2-15
Expected dividends	0%	0%
Expected volatility	93.64%-116.27%	86.62% - 92.14%
Risk free interest rate	2.2%-2.56	1.74% - 2.10%
Expected life of option	3.6 - 4.3 years	5 years

The following is a summary of the Company’s stock option activity:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)
Balance – December 31, 2016 – outstanding	112,500	$6.80	4.38
Granted	775,000	8.60	5.00
Exercised		-	-
Cancelled/Modified	(5,000)	8.00	-
Balance – December 31, 2017 – outstanding	882,500	8.40	4.27
Balance – December 31, 2017 – exercisable	449,166	5.40	4.15

Balance – December 31, 2017 – outstanding	882,500	8.40	4.27
Granted	-	-	-
Exercised	-	-	-
Cancelled/Modified	-	-	-
Balance – December 31, 2018 – outstanding	882,500	8.40	3.27
Balance – December 31, 2018 – exercisable	765,833	$7.20	3.25

During the year ended December 31, 2018 the Company granted options of 25,000 to consultants. As of the date of this filing the company has not issued these options.

At December 31, 2018, the aggregate intrinsic value of options outstanding and exercisable was $1,000 and $1,000, respectively.

Stock-based compensation for stock options has been recorded in the consolidated statements of operations and totaled $320,564 and $1,092,970, for the year ended December 31, 2018 and 2017, respectively.

The following is a summary of the Company’s stock options granted during the year ended December 31, 2018:

Options	Value	Purpose for Grant
35,000	$56,495	Service Rendered

Warrants

The Company applied fair value accounting for all share-based payments awards. The fair value of each warrant granted is estimated on the date of grant using the Black-Scholes option-pricing model.

The assumptions used for warrants granted during the year ended December 31, 2018 are as follows:

	December 31, 2018	December 31, 2017
Exercise price	$4.00-6.00	$4.00-6.00
Expected dividends	0%	0%
Expected volatility	92.14%-109.54%	96.76%-102.21%
Risk free interest rate	1.64%-3.09%	1.63%-2.26%
Expected life of warrant	4 - 5 years	5 years

Warrant Activities

The following is a summary of the Company’s warrant activity:

	Warrants	Weighted Average Exercise Price

Outstanding and Exercisable – December 31, 2016	777,083	$7.20
Granted	1,532,606	4.00
Exercised	-	-
Forfeited/Cancelled	-	-
Outstanding – December 31, 2017	2,309,689	5.00
Granted	3,233,264	5.40
Exercised	-	-
Forfeited/Cancelled	-	-
Outstanding and Exercisable – December 31, 2018	5,542,953	$5.40

Warrants Outstanding				Warrants Exercisable
Exercise price	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$5.40	5,542,953	3.84	5.40	5,540,953	5.40

During the year ended December 31, 2017, a total of 290,568 warrants were issued with promissory notes (See Note 6 above). In addition, the placement agent was granted a total of 24,388 warrants to purchase common stock. The warrants have a grant date fair value of $1,189,235 using a Black-Scholes option-pricing model and the above assumptions.

During the year ended December 31, 2017, a total of 829,886 warrants were issued with convertible notes (See Note 7 above). In addition, the placement agent was granted a total of 608 warrants to purchase common stock. The warrants have a grant date fair value of $1,472,161 using a Black-Scholes option-pricing model and the above assumptions.

During the year ended December 31, 2017, a total of 17,275 warrants were issued with notes payable – related party (See Note 8 above). The warrants have a grant date fair value of $38,109 using a Black-Scholes option-pricing model and the above assumptions.

During the year ended December 31, 2017, a total of 355,756 warrants were issued with convertible notes payable – related party (See Note 8 above). The warrants have a grant date fair value of $680,037 using a Black-Scholes option-pricing model and the above assumptions.

During the year ended December 31, 2018, a total of 148,144 warrants were issued with promissory notes (See Note 6 above). The warrants have a grant date fair value of $501,268 using a Black-Scholes option-pricing model and the above assumptions.

During the year ended December 31, 2018, a total of 524,051 warrants were issued with convertible notes (See Note 7 above). The warrants have a grant date fair value of $1,284,683 using a Black-Scholes option-pricing model and the above assumptions.

During the year ended December 31, 2018, a total of 126,512 warrants were issued with notes payable – related party (See Note 8 above). The warrants have a grant date fair value of $429,340 using a Black-Scholes option-pricing model and the above assumptions.

During the year ended December 31, 2018, a total of 70,175 warrants were issued with convertible notes payable – related party (See Note 8 above). The warrants have a grant date fair value of $162,834 using a Black-Scholes option-pricing model and the above assumptions.

During the year ended December 31, 2018, a total of 2,364,382 warrants were issued with the August 2018 Equity Raise (See above). The warrants have a grant date fair value of $6,418,381 using a Black-Scholes option-pricing model and the above assumptions.

Stock Incentive Plan

On December 9, 2015, Jerrick adopted the 2015 Stock Incentive and Award Plan (the “Plan”) which will provide for the issuance of up to 900,000 shares of the Company’s Common Stock.

The purpose of the Plan is to provide additional incentive to those officers, employees, consultants and non-employee directors of the Company and its parents, subsidiaries and affiliates whose contributions are essential to the growth and success of the Company’s business.

Eligible recipients of option awards are employees, officers, consultants or directors (including non-employee directors) of the Company or of any parent, subsidiary or affiliate of the Company. Upon recommendation from the Compensation Committee, the board has the authority to grant to any eligible recipient any options, restricted stock or other awards valued in whole or in part by reference to, or otherwise based on, our Common Stock.

The provisions of each option granted need not be the same with respect to each option recipient. Option recipients shall enter into award agreements with us, in such form as the board shall determine.

The Plan shall be administered by the Compensation Committee consisting of two or more independent, non-employee and outside directors. In the absence of such a Committee, the Board of the Company shall administer the Plan.

Each Option shall contain the following material terms:

(i)	the purchase price of each share of Common Stock with respect to Incentive Options shall be determined by the Committee at the time of grant, shall not be less than 100% of the Fair Market Value (defined as the closing price on the final trading day immediately prior to the grant on the principal exchange or quotation system on which the Common Stock is listed or quoted, as applicable) of the Common Stock of the Jerrick, provided that if the recipient of the Option owns more than ten percent (10%) of the total combined voting power of the Jerrick, the exercise price shall be at least 110% of the Fair Market Value;

(ii)	The purchase price of each share of Common Stock purchasable under a Non-qualified Option shall be at least 100% of the Fair Market Value of such share of Common Stock on the date the Non-qualified Option is granted, unless the Committee, in its sole and absolute discretion, determines to set the purchase price of such Non-qualified Option below Fair Market Value.

(iii)	the term of each Option shall be fixed by the Committee, provided that such Option shall not be exercisable more than five (5) years after the date such Option is granted, and provided further that with respect to an Incentive Option, if the recipient owns more than ten percent (10%) of the total combined voting power of the Jerrick, the Incentive Option shall not be exercisable more than five (5) years after the date such Incentive Option is granted;

(iv)	subject to acceleration in the event of a Change of Control of the Jerrick (as further described in the Plan), the period during which the Options vest shall be designated by the Committee or, in the absence of any Option vesting periods designated by the Committee at the time of grant, shall vest and become exercisable in equal amounts on each fiscal quarter of the Jerrick through the four (4) year anniversary of the date on which the Option was granted;

(v)	no Option is transferable, and each is exercisable only by the recipient of such Option except in the event of the death of the recipient; and

(vi)	with respect to Incentive Options, the aggregate Fair Market Value of Common Stock exercisable for the first time during any calendar year shall not exceed $100,000.

Each award of Restricted Stock is subject to the following material terms:

(i)	no rights to an award of Restricted Stock are granted to the intended recipient of Restricted Stock unless and until the grant of Restricted Stock is accepted within the period prescribed by the Compensation Committee;

(ii)	Restricted Stock shall not be delivered until they are free of any restrictions specified by the Compensation Committee at the time of grant;

(iii)	recipients of Restricted Stock have the rights of a stockholder of the Jerrick as of the date of the grant of the Restricted Stock;

(iv)	shares of Restricted Stock are forfeitable until the terms of the Restricted Stock grant have been satisfied or the employment with the Company is terminated; and

(v)	the Restricted Stock is not transferable until the date on which the Compensation Committee has specified such restrictions have lapsed.

Note 11 – Commitments and Contingencies

Lease Agreements

On May 5, 2018, the Company signed a 5-year lease for approximately 2,300 square feet of office space at 2050 Center Avenue Suite 640, Fort Lee, New Jersey 07024. Commencement date of the lease is June 1, 2018. Total amount due under this lease is $411,150.

Total future minimum payments required under the lease as of December 31, 2018 are as follows:

Twelve Months Ending December 31,
2019	$75,358
2020	79,281
2021	83,321
2022	88,528
2023	53,935
Total	$380,423

Rent expense for the years ended December 31, 2018 and 2017 was $179,186 and $146,056 respectively.

Note 12 – Income Taxes

Components of deferred tax assets are as follows:

	December 31, 2018	December 31, 2017
Net deferred tax assets – Non-current:
Depreciation	$14,168	$10,500
Stock based compensation	533,187	350,622
Expected income tax benefit from NOL carry-forwards	3,413,650	1,953,856
Less valuation allowance	(3,961,005)	(2,314,978)
Deferred tax assets, net of valuation allowance	$-	$-

Income Tax Provision in the Consolidated Statements of Operations

A reconciliation of the federal statutory income tax rate and the effective income tax rate as a percentage of income before income taxes is as follows:

	For the Year Ended December 31, 2018	For the Year Ended December 31, 2017

Federal statutory income tax rate	21.0%	21.0%
State tax rate, net of federal benefit	6.5%	6.3%

Change in valuation allowance on net operating loss carry-forwards	(27.5)%	(27.3)%

Effective income tax rate	0.0%	0.0%

Based on the available objective evidence, management believes it is more likely than not that the net deferred tax assets of the Company will not be fully realizable for the year ended December 31, 2018 and 2017. Accordingly, management had applied a full valuation allowance against net deferred tax assets as of December 31, 2018 and 2017.

As of December 31, 2018, the Company had approximately $12.5 million of federal net operating loss carryforwards available to reduce future taxable income which will begin to expire in 2033 for both federal and state purposes.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Act”) was signed into law making significant changes to the Internal Revenue Code of 1986, as amended (the “Code”). The Act reduces the federal corporate income tax rate from 35% to 21% effective for tax years beginning after December 31, 2017. ASC 470 requires the Company to remeasure the existing net deferred tax asset in the period of enactment. The Act also provides for immediate expensing of 100% or the costs of qualified property that is incurred and placed in service during the period from September 27, 2017 to December 31, 2022. Beginning January 1, 2023, the immediate expensing provision is phased down by 20% per year until it is completely phased out as of January 1, 2027. Additionally, effective January 1, 2018, the Act imposes possible limitations on the deductibility of interest expense. As a result of the provisions of the Act, the Company’s deduction for interest expense could be limited in future years. The effects of other provisions of the Act are not expected to have a material impact on the Company’s financial statements.

On December 22, 2017, the SEC staff issued Staff Accounting Bulletin No. 118 (“SAB 118”) to provide guidance on accounting for the tax effects of the Act. SAB 118 provides a measurement period that begins in the reporting period that includes the Act’s enactment date and ends when an entity has obtained, prepared and analyzed the information that was needed in order to complete the accounting requirements under ASC 720. However, in no circumstance should the measurement period extend beyond one year from the enactment date. In accordance with SAB 118, a company must reflect in its financial statements the income tax effects of those aspects of the Act for which the accounting under ASC 740 is complete. SAB 118 provides that to the extent that a company’s accounting for certain income tax effects of the Tax Act is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate in the financial statements.

The Company does not reflect a deferred tax asset in its financial statements but includes that calculation and valuation in its footnotes. We are still analyzing the impact of certain provisions of the Act and refining our calculations. The Company will disclose any change in the estimates as it refines the accounting for the impact of the Act.

Federal and state tax laws impose limitations on the utilization of net operating losses and credit carryforwards in the event of an ownership change for tax purposes, as defined in Section 382 of the Internal Revenue Code. Accordingly, the Company’s ability to utilize these carryforwards may be limited as a result of an ownership change which may have already happened or may happen in the future. Such an ownership change could result in a limitation in the use of the net operating losses in future years and possibly a reduction of the net operating losses available.

Note 13 – Subsequent Events

Subsequent to December 31, 2018 the company concluded the August 2018 Equity Raise. In connection with the August 2018 Equity Raise, the Company entered into definitive securities purchase agreements (the “Purchase Agreements) with an additional 25 accredited investors (the “Purchasers”) for aggregate gross proceeds of $581,829. Pursuant to the Purchase Agreements, the Purchasers purchased an aggregate of 136,366 shares of common stock at $5.00 per share and received warrants to purchase 136,366 shares of common stock at an exercise price of $6.00 per share (the “Purchaser Warrants”, collectively, the “Securities”).

Subsequent to December 31, 2018 the company entered into four promissory note agreements with related parties. The Company received proceeds of $380,000. As additional consideration for entering in the promissory note agreements, the investors were granted a total of 20,875 warrants to purchase the Company’s common stock.

Subsequent to December 31, 2018 the company entered into eight convertible promissory note agreements. The Company received proceeds of $655,000. As additional consideration for entering in the convertible promissory note agreements, the investors were granted a total of 43,230 warrants to purchase the Company’s common stock.

Subsequent to December 31, 2018, the Company filed a tender offer statement on Schedule TO with the SEC, relating to the offer by the Company to holders of certain of the Company’s outstanding warrants, each with an exercise price of $4.00, to receive an aggregate of 3,091,648 shares of the Company’s Common Stock, by agreeing to receive thirty-three thousand three-hundred thirty-three (1,667) shares of Common Stock in exchange for every one-hundred thousand (5,000) warrants tendered by the holders of these warrants. As of the date of this filing, this tender offer by the Company remains open.

On January 31, 2019, Mr. Rick Schwartz informed the Board of Directors (the “Board”) of Jerrick Media Holdings, Inc. (the “Company”), that he was resigning as the Company’s President, effective immediately. Mr. Schwartz’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Schwartz will continue on as an employee of the Company in the capacity of senior advisor.

On January 31, 2019, the Board appointed Mr. Justin Maury as the Company’s new President. Mr. Maury has been with the Company since 2013 as an employee of the Company and previously led the Company’s product development.

Jerrick Media Holdings, Inc.

 Unaudited Financial Statements as of June 30, 2019 and 2018

and for the Six Months Ended June 30, 2019 and 2018

Jerrick Media Holdings, Inc.

Condensed Consolidated Balance Sheets

	June 30, 2019	December 31, 2018
Assets	(Unaudited)

Current Assets
Cash	$396,363	$-
Accounts receivable	2,500	6,500
Current portion of operating lease right of use asset	109,668	-
Total Current Assets	508,531	6,500

Property and equipment, net	41,157	42,443

Deferred offering costs	-	143,146

Security deposit	16,836	16,836

Operating lease right of use asset	235,293	-

Total Assets	$801,817	$208,925

Liabilities and Stockholders’ Deficit

Current Liabilities
Cash overdraft	$-	$33,573
Accounts payable and accrued liabilities	844,530	1,246,207
Demand loan	100,000	-
Convertible Notes - related party, net of debt discount	20,366	-
Convertible Notes, net of debt discount and issuance costs	1,947,622	-
Current portion of operating lease payable	79,474	-
Note payable - related party, net of debt discount	2,651,796	1,223,073
Note payable, net of debt discount and issuance costs	-	49,926
Deferred revenue	17,833	9,005
Deferred rent	-	7,800

Total Current Liabilities	5,661,621	2,569,584

Non-current Liabilities:
Operating lease payable	258,911	-
Deferred rent	-	6,150
Convertible Notes - related party, net of debt discount	-	314
Convertible Notes, net of debt discount and issuance costs	-	123,481

Total Non-current Liabilities	258,911	129,945

Total Liabilities	5,920,532	2,699,529

Commitments and contingencies

Stockholders’ Deficit
Common stock par value $0.001: 15,000,000 shares authorized; 8,830,479 and 6,475,340 issued and outstanding as of June 30, 2019 and December 31, 2018 respectively	8,831	6,475
Additional paid in capital	35,241,922	34,100,327
Accumulated deficit	(40,007,294)	(36,545,065)
Less: Treasury stock, 149,850 and 27,667 shares, respectively	(362,174)	(52,341)
	(5,118,715)	(2,490,604)

Total Liabilities and Stockholders’ Deficit	$801,817	$208,925

The accompanying notes are an integral part of these consolidated financial statements.

Jerrick Media Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended	For the Three Months Ended	For the Six Months Ended	For the Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018

Net revenue	$7,181	$24,023	$41,515	$40,272

Gross margin	7,181	24,023	41,515	40,272

Operating expenses
Compensation	545,037	451,041	1,271,611	1,102,829
Consulting fees	191,254	528,708	397,631	624,507
Research and development	13,559	136,329	354,898	323,906
General and administrative	659,452	473,648	1,124,490	878,310

Total operating expenses	1,409,302	1,589,726	3,148,630	2,929,552

Loss from operations	(1,402,121)	(1,565,703)	(3,107,115)	(2,889,280)

Other income (expenses)
Interest expense	(110,032)	(341,071)	(164,601)	(609,196)
Accretion of debt discount and issuance cost	(69,626)	(415,045)	(116,990)	(589,933)
Settlement of vendor liabilities	-		-	1,875
Loss on extinguishment of debt	(3,635)	(89,419)	(81,149)	(431,786)
Gain (loss) on settlement of debt	-		-	13,452

Other income (expenses), net	(183,293)	(845,535)	(362,740)	(1,615,588)

Loss before income tax provision	(1,585,414)	(2,411,238)	(3,469,855)	(4,504,868)

Income tax provision	-	-	-	-

Net loss	$(1,585,414)	$(2,411,238)	$(3,469,855)	$(4,504,868)

Deemed dividend	-	65,823	-	129,858
Inducement expense	(7,628)	-	(7,628)

Net loss attributable to common shareholders	(1,577,786)	(2,477,061)	(3,462,227)	(4,634,726)

Per-share data
Basic and diluted loss per share	$(0.20)	$(1.22)	$(0.47)	$(2.30)

Weighted average number of common shares outstanding	8,072,257	2,026,222	7,389,564	2,011,533

The accompanying notes are an integral part of these consolidated financial statements.

Jerrick Media Holdings, Inc.

Consolidated Statement of Changes in Stockholders’ Equity

For the Three Months ended June 30, 2019

(Unaudited)

	Series A Preferred Stock		Series B Preferred Stock		Series D Preferred Stock		Common Stock		Treasury stock		Additional Paid In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance, March 31, 2019	-	-	-	-	-	-	6,730,306	6,730	(111,667)	(220,781)	35,091,928	(38,429,506)	(3,551,629)

Stock based compensation	-	-	-	-	-	-	-	-	-	-	122,776	-	122,776

Cash received for common stock and warrants			-	-	-	-	-	-	-	-	-	-	-

Tender offering	-	-	-	-	-	-	2,100,173	2,101	-	-	(2,101)	-	-

Stock issuance cost	-	-	-	-	-	-	-	-	-	-	(35,000)	-	(35,000)

Stock warrants issued with note payable			-	-	-	-	-	-	-	-	1,153,353	-	1,153,353

Purchase of treasury stock and warrants	-	-	-	-	-	-	-	-	(38,183)	(141,393)	(89,034)	-	(230,427)

Inducement expense	-	-	-	-	-	-	-	-	-	-	-	7,626	7,626

Net loss for the three months ended June 30, 2019	-	-	-	-	-	-	-	-	-	-	-	(1,585,414)	(1,585,414)

Balance, June 30, 2019	-	-	-	-	-	-	8,830,479	8,831	(149,850)	(362,174)	35,241,922	(40,007,294)	(5,118,715)

See accompanying notes to the consolidated financial statements

Jerrick Media Holdings, Inc.

Consolidated Statement of Changes in Stockholders’ Equity

For the Six Months Ended June 30, 2019

(Unaudited)

	Series A Preferred Stock		Series B Preferred Stock		Series D Preferred Stock		Common Stock		Treasury stock		Additional Paid In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance, December 31, 2018	-	-	-	-	-	-	6,475,340	6,475	(27,667)	(52,341)	34,100,327	(36,545,065)	(2,490,604)

Stock based compensation	-	-	-	-	-	-	125,000	126	-	-	433,959	-	434,085

Cash received for common stock and warrants	-	-	-	-	-	-	129,966	130	-	-	649,699	-	649,829

Tender offering	-	-	-	-	-	-	2,100,173	2,100			(2,100)	-	-

Stock issuance cost	-	-	-	-	-	-	-	-	-	-	(178,146)	-	(178,146)

Stock warrants issued with note payable	-	-	-	-	-	-	-	-	-	-	328,777	-	328,777

Purchase of treasury stock and warrants	-	-	-	-	-	-	-	-	(122,183)	(309,833)	(90,594)	-	(400,427)

Inducement expense	-	-	-	-	-	-	-	-	-	-	-	7,626	7,626

Net loss for the six months ended June 30, 2019	-	-	-	-	-	-	-	-	-	-	-	(3,469,855)	(3,469,855)

Balance, June 30, 2019	-	-	-	-	-	-	8,830,479	8,831	(149,850)	(362,174)	35,241,922	(40,007,294)	(5,118,715)

See accompanying notes to the consolidated financial statements

Jerrick Media Holdings, Inc.

Consolidated Statement of Changes in Stockholders’ Equity

For the Three Months ended June 30, 2018

(Unaudited)

	Series A Preferred Stock		Series B Preferred Stock		Series D Preferred Stock		Common Stock		Treasury stock		Additional Paid In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance, March 31, 2018	31,581	31	8,063	8	-	-	2,026,222	2,026	(11,000)	(19,007)	15,772,104	(23,868,737)	(8,113,574)

Stock based compensation	-	-	-	-	-	-	-	-	-	-	20,836	-	20,836

Stock warrants issued with note payable	-	-	-	-	-	-	-	-	-	-	589,038	-	589,038

Dividends	-	-	-	-	-	-	-	-	-	-	-	65,823	65,823

Net loss for the three months ended June 30, 2018	-	-	-	-	-	-	-	-	-	-	-	(2,477,061)	(2,477,061)

Balance, June 30, 2018	31,581	31	8,063	8	-	-	2,026,222	2,026	(11,000)	(19,007)	16,381,978	(26,279,975)	(9,914,938)

See accompanying notes to the consolidated financial statements

Jerrick Media Holdings, Inc.

Consolidated Statement of Changes in Stockholders’ Equity

For the Six Months Ended June 30, 2018

(Unaudited)

	Series A Preferred Stock		Series B Preferred Stock		Series D Preferred Stock		Common Stock		Treasury stock		Additional Paid In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance, December 31, 2017	31,581	31	8,063	8	-	-	1,976,034	1,976	(11,000)	(19,007)	14,424,792	(21,775,107)	(7,367,307)

Issuance of common stock for prepaid services	-	-	-	-	-	-	30,500	31	-	-	116,269	-	116,300

Common stock issued to settle vendor liabilities	-	-	-	-	-	-	938	1	-	-	3,374	-	3,375

Common stock issued with note payable	-	-	-	-	-	-	18,750	19			77,468	-	77,487

Stock warrants issued with note payable	-	-	-	-	-	-	-	-	-	-	1,486,043	-	1,486,043

BCF issued with note payable	-	-	-	-	-	-	-	-	-	-	38,413	-	38,413

Stock based compensation	-	-	-	-	-	-	-	-	-	-	235,618	-	235,618

Dividends	-	-	-	-	-	-	-	-	-	-	-	129,858	129,858

Net loss for the six months ended June 30, 2018	-	-	-	-	-	-	-	-	-	-	-	(4,634,726)	(4,634,725)

Balance, June 30, 2018	31,581	31	8,063	8	-	-	2,026,222	2,026	(11,000)	(19,007)	16,381,979	(26,279,975)	(9,914,938)

See accompanying notes to the consolidated financial statements

Jerrick Media Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Six Months Ended	For the Six Months Ended
	June 30, 2019	June 30, 2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,469,855)	$(4,504,868)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	5,660	21,439
Accretion of debt discount and issuance cost	116,991	589,933
Inducement expense	7,626	-
Share-based compensation	448,291	285,821
Gain (loss) on settlement of vendor liabilities	-	(1,875)
Gain on settlement of debt	-	(13,452)
Loss on extinguishment of debt	81,149	431,786
Changes in operating assets and liabilities:
Prepaid expenses	-	(18,864)
Accounts receivable	4,000	(7,845)
Operating lease right of use asset	(47,643)	-
Security deposit	-	164
Deferred revenue	8,828	-
Accounts payable and accrued expenses	(251,299)	900,595
Deferred rent	-	707
Net Cash Used In Operating Activities	(3,096,252)	(2,316,459)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for property and equipment	(26,851)	(16,446)
Net Cash Used In Investing Activities	(26,851)	(16,446)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash overdraft	(33,573)	-
Net proceeds from issuance of notes	-	658,500
Repayment of notes	(50,000)	(85,675)
Proceeds from issuance of demand loan	100,000	50,000
Proceeds from issuance of convertible note	1,993,025	1,525,154
Repayment of convertible notes	(12,508)	(76,798)
Proceeds from issuance of convertible notes - related party	-	299,852
Proceeds from issuance of note payable - related party	1,590,000	245,000
Repayment of note payable - related party	(275,000)	(160,000)
Proceeds from issuance of common stock and warrants	649,829	-
Repayment of line of credit	-	(44,996)
Cash paid for debt issuance costs	-	(166,761)
Purchase of treasury stock and warrants	(407,307)
Net Cash Provided By Financing Activities	3,519,466	2,244,276

Net Change in Cash	396,363	(88,629)

Cash - Beginning of Year	-	111,051

Cash - End of Year	$396,363	$22,422

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Year for:
Income taxes	$-	$-
Interest	$18,273	$64,892

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Settlement of vendor liabilities	$-	$3,750
Deferred offering costs	$143,146	$-
Beneficial conversion feature on convertible notes	$-	$38,413
Accrued dividends	$-	$127,795
Warrants issued with debt	$247,628	$1,085,221
Issuance of common stock for prepaid services	$-	$116,300
Operating Lease liability	$288,790	$-
Option liability	$7,328	$-
Conversion of note payable and interest into convertible notes	$-	$341,442
Warrants with amendment to notes payable	$-	$135,596
Conversion of note payable - related party and interest into convertible notes - related party	$20,000	$-

The accompanying notes are an integral part of these consolidated financial statements.

Jerrick Media Holdings, Inc.

June 30, 2019 and 2018

Notes to the Consolidated Financial Statements

(Unaudited)

Note 1 – Organization and Operations

Jerrick Media Holdings, Inc. (“we,” “us,” the “Company,” or “Jerrick Media” or “Jerrick”) (formerly Great Plains Holdings, Inc. or “GTPH”) is a technology company focused on the development of digital communities, marketing branded digital content, and e-commerce opportunities. Jerrick’s content distribution platform, Vocal, delivers a robust long-form, digital publishing platform organized into highly engaged niche-communities capable of hosting all forms of rich media content. Through Jerrick’s proprietary algorithm dynamics, Vocal enhances the visibility of content and maximizes viewership, providing advertisers access to target markets that most closely match their interests.

The Company was originally incorporated under the laws of the State of Nevada on December 30, 1999 under the name LILM, Inc. The Company changed its name on December 3, 2013 to Great Plains Holdings, Inc. as part of its plan to diversify its business. Historically, the Company had principally engaged in the manufacture and marketing of the LiL Marc, a plastic boys’ toilet-training device, which was discontinued as of December 31, 2014.

On February 5, 2016 (the “Closing Date”), GTPH, GPH Merger Sub, Inc., a Nevada corporation and wholly-owned subsidiary of GTPH (“Merger Sub”), and Jerrick Ventures, Inc., a privately-held Nevada corporation headquartered in New Jersey (“Jerrick”), entered into an Agreement and Plan of Merger (the “Merger”) pursuant to which the Merger Sub was merged with and into Jerrick, with Jerrick surviving as a wholly-owned subsidiary of GTPH (the “Merger”). GTPH acquired, pursuant to the Merger, all of the outstanding capital stock of Jerrick in exchange for issuing Jerrick’s shareholders (the “Jerrick Shareholders”), pro-rata, a total of 1,425,000 shares of GTPH’s common stock. In connection therewith, GTPH acquired 33,415 shares of Jerrick’s Series A Convertible Preferred Stock (the “Jerrick Series A Preferred”) and 8,064 shares of Series B Convertible Preferred Stock (the “Jerrick Series B Preferred”).

In connection with the Merger, on the Closing Date, GTPH and Kent Campbell entered into a Spin-Off Agreement (the “Spin-Off Agreement”), pursuant to which Mr. Campbell purchased from GTPH (i) all of GTPH’s interest in Ashland Holdings, LLC, a Florida limited liability company, and (ii) all of GTPH’s interest in Lil Marc, Inc., a Utah corporation, in exchange for the cancellation of 39,091 shares of GTPH’s Common Stock held by Mr. Campbell. In addition, Mr. Campbell assumed all debts, obligations and liabilities of GTPH, including any existing prior to the Merger, pursuant to the terms and conditions of the Spin-Off Agreement.

Upon closing of the Merger on February 5, 2016, the Company changed its business plan to that of Jerrick Media.

Effective February 28, 2016, GTPH entered into an Agreement and Plan of Merger (the “Statutory Merger Agreement”) with Jerrick, pursuant to which GTPH became the parent company of Jerrick Ventures, LLC, a wholly-owned operating subsidiary of Jerrick (the “Statutory Merger”) and GTPH changed its name to Jerrick Media Holdings, Inc. to better reflect its new business strategy.

Note 2 – Significant and Critical Accounting Policies and Practices

Management of the Company is responsible for the selection and use of appropriate accounting policies and the appropriateness of accounting policies and their application. Critical accounting policies and practices are those that are both most important to the portrayal of the Company’s financial condition and results and require management’s most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain. The Company’s significant and critical accounting policies and practices are disclosed below as required by the accounting principles generally accepted in the United States of America.

Basis of Presentation - Interim Financial Information

The accompanying unaudited interim condensed consolidated financial statements and related notes have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, and in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) with respect to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited interim condensed consolidated financial statements furnished reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. Interim results are not necessarily indicative of the results for the full year. These unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Use of Estimates and Assumptions and Critical Accounting Estimates and Assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Critical accounting estimates are estimates for which (a) the nature of the estimate is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and (b) the impact of the estimate on financial condition or operating performance is material. The Company’s critical accounting estimates and assumptions affecting the financial statements were:

(i)	Assumption as a going concern: Management assumes that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

(ii)	Fair value of long-lived assets: Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives. The Company considers the following to be some examples of important indicators that may trigger an impairment review: (i) significant under-performance or losses of assets relative to expected historical or projected future operating results; (ii) significant changes in the manner or use of assets or in the Company’s overall strategy with respect to the manner or use of the acquired assets or changes in the Company’s overall business strategy; (iii) significant negative industry or economic trends; (iv) increased competitive pressures; (v) a significant decline in the Company’s stock price for a sustained period of time; and (vi) regulatory changes. The Company evaluates acquired assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events.

(iii)	Valuation allowance for deferred tax assets: Management assumes that the realization of the Company’s net deferred tax assets resulting from its net operating loss (“NOL”) carry–forwards for Federal income tax purposes that may be offset against future taxable income was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are offset by a full valuation allowance. Management made this assumption based on (a) the Company has incurred recurring losses, (b) general economic conditions, and (c) its ability to raise additional funds to support its daily operations by way of a public or private offering, among other factors.

(iv)	Estimates and assumptions used in valuation of equity instruments: Management estimates expected term of share options and similar instruments, expected volatility of the Company’s common shares and the method used to estimate it, expected annual rate of quarterly dividends, and risk-free rate(s) to value share options and similar instruments.

These significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to these estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly.

Actual results could differ from those estimates.

Principles of consolidation

The Company consolidates all majority-owned subsidiaries, if any, in which the parent’s power to control exists.

As of June 30, 2019, the Company’s consolidated subsidiaries and/or entities are as follows:

Name of combined affiliate	State or other jurisdiction of incorporation or organization	Company Ownership Interest

Jerrick Ventures LLC	Delaware	100%
Jerrick Australia Pty Ltd	Australia	100%

All inter-company balances and transactions have been eliminated.

Jerrick Australia Pty Ltd does not have any operations.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in U.S. GAAP and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses, accounts payable and accrued liabilities and accrued liquidating damages approximate their fair value because of the short maturity of those instruments. Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation is computed by the straight-line method (after taking into account their respective estimated residual values) over the estimated useful lives of the respective assets as follows:

Estimated Useful Life (Years)

Computer equipment and software	3
Furniture and fixture	2

Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the condensed consolidated statements of operations.

Commitments and Contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the condensed consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s condensed consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Derivative Liability

The Company evaluates its debt and equity issuances to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with paragraph 815-10-05-4 and Section 815-40-25 of the FASB Accounting Standards Codification. The result of this accounting treatment is that the fair value of the embedded derivative is marked-to-market each balance sheet date and recorded as either an asset or a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the condensed consolidated statement of operations as other income or expense. Upon conversion, exercise or cancellation of a derivative instrument, the instrument is marked to fair value at the date of conversion, exercise or cancellation and then the related fair value is reclassified to equity.

In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification are reclassified to liability at the fair value of the instrument on the reclassification date. Derivative instrument liabilities will be classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument is expected within 12 months of the balance sheet date.

The Company adopted Section 815-40-15 of the FASB Accounting Standards Codification (“Section 815-40-15”) to determine whether an instrument (or an embedded feature) is indexed to the Company’s own stock. Section 815-40-15 provides that an entity should use a two-step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. The Company changed its method of accounting for the debt and warrants through the early adoption of ASU 2017-11 during the year ended December 31, 2017 on a retrospective basis.

The Company utilizes an option pricing model to compute the fair value of the derivative and to mark to market the fair value of the derivative at each balance sheet date. The Company records the change in the fair value of the derivative as other income or expense in the condensed consolidated statements of operations.

Revenue Recognition

On January 1, 2018, we adopted Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Accounting Standards Codification (ASC) Topic 605, Revenue Recognition (Topic 605), using the modified retrospective transition method applied to those contracts which were not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts have not been adjusted and continue to be reported in accordance with our historic accounting under Topic 605. The impact of adopting the new revenue standard was not material to our condensed consolidated financial statements and there was no adjustment to beginning retained earnings on January 1, 2018.

Under Topic 606, revenue is recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.

We determine revenue recognition through the following steps:

●	identification of the contract, or contracts, with a customer;

●	identification of the performance obligations in the contract;

●	determination of the transaction price;

●	allocation of the transaction price to the performance obligations in the contract; and

●	recognition of revenue when, or as, we satisfy a performance obligation.

Revenue disaggregated by revenue source for the six months ended June 30, 2019 and 2018 consists of the following:

	Six Months Ended June 30,
	2019	2018
Branded content	$22,421	$28,335
Affiliate sales	5,661	5,996
Other revenue	13,433	5,941
	$41,515	$40,272

Branded Content

Branded content represents the revenue recognized from the Company’s obligation to create and publish branded articles for clients on the Vocal platform and promote said stories, tracking engagement for the client. The performance obligation is satisfied when the Company successfully publishes the articles on its platform and meets any required promotional milestones as per the contract. The revenue is recognized over time as the services are performed.

Below are the significant components of a typical agreement pertaining to branded content revenue:

●	The Company will collect fixed fees ranging from $1,000 to $5,000

●	The articles are created and published within three months of the signed agreement, or as previously negotiated with the client

●	The articles are promoted per the contract and engagement reports are provided to the client

●	The client pays 50% at signing and 50% upon completion

●	Most contracts include provisions for clients to acquire content rights at the end of the campaign for a flat fee

Affiliate Sales

Affiliate sales represents the commission the Company receives when a purchase is made through affiliate links placed within content hosted on the Vocal platform. Affiliate revenue is earned on a “click through” basis, upon referring visitors, via said links, to an affiliate’s site and having them complete a specific outcome, most commonly a product purchase. The Company uses multiple affiliate platforms, such as Skimlinks, to form and maintain thousands of vendor relationships. Each vendor establishes their own commission percentage, which typically range from 2-20%. The revenue is recognized upon receipt as reliable estimates could not be made.

Subscription

Vocal+ is the new subscription offering of the Company’s product, Vocal. For a flat annual fee of $50, subscribers receive access to value-added features such as increased rate of CPM monetization, decreased minimum withdrawal balance, a discount on platform processing fees, and member badges for their profiles. Future features will be added, along with a monthly pricing plan, commencing in early September 2019. Subscription revenues stem from annual subscriptions and are recorded evenly over the term of the subscription. Any customer payments received in advance are deferred until they are earned.

Deferred Revenue

Deferred revenue consists of billings and payments from clients in advance of revenue recognition. As of June 30, 2019, the Company had deferred revenue of $17,833.

Accounts Receivable and Allowances

Accounts receivable are recorded and carried when the Company uploads the articles and reaches the required number of views on the platform. We make estimates for the allowance for doubtful accounts and allowance for unbilled receivables based upon our assessment of various factors, including historical experience, the age of the accounts receivable balances, credit quality of our customers, current economic conditions, and other factors that may affect our ability to collect from customers. The Company did not record an allowance during the six months ended June 30, 2019 and 2018.

Stock-Based Compensation

The Company recognizes compensation expense for all equity–based payments granted to employees in accordance with ASC 718 “Compensation – Stock Compensation”. Under fair value recognition provisions, the Company recognizes equity–based compensation net of an estimated forfeiture rate and recognizes compensation cost only for those shares expected to vest over the requisite service period of the award.

Restricted stock awards are granted at the discretion of the Company. These awards are restricted as to the transfer of ownership and generally vest over the requisite service periods, typically over a five-year period (vesting on a straight–line basis). The fair value of a stock award is equal to the fair market value of a share of Company stock on the grant date.

The fair value of an option award is estimated on the date of grant using the Black–Scholes option valuation model. The Black–Scholes option valuation model requires the development of assumptions that are inputs into the model. These assumptions are the value of the underlying share, the expected stock volatility, the risk–free interest rate, the expected life of the option, the dividend yield on the underlying stock and the expected forfeiture rate. Expected volatility is benchmarked against similar companies in a similar industry over the expected option life and other appropriate factors. Risk–free interest rates are calculated based on continuously compounded risk–free rates for the appropriate term. The dividend yield is assumed to be zero as the Company has never paid or declared any cash dividends on its Common stock and does not intend to pay dividends on its Common stock in the foreseeable future. The expected forfeiture rate is estimated based on management’s best estimate.

Determining the appropriate fair value model and calculating the fair value of equity–based payment awards requires the input of the subjective assumptions described above. The assumptions used in calculating the fair value of equity–based payment awards represent management’s best estimates, which involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and the Company uses different assumptions, our equity–based compensation could be materially different in the future. In addition, the Company is required to estimate the expected forfeiture rate and recognize expense only for those shares expected to vest. If the Company’s actual forfeiture rate is materially different from its estimate, the equity–based compensation could be significantly different from what the Company has recorded in the current period.

The Company accounts for share–based payments granted to non–employees in accordance with ASC 505-40, “Equity Based Payments to Non–Employees”. The Company determines the fair value of the stock–based payment as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. If the fair value of the equity instruments issued is used, it is measured using the stock price and other measurement assumptions as of the earlier of either (1) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty’s performance is complete. The fair value of the equity instruments is re-measured each reporting period over the requisite service period.

Loss Per Share

Basic net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents. In periods when losses are reported, which is the case for the six months ended June 30, 2019 and 2018 presented in these condensed consolidated financial statements, the weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive.

The Company had the following common stock equivalents at June 30, 2019 and 2018:

	June 30, 2019	June 30, 2018
Series A Preferred stock	-	1,156,797
Series B Preferred stock	-	234,895
Options	882,500	882,500
Warrants	713,138	3,100,840
Convertible notes - related party	5,180	501,375
Convertible notes	551,923	1,400,792
Totals	2,152,741	7,277,199

Reclassifications

Certain prior year amounts in the condensed consolidated financial statements and the notes thereto have been reclassified where necessary to conform to the current year presentation. These reclassifications did not affect the prior period total assets, total liabilities, stockholders’ deficit, net loss or net cash used in operating activities.

Recently Adopted Accounting Guidance

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842).” Under ASU 2016-02, lessees will, among other things, require lessees to recognize a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. ASU 2016-02 does not significantly change lease accounting requirements applicable to lessors; however, certain changes were made to align, where necessary, lessor accounting with the lessee accounting model and ASC Topic 606, “Revenue from Contracts with Customers.” ASU 2016-02 became effective for us on January 1, 2019 and initially required transition using a modified retrospective approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. In July 2018, the FASB issued ASU 2018-11, “Leases (Topic 842) - Targeted Improvements,” which, among other things, provides an additional transition method that would allow entities to not apply the guidance in ASU 2016-02 in the comparative periods presented in the financial statements and instead recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. In December 2018, the FASB also issued ASU 2018-20, “Leases (Topic 842) - Narrow-Scope Improvements for Lessors,” which provides for certain policy elections and changes lessor accounting for sales and similar taxes and certain lessor costs. As of January 1, 2019, the Company adopted ASU 2016-02 and has recorded a right-of-use asset and lease liability on the balance sheet for its operating leases. We elected to apply certain practical expedients provided under ASU 2016-02 whereby we will not reassess (i) whether any expired or existing contracts are or contain leases, (ii) the lease classification for any expired or existing leases and (iii) initial direct costs for any existing leases. We also do not expect to apply the recognition requirements of ASU 2016-02 to any short-term leases (as defined by related accounting guidance). We expect to account for lease and non-lease components separately because such amounts are readily determinable under our lease contracts and because we expect this election will result in a lower impact on our balance sheet.

Recent Accounting Guidance Not Yet Adopted

In October 2016, the FASB issued ASU 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other than Inventory”, which eliminates the exception that prohibits the recognition of current and deferred income tax effects for intra-entity transfers of assets other than inventory until the asset has been sold to an outside party. The updated guidance is effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption of the update is permitted. The Company is currently evaluating the impact of the new standard.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, when adopted, will have a material effect on the accompanying condensed consolidated financial statements.

Note 3 – Going Concern

The Company’s condensed consolidated financial statements have been prepared assuming that it will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the condensed consolidated financial statements, the Company had an accumulated deficit at June 30, 2019, a net loss and net cash used in operating activities for the reporting period then ended. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the issuance of these financial statements.

The Company is attempting to further implement its business plan and generate sufficient revenues; however, its cash position may not be sufficient to support its daily operations. While the Company believes in the viability of its strategy to further implement its business plan and generate sufficient revenues and in its ability to raise additional funds by way of a public or private offering of its debt or equity securities, there can be no assurance that it will be able to do so on reasonable terms, or at all. The ability of the Company to continue as a going concern is dependent upon its ability to further implement its business plan and generate sufficient revenues and its ability to raise additional funds by way of a public or private offering.

The condensed consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4 – Notes Payable

Notes payable as of June 30, 2019 and December 31, 2018 is as follows:

	Outstanding Principal as of				Warrants granted
	June 30, 2019	December 31, 2018	Interest Rate	Maturity Date	Quantity	Exercise Price
July 2018 Loan Agreement	-	50,000	6%	August 2018	15,000	-
		50,000
Less: Debt Discount	-	-
Less: Debt Issuance Costs	-	(74)
	$-	$49,926

During the six months ended June 30, 2019 the Company repaid $50,000 in principal and $1,893 in interest.

Note 5 – Convertible Note Payable

Convertible notes payable as of June 30, 2019 and December 31, 2018 is as follows:

	Outstanding Principal as of						Warrants granted
	June 30, 2019	December 31, 2018	Interest Rate	Conversion Price		Maturity Date	Quantity	Exercise Price
The February 2018 Convertible Note Offering	62,492	75,000	15%	0.20	(*)	January – February 2020	253,919	4.00
The March 2018 Convertible Note Offering	75,000	75,000	14%	0.20	(*)	March – April 2020	240,342	4.00
The February 2019 Convertible Note Offering	1,993,025	-	10%	0.25	(*)	February – March 2020	133,190	6.00
	2,130,517	150,000
Less: Debt Discount	(178,760)	(17,280)
Less: Debt Issuance Costs	(4,135)	(9,239)
	1,947,622	123,481
Less: Current Debt	(1,947,622)	-
Total Long-Term Debt	$-	$123,481

(*)	As subject to adjustment as further outlined in the notes

The February 2018 Convertible Note Offering

During the three months ended March 31, 2018, the Company conducted multiple closings of a private placement offering to accredited investors (the “February 2018 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “February 2018 Investors”) for aggregate gross proceeds of $725,000. In addition, $250,000 of the Company’s short-term debt along with accrued but unpaid interest of $40,675 was exchanged for convertible debt in the February 2018 Offering. These conversions resulted in the issuance of 72,669 warrants with a fair value of $181,139. These were recorded as a loss on extinguishment of debt.

The February 2018 Convertible Note Offering consisted of a maximum of $750,000 of units of the Company’s securities (each, a “February 2018 Unit” and collectively, the “February 2018 Units”), with each February 2018 Unit consisting of (a) a 15% Convertible Secured Promissory Note (each a “February 2018 Convertible Note” and together the “February 2018 Convertible Notes”), convertible into shares of the Company’s common stock, par value $.001 per share (“February 2018 Conversion Shares”) at a conversion price of $0.20 per share (the “February 2018 Note Conversion Price”), and (b) a five-year warrant (each a “February 2018 Offering Warrant and together the “February 2018 Offering Warrants”) to purchase common stock equal to one hundred percent (100%) of the shares into which the February 2018 Convertible Notes can be converted into (“February 2018 Warrant Shares”) at an exercise price of $4.00 per share (“February 2018 Warrant Exercise Price”). The February 2018 Offering Notes mature on the second (2nd) anniversary of their issuance dates. The February 2018 Offering Notes are secured by a second priority security interest in the Company’s assets up to $1,000,000.

The February 2018 Note Conversion Price and the February 2018 Offering Warrant Exercise Price are subject to adjustment for issuances of the Company’s common stock or any equity linked instruments or securities convertible into the Company’s common stock at a purchase price of less than the prevailing Conversion Price or Exercise Price. Such adjustment shall result in the Conversion Price and Exercise Price being reduced to such lower purchase price, subject to carve-outs as described therein.

The conversion feature of the February 2018 Convertible Note Offering provides for an effective conversion price that is below market value on the date of issuance. Such feature is normally characterized as a beneficial conversion feature (“BCF”). When the Company records a BCF the relative fair value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument. The Company recorded a BCF and related debt discount of $37,350, the discount is being accreted over the life of the first Debenture to accretion of debt discount and issuance cost.

The Company recorded a $316,875 debt discount relating to 3,625,000 February 2018 Offering Warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of these notes to accretion of debt discount and issuance cost.

In connection with the February 2018 Convertible Note Offering, the Company retained a placement agent (the “Placement Agent”), to carry out the Offering on a “best-efforts” basis. For services in its capacity as Placement Agent, the Company has paid the Placement Agent a cash fee of $94,250 and issued to the Placement Agent shares of the Company’s common stock equal to ten percent (10%) of the Conversion Shares underlying the February 2018 Convertible Notes or 362,500 shares that had a fair value of $74,881, which was recorded as issuance cost and is being accreted over the life of these notes to accretion of debt discount and issuance cost.

During the Year ended December 31, 2018, the Company converted $940,675 of principal and $86,544 of unpaid interest into the August 2018 Equity Raise (as defined in Note 7 below).

During the six months ended June 30, 2019 the company repaid $12,508 in principal.

The March 2018 Convertible Note Offering

During the three months ended March 31, 2018, the Company conducted multiple closings of a private placement offering to accredited investors (the “March 2018 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “March 2018 Investors”) for aggregate gross proceeds of $770,000. In addition, $50,000 of the Company’s short-term debt, $767 accrued but unpaid interest and $140,600 of the Company’s vendor liabilities was exchanged for convertible debt within the March 2018 Convertible Note Offering. These conversions resulted in the issuance of 47,842 warrants with a fair value of $84,087. These were recorded as a loss on extinguishment of debt.

The March 2018 Convertible Note Offering consisted of a maximum of $900,000, with an over-allotment option of an additional $300,000 of units of the Company’s securities (each, a “March 2018 Unit” and collectively, the “March 2018 Units”), with each March 2018 Unit consisting of (a) a 14% Convertible Secured Promissory Note (each a “March 2018 Note” and together the “March 2018 Notes”), convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at a conversion price of $0.20 per share (the “Conversion Price”), and (b) a four-year warrant (each a “Warrant and together the “Warrants”) to purchase common stock equal to one hundred percent (100%) of the shares into which the Notes can be converted into (“Warrant Shares”) at an exercise price of $4.00 per share (“Exercise Price”). The March 2018 Notes mature on the second (2nd) anniversary of their issuance dates.

The Conversion Price of the March 2018 Note and the Exercise Price of the Warrants are subject to adjustment for issuances of the Company’s common stock or any equity linked instruments or securities convertible into the Company’s common stock at a purchase price of less than the prevailing Conversion Price or Exercise Price. Such adjustment shall result in the Conversion Price and Exercise Price being reduced to such lower purchase price, subject to carve-outs as described therein.

The Company recorded a $254,788 debt discount relating to 240,342 warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the Year ended December 31, 2018, the Company converted $886,367 of principal and $51,293 of unpaid interest pursuant to the August 2018 Equity Raise (as defined below).

The February 2019 Convertible Note Offering

During the six months ended June 30, 2019, the Company conducted an offering to accredited investors (the “February 2019 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “February 2019 Investors”) for aggregate gross proceeds of $1,993,025.

The February 2019 Convertible Note Offering consisted of (a) a 10% Convertible Promissory Note (each a “February 2019 Note” and together, the “February 2019 Notes”), convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at the lesser of (i) a fixed conversion price equal to $0.25 per share or (ii) the price provided to investors in connection with (a) any private placement offerings or one or more registered public offerings by the Company under the Securities Act, pursuant to which the Company receives monies in the amount greater than $1,500,000 in exchange for securities of the Company between February 21, 2019 and the date on which the Company’s consummates a listing onto a national securities exchange, or (b) any private placement offerings or one or more registered public offerings by the Company under the Securities Act in connection with its listing onto a national securities exchange (a “Qualified Offering”), and (b) a four-year stock purchase warrant (each a “Warrant and together the “Warrants”) to purchase a quantity of shares of the Company’s common stock up to thirty-three percent (33%) of the number of shares of common stock into which the underlying Notes may be converted, at an exercise price of $6.00 per share (“Exercise Price”). During the six months ended June 30, 2019 a total of 133,190 Warrants were issued in conjunction with The February 2019 Convertible Note Offering.

The February 2019 Notes mature on the first (1st) anniversary of their issuance dates. In the event that the Offering’s Purchasers do not choose to convert the Notes into the Common Stock on or prior to the Maturity Dates, the principal and interest evidenced by the Note shall be mandatorily converted upon the earlier of (i) the listing of the Common Stock onto a national securities exchange, or (ii) upon a Qualified Offering.

The Conversion Price of the February 2019 Note and the Exercise Price of the Warrants are subject to adjustment for issuances of the Company’s common stock or any equity linked instruments or securities convertible into the Company’s common stock at a purchase price of less than the prevailing Conversion Price or Exercise Price. Such adjustment shall result in the Conversion Price and Exercise Price being reduced to such lower purchase price, subject to carve-outs as described therein.

The Company recorded a $222,632 debt discount relating to 133,190 warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

Note 6 – Related Party Loans

Convertible notes

Convertible notes payable – related party as of June 30, 2019 and December 31, 2018 is as follows:

	Outstanding Principal as of				Warrants granted
	June 30, 2019	December 31, 2018	Interest Rate	Maturity Date	Quantity	Exercise Price
The March 2018 Convertible Note Offering	400	400	14%	March 2020	59,850	4.00
The February 2019 Convertible Note Offering	20,000	-	10%	February – March 2020	1,320	6.00
	20,400	400
Less: Debt Discount	(34)	(72)
Less: Debt Issuance Costs	-	-
	20,366	328
Less: Current Debt	(20,366)	-
Total Long-Term Debt	$-	$328

The March 2018 Convertible Note Offering

During the three months ended March 31, 2018, the Company conducted multiple closings of a private placement offering to accredited investors (the “March 2018 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “Investors”) for aggregate gross proceeds of $239,400.

The March 2018 Convertible Note Offering consisted of a maximum of $900,000, with an over-allotment option of an additional $300,000, of units of the Company’s securities (each, a “March 2018 Unit” and collectively, the “March 2018 Units”), with each March 2018 Unit consisting of (a) a 14% Convertible Secured Promissory Note (each a “March 2018 Note” and together the “March 2018 Notes”), convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at a conversion price of $0.20 per share (the “Conversion Price”), and (b) a four-year warrant (each a “Warrant and together the “Warrants”) to purchase common stock equal to one hundred percent (100%) of the shares into which the Notes can be converted into (“Warrant Shares”) at an exercise price of $4.00 per share (“Exercise Price”). The Notes mature on the second (2nd) anniversary of their issuance dates.

The Conversion Price of the Note and the Exercise Price of the Warrants are subject to adjustment for issuances of the Company’s common stock or any equity linked instruments or securities convertible into the Company’s common stock at a purchase price of less than the prevailing Conversion Price or Exercise Price. Such adjustment shall result in the Conversion Price and Exercise Price being reduced to such lower purchase price, subject to carve-outs as described therein.

The Company recorded a $84,854 debt discount relating to 59,850 warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of these notes to accretion of debt discount and issuance cost.

During the year ended December 31, 2019, the Company converted $239,000 of principal and $15,401 of unpaid interest into the August 2018 Equity Raise (as defined below).

The February 2019 Convertible Note Offering

During the Six months ended June 30, 2019, the Company conducted an offering to accredited investors (the “February 2019 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “February 2019 Investors”) for aggregate gross proceeds of $20,000.

The February 2019 Convertible Note Offering consisted of (a) a 10% Convertible Promissory Note (each a “February 2019 Note” and together, the “February 2019 Notes”), convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at the lesser of (i) a fixed conversion price equal to $0.25 per share or (ii) the price provided to investors in connection with (a) any private placement offerings or one or more registered public offerings by the Company under the Securities Act, pursuant to which the Company receives monies in the amount greater than $1,500,000 in exchange for securities of the Company between February 21, 2019 and the date on which the Company’s consummates a listing onto a national securities exchange, or (b) any private placement offerings or one or more registered public offerings by the Company under the Securities Act in connection with its listing onto a national securities exchange (a “Qualified Offering”), and (b) a four-year stock purchase warrant (each a “Warrant and together the “Warrants”) to purchase a quantity of shares of the Company’s common stock up to thirty-three percent (33%) of the number of shares of common stock into which the underlying Notes may be converted, at an exercise price of $6.00 per share (“Exercise Price”). During the six months ended June 30, 2019 a total of 1,320 Warrants were issued in conjunction with The February 2019 Convertible Note Offering.

The February 2019 Notes mature on the first (1st) anniversary of their issuance dates. In the event that the Offering’s Purchasers do not choose to convert the Notes into the Common Stock on or prior to the Maturity Dates, the principal and interest evidenced by the Note shall be mandatorily converted upon the earlier of (i) the listing of the Common Stock onto a national securities exchange, or (ii) upon a Qualified Offering.

The Company recorded a $2,465debt discount relating to 1,320 warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

Notes payable

Notes payable – related party as of June 30, 2019 and December 31, 2018 is as follows:

	Outstanding Principal as of				Warrants granted
	June 30, 2019	December 31, 2018	Interest Rate	Maturity Date	Quantity	Exercise Price
The May 2016 Rosen Loan Agreement	$-	$1,000,000	13%	November 26, 2017	50,000	$8.00
The June 2018 Frommer Loan Agreement	10,000	10,000	6%	August 17, 2018	1,500	4.00
The July 2018 Rosen Loan Agreement	-	56,695	6%	August 17, 2018	1,500	4.00
The July 2018 Schiller Loan Agreements	20,863	40,000	6%	August 17, 2018	7,500	4.00
The December 2018 Gravitas Loan Agreement	-	50,000	6%	January 22, 2019	2,500	6.00
The December 2018 Rosen Loan Agreement	75,000	75,000	6%	January 26, 2019	3,750	6.00
The January 2019 Rosen Loan Agreement	175,000	-	10%	February 15, 2019	15,000	6.00
The February 2019 Gravitas Loan Agreement	-	-	5%	February 28, 2019	375	6.00
The February 2019 Rosen Loan Agreement	50,000	-	10%	February 28, 2019	5,000	6.00
The March 2019 Gravitas Loan Agreement	-	-	6%	April 11, 2019	500	6.00
The May 2019 Loan Agreement	-		6%	June 4, 2019	150	4.00
The June 2019 Loan Agreement	2,400,000		12.5%	December 3, 2019	-	-
	2,730,863	1,235,000
Less: Debt Discount	(79,067)	(11,927)
	2,651,796	1,223,073
Less: Current Debt	(2,651,796)	(1,223,073)
	$-	$-

The May 2016 Rosen Loan Agreement

On May 26, 2016, the Company entered into a loan agreement (the “May 2016 Rosen Loan Agreement”) with Arthur Rosen, an individual (“Rosen”), pursuant to which on May 26, 2016 (the “Closing Date”), Rosen provided the Company a secured term loan in the principal amount of $1,000,000 (the “May 2016 Rosen Loan”). In connection with the May 2016 Rosen Loan Agreement, on May 26, 2016, the Company and Rosen entered into a security agreement (the “Rosen Security Agreement”), pursuant to which the Company granted to Rosen a senior security interest in substantially all of the Company’s assets as security for repayment of the May 2016 Rosen Loan. Pursuant to the May 2016 Rosen Loan Agreement, the May 2016 Rosen Loan bears interest at a rate of 12.5% per annum, compounded annually and payable on the maturity date of May 26, 2017 (the “May 2016 Rosen Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the May 2016 Rosen Loan are due. The Company entered into an amendment to the May 2016 Rosen Loan extending the May 2016 Rosen Maturity Date to November 26, 2017. As additional consideration for entering in the May 2016 Rosen Loan Agreement, the Company issued Rosen a five-year warrant to purchase 50,000 shares of the Company’s common stock at a purchase price of $2.00 per share (the “May 2016 Rosen Warrant”). The May 2016 Rosen Warrant contains anti-dilution provisions as further described therein. On September 7, 2017 (the “Conversion Date”), Rosen converted all accrued but unpaid interest on the May 2016 Rosen Loan from May 26, 2016 through September 6, 2017 in the amount of $124,306 (the “May 2016 Rosen Loan Interest”) into the Company’s August Convertible Note Offering, after which May 2016 Rosen Loan Interest was deemed paid in full through the Conversion Date. On March 29, 2019, the Company entered into an agreement with Mr. Rosen to further extend the maturity date of this loan to May 15, 2019. On June 3, 2019, this loan was converted into The June 2019 Loan Agreement (as defined below).

The June 2018 Frommer Loan Agreement

On June 29, 2018, the Company entered into a loan agreement (the “June 2018 Frommer Loan Agreement”) with Jeremy Frommer, an officer of the Company, whereby the Company issued Frommer a promissory note in the principal amount of $10,000 (the “June 2018 Frommer Note”). As additional consideration for entering in the June 2018 Frommer Note Loan Agreement, the Company issued Frommer a four-year warrant to purchase 1,500 shares of the Company’s common stock at a purchase price of $4.00 per share. Pursuant to the June 2018 Frommer Loan Agreement, the June 2018 Frommer Note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018 (the “June 2018 Frommer Maturity Date”). On November 8, 2018 the Company executed upon an agreement that extended the maturity date of the June 2018 Frommer Agreement to March 7, 2019. As part of the extension agreement, the Company issued Frommer an additional 2,043 warrants to purchase common stock of the Company at an exercise price of $6.00. These warrants had a fair value of $4,645 which was recorded to loss on extinguishment of debt. On February 18, 2019 the Company executed upon an agreement that further extended the maturity date of the June 2018 Frommer Agreement to March 7, 2019. As part of the extension agreement, the Company issued Frommer an additional 2,077 warrants to purchase common stock of the Company at an exercise price of $6.00. On March 29, 2019 the Company entered into an agreement with Mr. Frommer that further extended the maturity date of this loan to May 15, 2019. On June 29, 2019 the Company entered into an agreement with Mr. Frommer that further extended the maturity date of this loan to December 15, 2019.

The First July 2018 Schiller Loan Agreement

On July 3, 2018, the Company entered into a loan agreement (the “First July 2018 Schiller Loan Agreement”) with Schiller, a member of the Board, whereby the Company issued Schiller a promissory note in the principal aggregate amount of $35,000 (the “First July 2018 Schiller Note”). As additional consideration for entering in the First July 2018 Schiller Loan Agreement, the Company issued Schiller a four-year warrant to purchase 3,750 shares of the Company’s common stock at a purchase price of $4.00 per share. Pursuant to the agreement, the note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018.  Subsequent to the balance sheet date, on November 8, 2018 the Company executed upon an agreement that extended the maturity date of this loan to March 7, 2019. As part of the extension agreement, the Company issued Schiller warrants to purchase 7,149 shares of common stock of the Company at an exercise price of $6.00. On February 18, 2019 the Company executed upon an agreement that further extended the maturity date of the First July 2018 Schiller Loan Agreement to March 7, 2019. As part of the extension agreement, the Company issued Schiller an additional 3,204 warrants to purchase common stock of the Company at an exercise price of $6.00. On March 29, 2019 the Company entered into an agreement with Mr. Schiller that extended the maturity date of this loan to May 15, 2019.

During the 6 months ended June 30, 2019 $15,000 in principal and $863 of unpaid interest was converted into the February 2019 Convertible Note Offering and the loan is no longer outstanding.

The Second July 2018 Schiller Loan Agreement

On July 17, 2018, the Company entered into a loan agreement (the “Second July 2018 Schiller Loan Agreement”) with Schiller, a member of the Board, whereby the Company issued Schiller a promissory note in the principal aggregate amount of $25,000 (the “Second July 2018 Schiller Note”). As additional consideration for entering in the Second July 2018 Schiller Loan Agreement, the Company issued Schiller a four-year warrant to purchase 3,750 shares of the Company’s common stock at a purchase price of $4.00 per share. Pursuant to the Second July 2018 Schiller Loan Agreement, the Second July 2018 Schiller Note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018. Subsequent to the balance sheet date, on November 8, 2018 the Company executed upon an agreement that extended the maturity date of this loan to March 7, 2019. As part of the extension agreement, the Company issued Schiller warrants to purchase 5,095 shares of common stock of the Company at an exercise price of $6.00. On February 18, 2019 the Company executed upon an agreement that further extended the maturity date of the Second July 2018 Schiller Loan Agreement to March 7, 2019. As part of the extension agreement, the Company issued Schiller an additional 5,180 warrants to purchase common stock of the Company at an exercise price of $6.00. On March 29, 2019 the Company entered into an agreement with Mr. Schiller that further extended the maturity date of this loan to May 15, 2019.

During the 6 months ended June 30, 2019 $4,137 in principal was converted into the February 2019 Convertible Note Offering.

The First July 2018 Rosen Loan Agreements

On July 12, 2018, the Company entered into a loan agreement (the “First July 2018 Rosen Loan Agreement”) with Rosen, an officer of the Company, whereby the Company issued Rosen a promissory note in the principal aggregate amount of $10,000 (the “First July 2018 Rosen Note”). Pursuant to the First July 2018 Rosen Loan Agreement, the note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018. On November 8, 2018 the Company executed upon an agreement that extended the maturity date of this loan to March 7, 2019. As part of the extension agreement, the Company issued Rosen warrants to purchase 1,377 shares of common stock of the Company at an exercise price of $6.00. On February 18, 2019 the Company executed upon an agreement that further extended the maturity date of the First July 2018 Rosen Loan Agreement to March 7, 2019. As part of the extension agreement, the Company issued Rosen an additional 10,370 warrants to purchase common stock of the Company at an exercise price of $6.00. On March 29, 2019 the Company entered into an agreement with Mr. Rosen that further extended the maturity date of this loan to May 15, 2019.

During the six months ended June 30, 2019 the company repaid $10,000 of principal and $1,123 of unpaid interest and the loan is no longer outstanding.

The Second July 2018 Rosen Loan Agreements

On July 18, 2018, the Company entered into a loan agreement (the “Second July 2018 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal aggregate amount of $50,000 (the “Second July 2018 Rosen Note”) resulting from the conversion of a demand note (as described below). As additional consideration for entering into the Second July 2018 Rosen Loan Agreement, the Company issued Rosen a four-year warrant to purchase 7,500 shares of the Company’s common stock at a purchase price of $6.00 per share. Pursuant to the Second July 2018 Rosen Loan Agreement, the Second July 2018 Rosen Note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018. On November 8, 2018 the Company executed upon an agreement that extended the maturity date of this loan to March 7, 2019. As part of the extension agreement, the Company issued Rosen warrants to purchase 10,198 shares of common stock of the Company at an exercise price of $6.00. On February 18, 2019 the Company executed upon an agreement that further extended the maturity date of the Second July 2018 Rosen Loan Agreement to March 7, 2019. As part of the extension agreement, the Company issued Rosen an additional 2,072 warrants to purchase common stock of the Company at an exercise price of $6.00. On March 29, 2019 the Company entered into an agreement with Mr. Rosen that further extended the maturity date of this loan to May 15, 2019.

During the six months ended June 30, 2019 the company repaid $50,000 of principal and $2,900 of unpaid interest and the loan is no longer outstanding.

The December 2018 Rosen Loan Agreement

On December 27, 2018, the Company entered into a loan agreement (the “December 2018 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal amount of $75,000 (the “December 2018 Rosen Note”). As additional consideration for entering in the December 2018 Rosen Note Loan Agreement, the Company issued Rosen a four-year warrant to purchase 3,750 shares of the Company’s common stock at a purchase price of $6.00 per share. Pursuant to the December 2018 Rosen Loan Agreement, the December 2018 Rosen Note bears interest at a rate of 6% per annum and payable on the maturity date of January 26, 2019 (the “December 2018 Rosen Maturity Date”). On February 18, 2019 the Company executed upon an agreement that further extended the maturity date of the December 2018 Rosen Loan Agreement to March 7, 2019. As part of the extension agreement, the Company issued Rosen an additional 35,194 warrants to purchase common stock of the Company at an exercise price of $6.00. On March 29, 2019 the Company entered into an agreement with Mr. Rosen that extended the maturity date of this loan to May 15, 2019. On August 8, 2019 the Company entered into an agreement further extending the maturity date to September 20, 2019.

 The December 2018 Gravitas Capital Loan Agreement

On December 27, 2018, the Company entered into a loan agreement (the “December 2018 Gravitas Capital Loan Agreement”) with Gravitas Capital, whereby the Company issued Gravitas Capital a promissory note in the principal amount of $50,000 (the “December 2018 Gravitas Capital Note”). As additional consideration for entering in the December 2018 Gravitas Capital Note Loan Agreement, the Company issued Gravitas Capital a four-year warrant to purchase 2,500 shares of the Company’s common stock at a purchase price of $6.00 per share. Pursuant to the December 2018 Gravitas Capital Loan Agreement, the December 2018 Gravitas Capital Note bears interest at a rate of 6% per annum and payable on the maturity date of January 27, 2019  (the “December 2018 Gravitas Capital Maturity Date”).

During the six months ended June 30, 2019 the Company repaid $50,000 in principal and $250 in interest and the loan is no longer outstanding.

The January 2019 Rosen Loan Agreement

On January 30, 2019, the Company entered into a loan agreement (the “January 2019 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal amount of $175,000 (the “January 2019 Rosen Note”). As additional consideration for entering in the January 2019 Rosen Note Loan Agreement, the Company issued Rosen a four-year warrant to purchase 15,000 shares of the Company’s common stock at a purchase price of $6.00 per share. Pursuant to the January 2019 Rosen Loan Agreement, the January 2019 Rosen Note bears interest at a rate of 10% per annum and payable on the maturity date of February 15, 2019 (the “January 2019 Rosen Maturity Date”). On February 19, 2018 the Company executed upon an agreement that extended the maturity date of this loan to March 7, 2019. As part of the extension agreement, the Company issued Rosen warrants to purchase 35,194 shares of common stock of the Company at an exercise price of $6.00. On March 29, 2019 the Company entered into an agreement with Mr. Rosen that extended the maturity date of this loan to May 15, 2019. On August 8, 2019 the Company entered into an agreement further extending the maturity date to September 20, 2019.

 The February 2019 Gravitas Capital Loan Agreement

On February 6, 2019, the Company entered into a loan agreement (the “February 2019 Gravitas Capital Loan Agreement”) with Gravitas Capital, whereby the Company issued Gravitas Capital a promissory note in the principal amount of $75,000 (the “February 2019 Gravitas Capital Note”). As additional consideration for entering in the February 2019 Gravitas Capital Note Loan Agreement, the Company issued Gravitas Capital a four-year warrant to purchase 375 shares of the Company’s common stock at a purchase price of $6.00 per share. Pursuant to the February 2019 Gravitas Capital Loan Agreement, the February 2019 Gravitas Capital Note bears interest at a rate of 5% per annum and payable on the maturity date of February 28, 2019  (the “February 2019 Gravitas Capital Maturity Date”).

During the six months ended June 30, 2019 the Company repaid $75,000 in principal and $3,500 in interest and the loan is no longer outstanding.

The February 2019 Rosen Loan Agreement

On February 14, 2019, the Company entered into a loan agreement (the “February 2019 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal amount of $50,000 (the “February 2019 Rosen Note”). As additional consideration for entering in the February 2019 Rosen Note Loan Agreement, the Company issued Rosen a four-year warrant to purchase 5,000 shares of the Company’s common stock at a purchase price of $6.00 per share. Pursuant to the February 2019 Rosen Loan Agreement, the February 2019 Rosen Note bears interest at a rate of 10% per annum and payable on the maturity date of February 28, 2019 (the “February 2019 Rosen Maturity Date”). On March 29, 2019 the Company entered into an agreement with Mr. Rosen that extended the maturity date of this loan to May 15, 2019. On August 8, 2019 the Company entered into an agreement further extending the maturity date to September 20, 2019.

The March 2019 Gravitas Capital Loan Agreement

On March 11, 2019, the Company entered into a loan agreement (the “March 2019 Gravitas Capital Loan Agreement”) with Gravitas Capital, whereby the Company issued Gravitas Capital a promissory note in the principal amount of $80,000 (the “March 2019 Gravitas Capital Note”). As additional consideration for entering in the March 2019 Gravitas Capital Note Loan Agreement, the Company issued Gravitas Capital a four-year warrant to purchase 375 shares of the Company’s common stock at a purchase price of $6.00 per share. Pursuant to the March 2019 Gravitas Capital Loan Agreement, the March 2019 Gravitas Capital Note bears interest at a rate of 6% per annum and payable on the maturity date of April 11, 2019 (the “March 2019 Gravitas Capital Maturity Date”). On April 12, 2019 the Company executed upon an agreement that further extended the maturity date of the March 2019 Gravitas Capital Loan Agreement to May 15, 2019. As part of the extension agreement, the Company issued Gravitas Capital an additional 500 warrants to purchase common stock of the Company at an exercise price of $6.00.

During the six months ended June 30, 2019 the company repaid $80,000 of principal and $10,000 of unpaid interest and the loan is no longer outstanding.

The May 2019 Loan Agreement

On May 31, 2019, the Company entered into a loan agreement (the “May 2019 Loan Agreement”), whereby the Company issued a promissory note in the principal amount of $10,000 (the “May 2019 Note”). Pursuant to the May 2019 Loan Agreement, the May 2019 Note bears interest at a rate of $500 per month. As additional consideration for entering in the May 2019 Loan Agreement, the Company issued a four-year warrant to purchase 150 shares of the Company’s common stock at a purchase price of $4.00 per share.

During the six months ended June 30, 2019 the Company repaid $10,000 in principal and $500 in interest and the loan is no longer outstanding.

The June 2019 Loan Agreement

On June 3, 2019, the Company entered into a loan agreement (the “June 2019 Loan Agreement”), pursuant to which the Company was to be indebted in the amount of $2,400,000, of which $1,200,000 was funded by June 30, 2019 and $1,200,000 was exchanged from the May 2016 Rosen Loan Agreement dated May 26, 2016 in favor of Rosen for a joint and several interest in the Term Loan pursuant to the Debt Exchange Agreement. The June 2019 Loan Agreement, the June 2019 Loan bears interest at a rate of 12.5% per annum, compounded annually and payable on the maturity date of December 3, 2019 (the “June 2019 Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the June 2019. In connection with the conversion of the May 2016 Rosen Loan Agreement the Company recorded a debt discount of $92,752. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

Demand loan

On March 29, 2019, Standish made non-interest bearing loans of $300,000 to the Company in the form of cash. The loan is due on demand and unsecured. In April of 2019 the company papered this note as part of the February 2019 Convertible Note Offering.

On June 13, 2019, Standish made non-interest bearing loans of $100,000 to the Company in the form of cash. The loan is due on demand and unsecured

Officer compensation

During the six months ended June 30, 2019 the Company paid $24,342 for living expenses for officers of the Company.

Note 7 - Stockholders’ Deficit

Shares Authorized

Upon incorporation, the total number of shares of all classes of stock which the Company is authorized to issue is Thirty-five Million (35,000,000) shares of which Fifteen Million (15,000,000) shares shall be Common Stock, par value $0.001 per share and Twenty Million (20,000,000) shall be Preferred Stock, par value $0.001 per share. The designations, rights, and preferences of such preferred stock are to be determined by the Board of Directors.

Reverse Stock Split

On July 25, 2019, following stockholder and Board approval, the Company filed a Certificate of Change to its Articles of Incorporation (the “Amendment”), with the Secretary of State of the State of Nevada to effectuate a one-for-twenty (1:20) reverse stock split (the “Reverse Stock Split”) of its common stock, par value $0.001 per share, without any change to its par value. The Amendment became effective on July 30, 2019. The number of shares authorized for common and preferred stock were not affected by the Reverse Stock Split. No fractional shares were issued in connection with the Reverse Stock Split as all fractional shares were “rounded up” to the next whole share.

All share and per share amounts for the common stock have been retroactively restated to give effect to the reverse splits.

Preferred Stock

As of June 30, 2019, and December 31, 2018 there were no preferred stock issued or outstanding.

Common Stock

On January 4, 2019, the Company issued 2,000,000 shares of its restricted common stock to consultants in exchange for services at a fair value of $240,000.

On January 3, 2019, the Company issued 500,000 shares of its restricted common stock to consultants in exchange for services at a fair value of $70,050.

August 2018 Equity Raise

Effective August 31, 2018 (the “Effective Date”), the Company consummated the initial closing (the “Initial Closing”) of a private placement offering of its securities of up to $5,000,000 (the “August 2018 Equity Raise”). During the three months ended March 31, 2019 the Company entered into definitive securities purchase agreements (the “Purchase Agreements”) for aggregate gross proceeds of $649,829. Pursuant to the Purchase Agreement, the Purchasers purchased an aggregate of 2,599,320 shares of common stock at $0.25 per share and received warrants to purchase 129,966 shares of common stock at an exercise price of $6.00 per share (the “Purchaser Warrants”, collectively, the “Securities”).

The Purchaser Warrants are exercisable for a term of five years from the Initial Exercise Date (as defined in the Purchaser Warrants).

Tender offers

	Warrants subject to tender	Common shares issuable	Warrants tendered	Shares issued
Tender offer 1	61,832,962	20,610,782	50,602,968	16,977,084
Tender offer 2	53,754,849	26,727,425	50,052,133	25,026,377
Total	115,587,811	47,338,207	100,655,101	42,003,461

Tender 1

In February 2019 the Company offered to its holders of certain outstanding warrants (the “Tender 1 Warrants”), each with an exercise price of $4.00, by agreeing to receive thirty-three thousand three hundred and thirty three (33,333) Shares in exchange for every one-hundred thousand (100,000) Warrants tendered by the holders of Warrants (the “Exchange Ratio”). The Exchange Ratio was selected by the Company in order to provide the holders of the Warrants with an incentive to exchange the Warrants. The Tender closed on April 15, 2019. The Company considered the fair value accounting for all share-based payments awards. The fair value of each warrant tendered is estimated on the tender date using the Black-Scholes option-pricing model. Since the fair of the warrants were in excess of the fair value of common stock the company did not record an inducement expense.

Tender 2

In April 2019 the Company offered to its holders of certain outstanding warrants (the “Tender 2 Warrants”), each with an exercise price of $6.00, by agreeing to receive fifty thousand (50,000) Shares in exchange for every one-hundred thousand (100,000) Warrants tendered by the holders of Warrants (the “Exchange Ratio”). The Exchange Ratio was selected by the Company in order to provide the holders of the Warrants with an incentive to exchange the Warrants. The Tender closed on May 17, 2019. The Company considered the fair value accounting for all share-based payments awards. The fair value of each warrant tendered is estimated on the tender date using the Black-Scholes option-pricing model. Since the fair of the warrants were in excess of the fair value of common stock the company did not record an inducement expense.

Warrants

The Company applied fair value accounting for all share-based payments awards. The fair value of each warrant granted is estimated on the date of grant using the Black-Scholes option-pricing model.

The assumptions used for warrants granted during the six months ended June 30, 2019 are as follows:

	June 30, 2019	June 30, 2018
Exercise price	$ 4.00-6.00	$4
Expected dividends	0%	0%
Expected volatility	107.59%-114.13% %	92.14% - 100.56%
Risk free interest rate	1.93-2.41%	1.64% - 2.69%
Expected life of warrant	4-5 years	4 – 5 years

Warrant Activities

The following is a summary of the Company’s warrant activity:

	Warrants	Weighted Average Exercise Price

Outstanding – December 31, 2018	5,548,1418	5.40
Granted	422,314	5.89
Exercised	-	-
Forfeited/Cancelled	(5,252,130)	5.32
Outstanding and Exercisable – June 30, 2019	713,135	5.20

Warrants Outstanding				Warrants Exercisable
Exercise price	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$5.20	718,325	3.32	5.20	718,325	3.32

During the six months ended June 30, 2019, a total of 133,190 warrants were issued with convertible notes (See Note 5 above). The warrants have a grant date fair value of $252,533 using a Black-Scholes option-pricing model and the above assumptions.

During the six months ended June 30, 2019, a total of 94,757 warrants were issued with notes payable – related party (See Note 6 above). The warrants have a grant date fair value of $106,378 using a Black-Scholes option-pricing model and the above assumptions.

During the six months ended June 30, 2019, a total of 1,320 warrants were issued with convertible notes payable – related party (See Note 6 above). The warrants have a grant date fair value of $2,465 using a Black-Scholes option-pricing model and the above assumptions.

During the six months ended June 30, 2019, a total of 129,966 warrants were issued with the August 2018 Equity Raise (See above). The warrants have a grant date fair value of $334,985 using a Black-Scholes option-pricing model and the above assumptions.

During the six months ended June 30, 2019, a total of 41,140 warrants were issued in exchange for services. The warrants have a grant date fair value of $ $122,777 using a Black-Scholes option-pricing model and the above assumptions.

Note 11 – Commitments and Contingencies

Lease Agreements

On May 5, 2018, the Company signed a 5-year lease for approximately 2,300 square feet of office space at 2050 Center Avenue Suite 640, Fort Lee, New Jersey 07024. Commencement date of the lease is June 1, 2018. Total amount due under this lease is $411,150.

On April 1, 2019, the Company signed a 4-year lease for approximately 796 square feet of office space at 2050 Center Avenue Suite 660, Fort Lee, New Jersey 07024. Commencement date of the lease is April 1, 2019. Total amount due under this lease is $108,229

Total future minimum payments required under the lease as of June 30, 2019 are as follows:

Twelve Months Ending June 30,
2020	$102,927
2021	106,927
2022	111,257
2023	109,730
2024	2,081
Total	$432,922

Rent expense for the six months ended June 30, 2019 and 2018 was $36,671 and $69,022 respectively.

Note 13 – Subsequent Events

The July 2019 Loan Agreement

On July 26, 2019, the Company entered into a loan agreement (the “July 2019 Loan Agreement”) with an investor, whereby the Company issued a promissory note in the principal amount of $12,000 (the “July 2019 Note”). As additional consideration for entering in the July 2019 Loan Agreement, the Company issued a five-year warrant to purchase 180 shares of the Company’s common stock at a purchase price of $6.00 per share. Pursuant to the July 2019 Loan Agreement, the July 2019 Note bears interest at a flat rate of $600 and payable on the maturity date of August 2, 2019 (the “July 2019 Maturity Date”).

This note was subsequently repaid.

The July 2019 Gravitas Capital Loan Agreement

On July 16, 2019, the Company entered into a loan agreement (the “August 2019 Gravitas Capital Loan Agreement”) with Gravitas Capital, whereby the Company issued Gravitas Capital a promissory note in the principal amount of $100,000 (the “August 2019 Gravitas Capital Note”). As additional consideration for entering in the August 2019 Gravitas Capital Loan Agreement, the Company issued Gravitas Capital a five-year warrant to purchase 1,000 shares of the Company’s common stock at a purchase price of $6.00 per share. Pursuant to the August 2019 Gravitas Capital Loan Agreement, the August 2019 Gravitas Capital Note bears interest at a flat rate of $5,000 and payable on the maturity date of September 1, 2019 (the “July 2019 Gravitas Capital Maturity Date”).

June 2019 Loan Agreement Amendments

On July 29, 2019, the Company entered into an amendment agreement to the June 2019 Loan Agreement with the investors party thereto, whereby the parties thereto agreed to (i) increase the principal amount of the June 2019 Laon to $2,500,000; and (ii) amend the provisions therein with regard to the ranking of security interests.

On August 12, 2019, the Company and investors entered into a second amendment agreement to the June 2019 Loan Agreement, whereby the parties thereto agreed to (i) increase the principal amount of the June 2019 Loan to $3,000,000; and (ii) amend the provisions therein with regard to the ranking of security interests.

The August 2019 Schiller Loan Agreement

On August 6, 2019, the Company entered into a loan agreement (the “August 2019 Schiller Loan Agreement”) with Gravitas Capital, whereby the Company issued Leonard Schiller a promissory note in the principal amount of $15,000 (the “August 2019 Schiller Note”). As additional consideration for entering in the August 2019 Schiller Note Loan Agreement, the Company issued Leonard Schiller a five-year warrant to purchase 225 shares of the Company’s common stock at a purchase price of $6.00 per share. Pursuant to the August 2019 Schiller Loan Agreement, the August 2019 Schiller Note bears interest at a flat rate of $750 and payable on the maturity date of August 9, 2019 (the “August 2019 Schiller Note Maturity Date”).

This note was subsequently repaid.

The August 2019 Loan Agreement

On August 6, 2019, the Company entered into a loan agreement (the “August 2019 Loan Agreement”) with an investor, whereby the Company issued a promissory note in the principal amount of $12,000 (the “August 2019 Note”). As additional consideration for entering in the August 2019 Loan Agreement, the Company issued a five-year warrant to purchase 180 shares of the Company’s common stock at a purchase price of $6.00 per share. Pursuant to the August 2019 Loan Agreement, the August 2019 Note bears interest at a flat rate of $600 and payable on the maturity date of August 9, 2019 (the “August 2019 Maturity Date”).

This note was subsequently repaid.

Seller’s Choice,

A Division of Home Revolution, LLC

Financial Statements

December 31, 2018 and 2017

Independent Auditors’ Report

The Board of Directors

Seller’s Choice, A Division of Home Revolution, LLC

We have audited the accompanying financial statements of Seller’s Choice, a Division of Home Revolution, LLC (a Partnership), which comprise the balance sheets as of December 31, 2018 and 2017, and the related statements of operations and members’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Seller’s Choice, A Division of Home Revolution, LLC as of December 31, 2018 and 2017 and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Newburgh, NY

August 19, 2019

PKF O’CONNOR DAVIES, LLP

32 Fostertown Road, Newburgh, NY 12550 | Tel: 845.565.5400 | Fax: 845.565.9487 | www.pkfod.com

PKF O’Connor Davies, LLP is a member firm of the PKF International Limited network of legally independent firms and does not accept any responsibility or liability for the actions or inactions on the part of any other individual member firm or firms.

Seller’s Choice,

A Division of Home Revolution, LLC

Balance Sheets

	December 31,
	2018	2017

ASSETS
Current Assets
Accounts receivable, net of allowance for doubtful accounts of $1,778 and $0	$71,719	$5,378
Due from affiliate	2,536	-
Prepaid advertising costs	12,683	1,828
Total Current Assets	86,938	7,206

Property and Equipment, at cost
Furniture, fixtures and office equipment	16,206	4,476
Less accumulated depreciation	2,422	472
Property and Equipment, net	13,784	4,004

	$100,722	$11,210

LIABILITIES AND MEMBERS’ DEFICIT
Non-Current Liabilities
Due to Home Revolution, LLC	$190,345	$54,382

Members’ Deficit	(89,623)	(43,172)

	$100,722	$11,210

See notes to financial statements

Seller’s Choice,

A Division of Home Revolution, LLC

Statements of Operations and Members’ Deficit

	Year Ended December 31,
	2018	2017

NET SALES	$624,639	$124,529

OPERATING EXPENSES
Direct operating expenses	344,198	68,431
Selling expenses	197,515	62,437
General and administrative expenses	129,377	37,683
Total Operating Expenses	671,090	168,551
Loss Before Other Income	(46,451)	(44,022)

OTHER INCOME
Interest	-	850
Net Loss	(46,451)	(43,172)

MEMBERS’ DEFICIT
Beginning of year	(43,172)	-

End of year	$(89,623)	$(43,172)

See notes to financial statements

Seller’s Choice,

A Division of Home Revolution, LLC

Statements of Cash Flows

	Year Ended December 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(46,451)	$(43,172)
Adjustments to reconcile net loss to net cash from operating activities
Change in allowance for doubtful accounts	(1,778)	-
Depreciation	1,950	472
Changes in operating assets and liabilities
Accounts receivable	(64,563)	(5,378)
Prepaid adverstising cost	(10,855)	(1,828)
Net Cash from Operating Activities	(121,697)	(49,906)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(11,730)	(4,476)

CASH FLOWS FROM FINANCING ACTVITIES
Due to Home Revolution, LLC	135,963	54,382
Due from affiliate	(2,536)	-
Net Cash from Financing Activities	133,427	54,382

Net Change in Cash	-	-

CASH
Beginning of year	-	-

End of year	$-	$-

Home Revolution, LLC facilitates all cash transactions for the Company. The statements of cash flows have been prepared as though all cash payments and receipts had been made by the Company. The net effect of the cash transactions is recorded in “Due to Home Revolution, LLC”.

See notes to financial statements

Seller’s Choice,

A Division of Home Revolution, LLC

Notes to Financial Statements

December 31, 2018 and 2017

1.	Nature of Business

Seller’s Choice, a Division of Home Revolution, LLC (a partnership) (the “Company”), is an online seller and digital marketing agency specializing in launching and growing products and e-commerce storefronts. Based out of Fort Lee, New Jersey, Home Revolution, LLC (“Home Revolution”) was incorporated in the State of Delaware in April 2013. Home Revolution began the Seller’s Choice division in January 2017. Home Revolution and the Company operate as a limited liability company and its members have limited personal liability for the obligations or debts of Home Revolution and the Company. Home Revolution and the Company shall continue in perpetuity unless its existence is terminated sooner, as defined in the Company’s operating agreement.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

The financial statements have been prepared from the accounting records of the Company using historical results of operations and historical cost basis of the assets and liabilities that comprise the Company. These financial statements have been prepared solely to demonstrate its historical results of operations, financial position, and cash flows for the indicated periods under Home Revolution’s management. All intercompany balances and transactions within the Company have been eliminated. Transactions and balances between the Company and Home Revolution are reflected as related party transactions within these financial statements.

The accompanying financial statements include the assets, liabilities, revenues, and expenses that are specifically identifiable to the Company. Management believes the assumptions underlying the financial statements are reasonable and appropriate under the circumstances.

Revenue Recognition

Revenue is recognized in accordance with U.S. GAAP. Four basic criteria must be met before revenue can be recognized: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred; (iii) the fee is fixed or determinable; and (iv) collectability is reasonably assured. The Company recognizes revenues as services are rendered in accordance with the related contracts with customer.

Seller’s Choice,

A Division of Home Revolution, LLC

Notes to Financial Statements

December 31, 2018 and 2017

2.	Summary of Significant Accounting Policies (continued)

Future Adoption of New Revenue Recognition Guidance

In May 2014 the Financial Accounting Standards Board (“FASB”) issued new revenue recognition guidance which provides a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers which will become effective for the Company for the fiscal years beginning on or after December 15, 2018 and will supersede most current revenue recognition guidance. The core principle of the new guidance is that an entity should recognize revenue from the transfer of promised goods or services to customers in an amount that reflects the consideration the entity expects to receive for those promised goods or services to customers. The guidance includes a five- step framework to determine the timing and amount of revenue to recognize related to contracts with customers. In addition, this guidance requires new or expanded disclosures related to judgments made by entities when following this framework. The new framework will be applied either on a full or modified retrospective basis. The evaluation of the impact of the new guidance is not yet completed, however management believes that adoption will not have a material impact on the Company’s financial statements.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a provision for bad debt expense and an adjustment to a valuation allowance based on its assessment of the current status of individual accounts. Balances that remain outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a reduction in accounts receivable. As of December 31, 2018 and 2017, the allowance for uncollectable receivables was $1,778 and $0.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided using the straight- line method over estimated useful lives of five to seven years. Expenditures for maintenance and repairs are expensed as incurred. Expenditures that improve or extend the estimated useful lives are capitalized.

Income Taxes

Federal and state income taxes are not payable by Home Revolution. Members are taxed individually on their respective share of the Home Revolution’s earnings, allocated in accordance with the terms of the operating agreement. Accordingly, no provision for federal or state income taxes has been included in these financial statements.

As a limited liability company, the members’ liability is limited to amounts reflected in their respective member accounts.

Seller’s Choice,

A Division of Home Revolution, LLC

Notes to Financial Statements

December 31, 2018 and 2017

2.	Summary of Significant Accounting Policies (continued)

Advertising and Promotion

Certain costs for advertising and promotion are amortized on a straight-line basis over the related agreements. All other advertising costs are charged to operations when incurred. Advertising expense for the years ended December 31, 2018 and 2017 totaled $119,805 and $38,935.

3.	Related Party Transactions

Due to Home Revolution, LLC

The Company has received cash advances for working capital purposes from Home Revolution, LLC, a related party with common ownership. These advances are noninterest bearing, have not been evidence by the issuance of notes, are uncollateralized and are not expect to be repaid within twelve months of the balance sheet date.

The Company has negative working capital and operating losses since inception. The members of Home Revolution have agreed to provide continuing financial support to the Company so it is able to pay any operating, capital or other expenses relating to the Company’s business.

Sales to Affiliates

The Company provides marketing services to two affiliated companies. Total sales to the affiliates during the years ended December 31, 2018 and 2017 were approximately $22,100 and $11,900. Outstanding accounts receivable from these affiliates as of December 31, 2018 and 2017 were $2,536 and $0.

4.	Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Management believes that its contract acceptance, billing and collection policies are adequate to minimize potential credit risk. Generally, the Company does not require collateral or other security to support customer receivables.

Major Customers

For the year ending December 31, 2017, approximately 30% of the Company’s total revenue resulted from sales to one customer. No such concentration existed for the year ended December 31, 2018.

Seller’s Choice,

A Division of Home Revolution, LLC

Notes to Financial Statements

December 31, 2018 and 2017

5.	Commitments

Leases

The Company rented office space in Cresskill, New Jersey from an unrelated party on a month-to-month basis through March 2017. Rent expense totaled $731 during the year ended December 31, 2017.

In January 2017 the Company began renting office space in Fort Lee, New Jersey from an unrelated party on a month-to-month basis. Rent expense for the years ended December 31, 2018 and 2017 totaled $40,546 and $12,425. In February 2019, the Company entered into a lease agreement for this property through June 2019. The lease will continue to run month-to-month once after June 2019 per the terms of the lease.

Minimum payments by the Company under this lease agreement are as follows for the year ending December 31,

2019	$33,448

6.	Subsequent Event

Management has evaluated subsequent events for disclosure and/or recognition in the financial statements through the date that the financial statements were available to be issued, which date is August 19, 2019.

On May 21, 2019, the Company signed a Non-Binding Letter of Intent with Jerrick Media Holdings, Inc.(“Jerrick”) to acquire substantially all assets of the Company. The proposed price of the Purchase Agreement shall be $2,000,000 payable in a combination of cash and equity in two phases as follows:

Phase 1:

$280,000 in equity, calculated as 933,333 restricted shares of Jerrick common stock at a price of $0.30, due upon the execution of the Purchase Agreement (the “Phase 1 Stock Payment”). The Company agrees to include these shares in its next registration statement filed with the SEC, and agrees to register such shares no later than September 30, 2019. $20,000 in cash (1% of the Total Purchase price) due upon the execution of the Purchase Agreement. An additional $20,000 cash, paid toward the cash component of the Total Purchase Price, will be paid to Seller on August 15, 2019, if the Purchase Option has not yet been exercised.

Seller’s Choice,

A Division of Home Revolution, LLC

Notes to Financial Statements

December 31, 2018 and 2017

6.	Subsequent Event (continued)

Phase 2:

$980,000 cash (less any cash payments paid in advance between the signing of the Purchase Agreement and the exercise of the Purchase Option) (the “Phase 2 Cash Payment”). $720,000 in equity, calculated at the average daily volume weighted average price from the date of signing of the Non-Binding Letter of Intent through the date of exercise of the Purchase Option. The Company agrees to register these shares within 90 days of issuance.

The Purchase Option expires on September 15, 2019 and all monies paid as part of the Purchase Option are non-recoverable.

* * * * *

Seller’ Choice, LLC

Financial Statements

June 30, 2019

Seller’s Choice, LLC

Balance Sheets

	(Unaudited)
	June 30,	December 31,
ASSETS	2019	2018
Current Assets
Accounts receivable, net of allowance for doubtful accounts of $1,778 for each period	$24,333	$71,719
Due from affiliate	-	2,536
Prepaid advertising costs	882	12,683
Total Current Assets	25,215	86,938

Property and Equipment, at cost
Furniture, fixtures and office equipment	24,970	16,206
Less accumulated depreciation	4,454	2,422
Property and Equipment, net	20,516	13,784
	$45,731	$100,722

LIABILITIES AND MEMBER’S DEFICIT
Current Liabilities
Notes Payable, Home Revolution, LLC	$84,235	$-
Due to Home Revolution, LLC	174,947	190,345
Total Current Liabilities	259,182	190,345

Member’s Deficit	(213,451)	(89,623)
	$45,731	$100,722

See notes to financial statements

Seller’s Choice, LLC

Statement of Operations and Member’s Deficit

	(Unaudited)
	Six Months Ended June 30,
	2019	2018

NET SALES	$465,957	$233,825

OPERATING EXPENSES
Direct operating expenses	325,045	114,600
Selling expenses	134,854	101,157
General and administrative expenses	128,969	53,117
Total Operating Expenses	588,868	268,874
Loss Before Other Expense	(122,911)	(35,049)

OTHER EXPENSE
Interest	(917)	-
Net Loss	(123,828)	(35,049)

MEMBER’S DEFICIT
Beginning of period	(89,623)	(43,172)

End of period	$(213,451)	$(78,221)

See notes to financial statements

Seller’s Choice, LLC

Statement of Cash Flows

	(Unaudited)
	Six Months Ended June 30,
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(123,828)	$(35,049)
Adjustments to reconcile net loss to net cash from operating activities
Depreciation	2,032	606
Changes in operating assets and liabilities
Accounts receivable	47,386	2,968
Due from affiliate	2,536	(2,536)
Prepaid adverstising costs	11,801	1,828
Net Cash from Operating Activities	(60,073)	(32,183)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(8,764)	(7,148)

CASH FLOWS FROM FINANCING ACTVITIES

Proceeds from Notes Payable, Home Revolution, LLC	93,214	93,214
Principal payments on Notes Payable, Home Revolution, LLC	(8,979)	(93,214)
Due to Home Revolution, LLC	(15,398)	39,331
Net Cash from Financing Activities	68,837	39,331

Net Change in Cash	-	-

CASH
Beginning of period	-	-

End of period	$-	$-

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid During the Period for Interest	$917	$-

Home Revolution, LLC facilitates all cash transactions for the Company.  The statement of cash flows has been prepared as though all cash payments and receipts had been made by the Company.  The net effect of the cash transactions is recorded in “Due to Home Revolution, LLC”.

See notes to financial statements

Seller’s Choice, LLC

Notes to Financial Statements

June 30, 2019

1.	Nature of Business

Seller’s Choice, LLC (a single member LLC) (the “Company), is an online seller and digital marketing agency specializing in launching and growing products and e-commerce storefronts. Based out of Fort Lee, New Jersey, the Company was formed in the State of New Jersey in June 2019, when the Company’s assets were spun off from Home Revolution, LLC (“Home Revolution”). Home Revolution began the wholly owned Seller’s Choice division in January 2017. The company operates as a limited liability company and its members have limited personal liability for the obligations or debts of the Company and shall continue in perpetuity unless its existence is terminated sooner, as defined in the Company’s operating agreement.

The accompanying financial statements reflect the historical operations of the Company since its original inception in September 2017.

In September 2019 the Company was sold to a third party (see note 6).

2.	Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

The financial statements have been prepared from the accounting records of the Company using historical results of operations and historical cost basis of the assets and liabilities that comprise the Company. These financial statements have been prepared solely to demonstrate its historical results of operations, financial position, and cash flows for the indicated periods under Home Revolution’s management. Transactions and balances between the Company and Home Revolution are reflected as related party transactions within these financial statements.

The accompanying financial statements include the assets, liabilities, revenues, and expenses that are specifically identifiable to the Company. Management believes the assumptions underlying the financial statements are reasonable and appropriate under the circumstances.

The financial statements have been prepared on going concern basis which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has recurring losses from operations and its current liabilities exceed its current assets. In addition, the Company is dependent on the continued support from Home Revolution.

Seller’s Choice, LLC

Notes to Financial Statements

June 30, 2019

2.	Summary of Significant Accounting Policies (continued)

Change in Accounting Principle

In May 2014, the Federal Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) which is a comprehensive new revenue recognition standard that supersedes existing revenue recognition guidance. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Corporation adopted the new guidance effective, January 1, 2019.

The Company has adopted the modified retrospective transition method in applying this new guidance. Under this adoption method, the Company will apply the provisions of this new guidance prospectively. The provisions of applying the new standard did not have a material impact on member’s deficit as of January 1, 2019. The application of this new guidance has no effect on the cash the Company expected to be received nor on the economics of the Company’s business.

Revenue Recognition

Revenue is recognized in accordance with U.S. GAAP. Five basic criteria must be met before revenue can be recognized: (i) identity of the contract with the customer; (ii) identity of the performance obligations in the contract; (iii) determination of the transaction price; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when or as each performance obligation is satisfied.

Subscription marketing revenue is recognized on a monthly basis after performance obligations are completed. Customers credit cards are charged upon the issuance of invoices.

Project revenue is recognized when the project is completed and the Company transfers control of the project to the customer. Customers are invoiced 50% to start the project and two additional 25% installments as the project progresses. Customers credit cards are charged upon the issuance of invoices.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a provision for bad debt expense and an adjustment to a valuation allowance based on its assessment of the current status of individual accounts. Balances that remain outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a reduction in accounts receivable. As of June 30, 2019 and December 31, 2018, the allowance for uncollectable receivables was $1,778. The balance in accounts receivable as of June 30, 2019 and December 31, 2018 amounted to $24,333 and $71,719.

Seller’s Choice, LLC

Notes to Financial Statements

June 30, 2019

2.	Summary of Significant Accounting Policies (continued)

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over estimated useful lives of five to seven years. Expenditures for maintenance and repairs are expensed as incurred. Expenditures that improve or extend the estimated useful lives are capitalized. Depreciation for the six months period ended June 30, 2019 and 2018 was $2,032 and $606.

Income Taxes

The Company is wholly owned by Home Revolution (see note 1). All income and expenses are reported on Home Revolution’s federal and state income tax returns. Accordingly, no provision for federal or state income taxes has been included in these financial statements.

As a limited liability company, the member’s liability is limited to amounts reflected in their respective member accounts.

Advertising and Promotion

Certain costs for advertising and promotion are amortized on a straight-line basis over the related agreements. All other advertising costs are charged to operations when incurred. Advertising expense for the six months period ended June 30, 2019 and 2018 totaled $44,006 and $38,933.

Subsequent Events

The Company evaluates events and transactions occurring subsequent to the date of the financial statements for matters requiring recognition or disclosure. The accompanying financial statements consider events through September 19, 2019, the date the financial statements were available to be issued (See Note 6).

3.	Related Party Transactions

Notes Payable, Home Revolution, LLC

The Company has received cash advances for working capital purposes from Home Revolution. These advances have been evidenced by the issuance of notes, bear interest ranging from the higher of Prime or the London Inter-Bank Offered Rate (“LIBOR”) plus 1.0%, to 10.0%, are uncollateralized and are expected to be repaid within twelve months of the balance sheet date. As of June 30, 2019, advances of $38,214 bear interest at 5.5% and the remaining advances of $46,021 bear interest at 10.0%. Interest expense charged by Home Revolution for the six month period ended June 30, 2019 was $917.

Seller’s Choice, LLC

Notes to Financial Statements

June 30, 2019

3.	Related Party Transactions (continued)

Due to Home Revolution, LLC

The Company has received cash advances for working capital purposes from Home Revolution. These advances are noninterest bearing, have not been evidence by the issuance of notes, are uncollateralized and are expect to be repaid within twelve months of the balance sheet date.

The Company has negative working capital and operating losses since inception. The members of Home Revolution had agreed to provide continuing financial support to the Company so the Company is able to pay any operating, capital or other expenses as they become due.

Sales to Affiliates

The Company provided marketing services to two affiliated companies. Total sales to the affiliates for the six months ended June 30, 2018 were approximately $13,700. Outstanding accounts receivable from these affiliates as of December 31, 2018 was $2,536. There were no sales to the affiliates in 2019.

4.	Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Management believes that the Company’s contract acceptance, billing and collection policies are adequate to minimize potential credit risk. Generally, the Company does not require collateral or other security to support customer receivables.

5.	Commitments

Lease

In January 2017 the Company began renting office space in Fort Lee, New Jersey from an unrelated party on a month-to-month basis. In February 2019, the Company entered into a lease agreement for this property through June 2019. Rent expense for the six months period ended June 30, 2019 and 2018 totaled $33,448 and $15,358. In June 2019, the Company moved to a new location in Fort Lee, New Jersey and the terms of that occupancy are currently being negotiated.

6.	Sale of Seller’s Choice, LLC

On September 11, 2019, Home Revolution sold 100% of its right, title and interest to Jerrick Media Holdings Inc. (“Buyer”) for the collective consideration of (i) 333,333 shares of the Buyer’s common stock, (ii) $340,000 in cash and (iii) a secured promissory note in the principal amount of $660,000.

* * * * *

                                shares of Common Stock

JERRICK MEDIA HOLDINGS, INC.

PROSPECTUS

                                 , 2019

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission and to FINRA.

	Amount to be paid
SEC registration fee		$1,502.88
FINRA filing fee
NASDAQ Capital Market initial listing fee		$55,000
Transfer agent and registrar fees
Accounting fees and expenses
Legal fees and expenses
Printing and engraving expenses
Total	$

All amounts are estimated except the SEC registration fee, the FINRA filing fee, and the NASDAQ Capital Market initial listing fee.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Bylaws provide that we will indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent will not, without more, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. The Company may by action of its Board of Directors, grant rights to indemnification and advancement of expenses to employees and agents of the Company with the same scope and effects as the indemnification provisions for officers and directors.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

2019

During 2019, we issued the securities below that were not registered under the Securities Act. All of the securities discussed herein were issued in reliance on the exemption under Section 4(a)(2) of the Securities Act.

March 2019 Gravitas Capital Loan Agreement

On April 12, 2019 the Company executed upon an agreement that further extended the maturity date of the March 2019 Gravitas Capital Loan Agreement to May 15, 2019. As part of the extension agreement, the Company issued Gravitas Capital an additional 10,000 warrants to purchase common stock of the Company at an exercise price of $0.30.

The Company issued 2,000,000 shares of Common Stock to individuals in consideration for consulting services.

May 2019 Loan Agreement

On May 31, 2019 the Company entered into a loan agreement (the “May 2019 Loan Agreement”), whereby the Company issued the investor a promissory note in the principal amount of $10,000. As additional consideration for entering in the May 2019 Loan Agreement, the Company issued the investor a five-year warrant to purchase 3,000 shares of the Company’s common stock at a purchase price of $0.20 per share.

July 2019 Loan Agreement

On July 26, 2019, the Company entered into a loan agreement (the “July 2019 Loan Agreement”) with an investor, whereby the Company issued a promissory note in the principal amount of $12,000 (the “July 2019 Note”). As additional consideration for entering in the July 2019 Loan Agreement, the Company issued a five-year warrant to purchase 180 shares of the Company’s common stock at a purchase price of $6.00 per share. Pursuant to the July 2019 Loan Agreement, the July 2019 Note bears interest at a flat rate of $600 and payable on the maturity date of August 2, 2019 (the “July 2019 Maturity Date”).

This note was subsequently repaid.

July 2019 Gravitas Capital Loan Agreement

On July 16, 2019, the Company entered into a loan agreement (the “August 2019 Gravitas Capital Loan Agreement”) with Gravitas Capital, whereby the Company issued Gravitas Capital a promissory note in the principal amount of $100,000 (the “August 2019 Gravitas Capital Note”). As additional consideration for entering in the August 2019 Gravitas Capital Loan Agreement, the Company issued Gravitas Capital a five-year warrant to purchase 1,000 shares of the Company’s common stock at a purchase price of $6.00 per share. Pursuant to the August 2019 Gravitas Capital Loan Agreement, the August 2019 Gravitas Capital Note bears interest at a flat rate of $5,000 and payable on the maturity date of September 1, 2019 (the “July 2019 Gravitas Capital Maturity Date”).

August 2019 Schiller Loan Agreement

On August 6, 2019, the Company entered into a loan agreement (the “August 2019 Schiller Loan Agreement”) with Gravitas Capital, whereby the Company issued Leonard Schiller a promissory note in the principal amount of $15,000 (the “August 2019 Schiller Note”). As additional consideration for entering in the August 2019 Schiller Note Loan Agreement, the Company issued Leonard Schiller a five-year warrant to purchase 225 shares of the Company’s common stock at a purchase price of $6.00 per share. Pursuant to the August 2019 Schiller Loan Agreement, the August 2019 Schiller Note bears interest at a flat rate of $750 and payable on the maturity date of August 9, 2019 (the “August 2019 Schiller Note Maturity Date”).

This note was subsequently repaid.

August 2019 Loan Agreement

On August 6, 2019, the Company entered into a loan agreement (the “August 2019 Loan Agreement”) with an investor, whereby the Company issued a promissory note in the principal amount of $12,000 (the “August 2019 Note”). As additional consideration for entering in the August 2019 Loan Agreement, the Company issued a five-year warrant to purchase 180 shares of the Company’s common stock at a purchase price of $6.00 per share. Pursuant to the August 2019 Loan Agreement, the August 2019 Note bears interest at a flat rate of $600 and payable on the maturity date of August 9, 2019 (the “August 2019 Maturity Date”).

This note was subsequently repaid.

September 2019 Loan Agreement

On September 4, 2019, the Company entered into a loan agreement (the “September 2019 Loan Agreement”) with an investor, whereby the Company issued a promissory note in the principal amount of $15,000 (the “September 2019 Note”). As additional consideration for entering in the September 2019 Loan Agreement, the Company issued a five-year warrant to purchase 225 shares of the Company’s common stock at a purchase price of $6.00 per share. Pursuant to the September 2019 Loan Agreement, the September 2019 Note bears interest at a flat rate of $750 and payable on the maturity date of September 9, 2019 (the “September 2019 Maturity Date”).

This note was subsequently repaid.

2018

During the year ended December 31, 2018, we issued the securities below that were not registered under the Securities Act. All of the securities discussed herein were issued in reliance on the exemption under Section 4(a)(2) of the Securities Act.

January 2018 Rosen Loan Agreement

On January 16, 2018, the Company entered into a loan agreement (the “January 2018 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal amount of $60,000 (the “January 2018 Rosen Note”). The January 2018 Rosen Note is secured by Jeremy Frommer, whereas upon default Mr. Frommer would owe his own personal default shares of the Company’s common stock to Rosen equal to the amount of principal outstanding divided by 0.20. Pursuant to the January 2018 Rosen Loan Agreement, the January 2018 Rosen Note bears interest at a rate of 6% per annum and is payable on the maturity date of January 31, 2018 (the “January 2018 Rosen Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the secured term loan in the principal amount of $1,000,000 issued by Mr. Rosen are due. During the year ended December 31, 2018, the Company repaid $60,000 in principal and $200 in interest and the loan is no longer outstanding.

January 2018 Gordon Loan Agreement

On January 16, 2018, the Company entered into a loan agreement (the “January 2018 Gordon Loan Agreement”) with Mr. Christopher Gordon (“Gordon”), whereby the Company issued Gordon a promissory note in the principal amount of $40,000 (the “January 2018 Gordon Note”). The January 2018 Gordon Note is secured by Jeremy Frommer, whereas upon default Mr. Frommer would owe his own personal default shares of the Company’s common stock to Gordon equal to the amount of principal outstanding divided by 0.20. Pursuant to the January 2018 Gordon Loan Agreement, the January 2018 Gordon Note bears interest at a rate of 6% per annum and payable on the maturity date of January 31, 2018 (the “January 2018 Gordon Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the January 2018 Gordon Note are due. During the year ended December 31, 2018, the Company repaid $40,000 in principal and $105 in interest and the loan is no longer outstanding.

February 2018 Note

On February 8, 2018, the Company issued a convertible note to a third-party lender totaling $40,750 (the “February 2018 Note”). The February 2018 Note accrues interest at 18% per annum and matures with interest and principal both due on February 8, 2020. In addition, the Company issued a warrant to purchase 81,500 shares of Company common stock. The warrant entitles the holder to purchase the Company’s common stock at a purchase price of $0.20 per share for a period of five years from the issue date. The Company recorded a $7,963 debt discount relating to the warrants issued to the investor based on the relative fair value of each equity instrument on the dates of issuance and an original issue discount of $5,298. The debt discount is being accreted over the life of the note. The February 2018 Note and accrued interest is convertible at a conversion price of $0.20 per share, subject to adjustment. During the year ended December 31, 2018 the Company repaid $40,750 of principal and $3,548 of unpaid interest and the loan is no longer outstanding.

First March 2018 Rosen Loan Agreement

On March 4, 2018, the Company entered into a loan agreement (the “First March 2018 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal amount of $10,000 (the “First March 2018 Rosen Note”). As additional consideration for entering in the First March 2018 Rosen Note Loan Agreement, the Company issued Rosen a five-year warrant to purchase 10,000 shares of the Company’s common stock at a purchase price of $0.20 per share. Pursuant to the First March 2018 Rosen Loan Agreement, the First March 2018 Rosen Note bears interest at a rate of 12% per annum and is payable on the maturity date of March 19, 2018 (the “First March 2018 Rosen Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the First March 2018 Rosen Note was due. During the year ended December 31, 2018, the Company repaid $10,000 in principal and $260 in interest and the loan is no longer outstanding.

Second March 2018 Rosen Loan Agreement

On March 9, 2018, the Company entered into a loan agreement (the “Second March 2018 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal amount of $15,000 (the “Second March 2018 Rosen Note”). As additional consideration for entering in the Second March 2018 Rosen Loan Agreement, the Company issued Rosen a five-year warrant to purchase 15,000 shares of the Company’s common stock at a purchase price of $0.20 per share. Pursuant to the Second March 2018 Rosen Loan Agreement, the Second March 2018 Rosen Note bears interest at a rate of 12% per annum and is payable on the maturity date of March 24, 2018 (the “Second March 2018 Rosen Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the Second March 2018 Rosen Note was due. During the year ended December 31, 2018, the Company repaid $15,000 in principal and $365 in interest and the loan is no longer outstanding.

Third March 2018 Rosen Loan Agreement

On March 13, 2018, the Company entered into a loan agreement (the “Third March 2018 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal amount of $10,000 (the “Third March 2018 Rosen Note”). As additional consideration for entering in the Third March 2018 Rosen Loan Agreement, the Company issued Rosen a five-year warrant to purchase 10,000 shares of the Company’s common stock at a purchase price of $0.20 per share. Pursuant to the Third March 2018 Rosen Loan Agreement, the Third March 2018 Rosen Note bears interest at a rate of 12% per annum and is payable on the maturity date of March 28, 2018 (the “Third March 2018 Rosen Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the Third March 2018 Rosen Note was due. During the year ended December 31, 2018, the Company repaid $10,000 in principal and $230 in interest and the loan is no longer outstanding.

Te May 2018 Schiller Loan Agreement

On May 2, 2018, the Company entered into a loan agreement (the “May 2018 Schiller Loan Agreement”) with Schiller, a member of the Board, whereby the Company issued Schiller a promissory note in the principal amount of $100,000 (the “May 2018 Schiller Note”). As additional consideration for entering in the May 2018 Schiller Loan Agreement, the Company issued Schiller a four-year warrant to purchase 300,000 shares of the Company’s common stock at a purchase price of $0.20 per share. Pursuant to the May 2018 Schiller Loan Agreement, the May 2018 Schiller Note bears interest at a rate of 13% per annum and is payable on the maturity date of February 02, 2019 (the “May 2018 Schiller Maturity Date”). During the year ended December 31, 2018, the Company converted $100,000 of principal and $4,369 of unpaid interest into the August 2018 Equity Raise (as defined below) and the loan is no longer outstanding.

June 2018 Frommer Loan Agreement

On June 29, 2018, the Company entered into a loan agreement (the “June 2018 Frommer Loan Agreement”) with Jeremy Frommer, an officer of the Company, whereby the Company issued Frommer a promissory note in the principal amount of $10,000 (the “June 2018 Frommer Note”). As additional consideration for entering in the June 2018 Frommer Note Loan Agreement, the Company issued Frommer a four-year warrant to purchase 30,000 shares of the Company’s common stock at a purchase price of $0.20 per share. Pursuant to the June 2018 Frommer Loan Agreement, the June 2018 Frommer Note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018 (the “June 2018 Frommer Maturity Date”). On November 8, 2018 the Company executed an agreement that extended the maturity date of the June 2018 Frommer Loan Agreement to March 7, 2019. As part of the extension agreement, the Company issued Frommer an additional 40,854 warrants to purchase common stock of the Company at an exercise price of $0.30. On March 29, 2019, the Company executed an agreement to further extend the maturity date of the June 2018 Frommer Loan Agreement to May 15, 2019.

First July 2018 Schiller Loan Agreement

On July 3, 2018, the Company entered into a loan agreement (the “First July 2018 Schiller Loan Agreement”) with Schiller, a member of the Board, whereby the Company issued Schiller a promissory note in the principal aggregate amount of $35,000 (the “First July 2018 Schiller Note”). As additional consideration for entering in the First July 2018 Schiller Loan Agreement, the Company issued Schiller a four-year warrant to purchase 75,000 shares of the Company’s common stock at a purchase price of $0.20 per share. Pursuant to the agreement, the note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018.  Subsequent to the balance sheet date, on November 8, 2018 the Company executed upon an agreement that extended the maturity date of this loan to March 7, 2019. As part of the extension agreement, the Company issued Schiller warrants to purchase 142,987 shares of common stock of the Company at an exercise price of $0.30. On March 29, the Company executed an agreement to further extend the maturity date of this loan to May 15, 2019.

Second July 2018 Schiller Loan Agreement

On July 17, 2018, the Company entered into a loan agreement (the “Second July 2018 Schiller Loan Agreement”) with Schiller, a member of the Board, whereby the Company issued Schiller a promissory note in the principal aggregate amount of $25,000 (the “Second July 2018 Schiller Note”). As additional consideration for entering in the Second July 2018 Schiller Loan Agreement, the Company issued Schiller a four-year warrant to purchase 75,000 shares of the Company’s common stock at a purchase price of $0.20 per share. Pursuant to the Second July 2018 Schiller Loan Agreement, the Second July 2018 Schiller Note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018. On November 8, 2018 the Company executed upon an agreement that extended the maturity date of this loan to March 7, 2019. As part of the extension agreement, the Company issued Schiller warrants to purchase 101,900 shares of common stock of the Company at an exercise price of $0.30. On March 29, the Company executed an agreement to further extend the maturity date of this loan to May 15, 2019.

First July 2018 Rosen Loan Agreements

On July 12, 2018, the Company entered into a loan agreement (the “First July 2018 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal aggregate amount of $10,000 (the “First July 2018 Rosen Note”). Pursuant to the First July 2018 Rosen Loan Agreement, the note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018. Subsequent to the On November 8, 2018 the Company executed upon an agreement that extended the maturity date of this loan to March 7, 2019. As part of the extension agreement, the Company issued Rosen warrants to purchase 27,534 shares of common stock of the Company at an exercise price of $0.30. On March 29, the Company executed an agreement to further extend the maturity date of this loan to May 15, 2019.

Second July 2018 Rosen Loan Agreements

On July 18, 2018, the Company entered into a loan agreement (the “Second July 2018 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal aggregate amount of $50,000 (the “Second July 2018 Rosen Note”) resulting from the conversion of a demand note (as described below). As additional consideration for entering into the Second July 2018 Rosen Loan Agreement, the Company issued Rosen a four-year warrant to purchase 150,000 shares of the Company’s common stock at a purchase price of $0.20 per share. The Second July 2018 Rosen Note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018. On November 8, 2018 the Company executed upon an agreement that extended the maturity date of this loan to March 7, 2019. As part of the extension agreement, the Company issued Rosen warrants to purchase 203,967 shares of common stock of the Company at an exercise price of $0.30. On March 29, the Company executed an agreement to further extend the maturity date of this loan to May 15, 2019.

November 2018 Rosen Loan Agreement

On November 29, 2018, the Company entered into a loan agreement (the “November 2018 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal amount of $25,000 (the “November 2018 Rosen Note”). As additional consideration for entering in the November 2018 Rosen Note Loan Agreement, the Company issued Rosen a four-year warrant to purchase 25,000 shares of the Company’s common stock at a purchase price of $0.30 per share. The November 2018 Rosen Note bears interest at a rate of 6% per annum and is payable on the maturity date of December 23, 2018. During the year ended December 31, 2018, the Company repaid $25,000 of principal and $33 of unpaid interest and the loan is no longer outstanding.

December 2018 Rosen Loan Agreement

On December 27, 2018, the Company entered into a loan agreement (the “December 2018 Rosen Loan Agreement”) with Rosen, whereby the Company issued Rosen a promissory note in the principal amount of $75,000 (the “December 2018 Rosen Note”). As additional consideration for entering in the December 2018 Rosen Note Loan Agreement, the Company issued Rosen a four-year warrant to purchase 75,000 shares of the Company’s common stock at a purchase price of $0.30 per share. The December 2018 Rosen Note bears interest at a rate of 6% per annum and is payable on the maturity date of January 26, 2019. On March 29, the Company executed an agreement to further extend the maturity date of this loan to May 15, 2019.

December 2018 Gravitas Capital Loan Agreement

On December 27, 2018, the Company entered into a loan agreement (the “December 2018 Gravitas Capital Loan Agreement”) with Gravitas Capital, whereby the Company issued Gravitas Capital a promissory note in the principal amount of $50,000 (the “December 2018 Gravitas Capital Note”). As additional consideration for entering in the December 2018 Gravitas Capital Note Loan Agreement, the Company issued Gravitas Capital a four-year warrant to purchase 50,000 shares of the Company’s common stock at a purchase price of $0.30 per share. The December 2018 Gravitas Capital Note bears interest at a rate of 6% per annum and is payable on the maturity date of January 27, 2019.In January 2019, the Company repaid $50,000 in principal and $250 in interest, and the loan is no longer outstanding.

2017

During the year ended December 31, 2017, we issued the securities below that were not registered under the Securities Act. All of the securities discussed herein were issued in reliance on the exemption under Section 4(a)(2) of the Securities Act.

On February 7, 2017, the Company issued 1,767,633 shares of its restricted Common Stock to consultants in exchange for services at a fair value of $293,427.

In March of 2017, the Company issued 60,000 shares of Common Stock to ProActive Capital Resources Group, under an Advisory Agreement for their services as an Investor Relations group.

On April 25, 2017, the Company issued convertible notes to Arthur Rosen, totaling $25,000 (the “April Rosen Notes”). The April Rosen Notes accrue interest at 12% per annum and mature with interest and principal both due on September 1, 2017. In addition, in connection with the April Rosen Notes, the Company issued a five-year warrant to purchase 17,500 shares of Company common stock at a purchase price of $0.20 per share. On September 7, 2017, the April Rosen Notes and accrued interest was converted into the August 2017 Convertible Note Offering.

On April 25, 2017, the Company issued a convertible note to Chris Gordon, totaling $25,000 (the “April Gordon Notes”). The April Gordon Notes accrue interest at 12% per annum and matures with interest and principal both due on September 1, 2017. In addition, the Company issued a five-year warrant to purchase 17,500 shares of Company common stock at a purchase price of $0.20 per share. The April Gordon Notes and accrued interest were converted into the August 2017 Convertible Note Offering.

In November of 2017, the Company issued a warrant to purchase 100,000 shares of Common Stock to Arthur Rosen in consideration for the extension of an outstanding Promissory Note. The warrants have an exercise price of $0.20 and an expiration date of November 13, 2022.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated February 5, 2016 by and among the Company, GPH Merger Sub., Inc., and Jerrick Ventures, Inc. (incorporated by reference to Exhibit 2.1 of the Company’s current report on Form 8-K filed with the Commission on February 11, 2016).

2.2	Agreement and Plan of Merger dated February 28, 2016 by and among the Company and Jerrick Ventures, Inc. (incorporated by reference to Exhibit 2.1 of the Company’s current report on Form 8-K filed with the Commission on March 3, 2016).

3.1	Articles of Incorporation, filed with the Nevada Secretary of State on December 30, 1999 (incorporated by reference to the Company’s annual report on Form 10-SB filed with the Commission on March 30, 2006).

3.2	Amended and Restated Articles of Incorporation, filed with the Nevada Secretary of State on November 6, 2013 (incorporated by reference to Exhibit 3.3 to the Company’s current report on Form 8-K filed with the Commission on December 4, 2013).

3.3	Certificate of Designation, Preferences, and Rights of Series A Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s current report on Form 8-K filed with the Commission on April 8, 2014).

3.4	Certificate of Designation, Preferences and Rights of Series B Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s current report on Form 8-K filed with the Commission on December 4, 2014).

3.5	Certificate of Designation of Series C Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s current report on Form 8-K filed with the Commission on August 3, 2015).

3.6	Certificate of Designation of Series D Preferred Stock (incorporated by reference to Exhibit 3.1(f) of the Company’s current report on Form 8-K filed with the Commission on February 11, 2016).

3.7	Jerrick Ventures, Inc. Certificate of Designation of Series A Cumulative Convertible Preferred Stock. (incorporated by reference to Exhibit 3.1(f) of the Company’s current report on Form 8-K filed with the Commission on February 11, 2016).

3.8	Jerrick Ventures, Inc. Amendment to Certificate of Designation of Series A Cumulative Convertible Preferred Stock. (incorporated by reference to Exhibit 3.1(f) of the Company’s current report on Form 8-K filed with the Commission on February 11, 2016).

3.9	Jerrick Ventures, Inc. Certificate of Designation of Series B Cumulative Convertible Preferred Stock. (incorporated by reference to Exhibit 3.1(f) of the Company’s current report on Form 8-K filed with the Commission on February 11, 2016).

3.10	Certificate of Withdrawal of Certificate of Designation for Series A Preferred Stock. (incorporated by reference to Exhibit 3.1 of the Company’s current report on Form 8-K filed with the Commission on March 3, 2016).

3.11	Certificate of Withdrawal of Certificate of Designation for Series B Preferred Stock. (incorporated by reference to Exhibit 3.2 of the Company’s current report on Form 8-K filed with the Commission on March 3, 2016).

3.12	Certificate of Withdrawal of Certificate of Designation for Series C Preferred Stock. (incorporated by reference to Exhibit 3.3 of the Company’s current report on Form 8-K filed with the Commission on March 3, 2016).

3.13	Certificate of Designation for Series A Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3.4 of the Company’s current report on Form 8-K filed with the Commission on March 3, 2016).

3.14	Certificate of Designation for Series C Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3.5 of the Company’s current report on Form 8-K filed with the Commission on March 3, 2016).

3.15	Bylaws (incorporated by reference to the Company’s annual report on Form 10-SB filed with the Commission on March 30, 2006).

3.16	Certificate of Incorporation of Jerrick Ventures, Inc. (incorporated by reference to Exhibit 3.3 of the Company’s current report on Form 8-K filed with the Commission on February 11, 2016).

4.1	Convertible Promissory Note between the Company and KBM Worldwide, Inc. dated August 22, 2014 (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K filed with the Commission on August 26, 2014).

4.2	Convertible Promissory Note between the Company and KBM Worldwide, Inc. dated November 17, 2014 (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K filed with the Commission on December 2, 2014).

4.3	Securities Purchase Agreement between the Company, Bonjoe Gourmet Chips LLC and certain purchasers dated December 10, 2014 (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K filed with the Commission on December 10, 2014).

4.4	Amended and Restated Securities Purchase Agreement between the Company, Bonjoe Gourmet Chips LLC and certain purchasers dated January 30, 2015 (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K filed with the Commission on February 3, 2015).

4.5	Convertible Debenture, dated March 17, 2016 (incorporated by reference to Exhibit 4.5 to the Company’s annual report on Form 10-K filed with the Commission on April 14, 2016).

4.6	Secured Promissory Note, dated April 5, 2016 (incorporated by reference to Exhibit 4.6 to the Company’s annual report on Form 10-K filed with the Commission on April 14, 2016).

4.7	Form of Warrant. (incorporated by reference to Exhibit 4.1 to the Company’s quarterly report on Form 10-Q filed with the Commission on August 24, 2016).

4.8	Form of Warrant. (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8- K filed with the Commission on March 21, 2017).

4.9	Form of Series A Preferred Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.5 the Company’s Registration Statement on Form S-1 filed with the Commission on August 31, 2016)

4.10	Form of Series B Preferred Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.6 the Company’s Registration Statement on Form S-1 filed with the Commission on August 31, 2016)

4.11	Common Stock Purchase Warrant, dated April 5, 2016 (incorporated by reference to Exhibit 10.15 to the Company’s annual report on Form 10-K filed with the Commission on April 14, 2016).

4.12	Form of Warrant (incorporated by reference to Exhibit 4.1 of the Company’s quarterly report on Form 10-Q filed with the Commission on August 24, 2016).

4.13	Form of Warrant (incorporated by reference to Exhibit 10.3 of the Company’s current report on Form 8-K filed with the Commission on January 17, 2017).

4.14	Form of Warrant (incorporated by reference to Exhibit 4.1 of the Company’s current report on Form 8-K filed with the Commission on March 21, 2017).

4.15	Form of Warrant (incorporated by reference to Exhibit 4.1 of the Company’s current report on Form 8-K filed with the Commission on July 21, 2017).

4.16	Form of Warrant (incorporated by reference to Exhibit 4.1 of the Company’s current report on Form 8-K filed with the Commission on September 18, 2017)

4.17	Form of Warrant (incorporated by reference to Exhibit 4.1 of the Company’s current report on Form 8-K filed with the Commission on January 2, 2018)

4.18	Form of Warrant (incorporated by reference to Exhibit 4.1 of the Company’s current report on Form 8-K filed with the Commission on April 2, 2018)

4.19	Form of Warrant (incorporated by reference to Exhibit 4.1 of the Company’s current report on Form 8-K filed with the Commission on May 29, 2018)

4.20	Form of Purchaser Warrant (incorporated by reference to Exhibit 4.1 of the Company’s current report on Form 8-K filed with the Commission on August 31, 2018)

4.21	Form of Incentive Warrant (incorporated by reference to Exhibit 4.2 of the Company’s current report on Form 8-K filed with the Commission on August 31, 2018)

5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP+

10.1	Agreement for the Purchase and Sale of Real Estate between Ashland Holdings, LLC and TD Bank dated October 29, 2013 (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Commission on November 1, 2013).

10.2	Release Agreement between the Company and George I. Norman dated August 15, 2014 (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the Commission on August 15, 2014).

10.3	Securities Purchase Agreement between the Company and KBM Worldwide, Inc. dated August 22, 2014 (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the Commission on August 26, 2014).

10.4	Sale and Purchase Agreement between Ashland Holdings, LLC and Jonathon and Jessica Delavan dated October 2, 2014 (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the Commission on October 9, 2014).

10.5	Securities Purchase Agreement between the Company and KBM Worldwide, Inc. dated November 17, 2014 (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the Commission on December 2, 2014).

10.6	Investment Agreement dated as of November 30, 2014 by and between the Company and Kent Campbell (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the Commission on December 4, 2014).

10.7	Royalty Agreement between the Company and Bonjoe Gourmet Chips LLC dated December 10, 2014 (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the Commission on December 16, 2014).

10.8	Securities Purchase Agreement dated as of July 29, 2015 between Great Plains Holdings, Inc. and Cape One Master Fund II LP. (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K filed with the Commission on August 3, 2015).

10.9	Spin-Off Agreement dated as of February 5, 2016 between the Company and Kent Campbell. (incorporated by reference to Exhibit 10.9 of the Company’s current report on Form 8-K filed with the Commission on February 11, 2016).

10.10	Share Exchange Agreement dated as of February 5, 2016 by and among Great Plains Holdings, Inc., Kent Campbell, Denis Espinoza and Sarah Campbell. (incorporated by reference to Exhibit 10.10 of the Company’s current report on Form 8-K filed with the Commission on February 11, 2016).

10.11	Form of Stock Purchase Agreement. (incorporated by reference to Exhibit 10.11 of the Company’s current report on Form 8-K filed with the Commission on February 11, 2016).

10.12	Loan Agreement by and between the Company and Arthur Rosen, dated May 26, 2016. (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K filed with the Commission on June 2, 2016).

10.13	Security Agreement by and between the Company and Arthur Rosen, dated May 26, 2016. (incorporated by reference to Exhibit 10.2 of the Company’s current report on Form 8-K filed with the Commission on June 2, 2016).

10.14	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 to the Company’s quarterly report on Form 10-Q filed with the Commission on August 24, 2016).

10.15	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the Commission on March 21, 2017).

10.16	Form of Promissory Note (incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K filed with the Commission on March 21, 2017).

10.17	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 of the Company’s quarterly report on Form 10-Q filed with the Commission on August 24, 2016).

10.18	Assignment and Assumption Agreement, dated May 12, 2017 (incorporated by reference to Exhibit 10.1 of the Company’s quarterly report on Form 10-Q filed with the Commission on May 15, 2017).

10.19	Line of Credit Agreement, dated May 9, 2017 by and between the Company and Arthur Rosen (incorporated by reference to Exhibit 10.1 of the Company’s quarterly report on Form 10-Q filed with the Commission on May 15, 2017).

10.20	Promissory Note Issued In Favor Grawlin, LLC, Dated May 12, 2017, (incorporated by reference to Exhibit 10.1 of the Company’s quarterly report on Form 10-Q filed with the Commission on May 15, 2017).

10.21	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K filed with the Commission on January 17, 2017).

10.22	Form of Promissory Note (incorporated by reference to Exhibit 10.2 of the Company’s current report on Form 8-K filed with the Commission on January 17, 2017).

10.23	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K filed with the Commission on March 21, 2017).

10.24	Form of Promissory Note (incorporated by reference to Exhibit 10.2 of the Company’s current report on Form 8-K filed with the Commission on March 21, 2017).

10.25	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K filed with the Commission on July 21, 2017).

10.26	Form of 8.5% Convertible Redeemable Debentures due April 18, 2018 (incorporated by reference to Exhibit 10.2 of the Company’s current report on Form 8-K filed with the Commission on July 21, 2017).

10.27	Securities Purchase Agreement between the Company and Crossover Capital Fund I, LLC dated July 11, 2017 (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K filed with the Commission on September 15, 2017)

10.28	Jerrick Media Holdings Inc. 8.5% Convertible Redeemable Note Due April 11, 2018 (incorporated by reference to Exhibit 10.2 of the Company’s current report on Form 8-K filed with the Commission on September 15, 2017)

10.29	First Amendment to 8.5% Convertible Redeemable Note Due April 11, 2018 (incorporated by reference to Exhibit 10.3 of the Company’s current report on Form 8-K filed with the Commission on September 15, 2017)

10.30	Securities Purchase Agreement between the Company and Diamond Rock LLC dated July 24, 2017 (incorporated by reference to Exhibit 10.4 of the Company’s current report on Form 8-K filed with the Commission on September 15, 2017)

10.31	Jerrick Media Holdings Inc 8.5% Convertible Redeemable Note Due April 11, 2018 (incorporated by reference to Exhibit 10.5 of the Company’s current report on Form 8-K filed with the Commission on September 15, 2017)

10.32	First Amendment to 8.5% Convertible Redeemable Note Due April 24, 2018 (incorporated by reference to Exhibit 10.6 of the Company’s current report on Form 8-K filed with the Commission on September 15, 2017)

10.33	First Amendment to 8.5% Convertible Redeemable Note Due April 18, 2018 (incorporated by reference to Exhibit 10.7 of the Company’s current report on Form 8-K filed with the Commission on September 15, 2017)

10.34	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K filed with the Commission on September 18, 2017)

10.35	Form of Promissory Note (incorporated by reference to Exhibit 10.2 of the Company’s current report on Form 8-K filed with the Commission on September 18, 2017)

10.36	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.3 of the Company’s current report on Form 8-K filed with the Commission on February 14, 2018)

10.37	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K filed with the Commission on January 2, 2018)

10.38	Form of Promissory Note (incorporated by reference to Exhibit 10.2 of the Company’s current report on Form 8-K filed with the Commission on January 2, 2018)

10.39	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K filed with the Commission on February 13, 2018)

10.40	Form of Promissory Note (incorporated by reference to Exhibit 10.2 of the Company’s current report on Form 8-K filed with the Commission on February 13, 2018)

10.41	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K filed with the Commission on April 2, 2018)

10.42	Form of Promissory Note (incorporated by reference to Exhibit 10.2 of the Company’s current report on Form 8-K filed with the Commission on April 2, 2018)

10.43	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K filed with the Commission on May 29, 2018)

10.44	Form of Promissory Note (incorporated by reference to Exhibit 10.2 of the Company’s current report on Form 8-K filed with the Commission on May 29, 2018)

10.45	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K filed with the Commission on August 31, 2018)

10.46	Form Registration Rights Agreement (incorporated by reference to Exhibit 10.2 of the Company’s current report on Form 8-K filed with the Commission on August 31, 2018)

10.47	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.3 of the Company’s current report on Form 8-K filed with the Commission on August 31, 2018)

10.48	Form of Series A Preferred Stock Conversion Letter Agreement (incorporated by reference to Exhibit 10.4 of the Company’s current report on Form 8-K filed with the Commission on August 31, 2018)

10.49	Form of Series B Preferred Stock Conversion Letter Agreement (incorporated by reference to Exhibit 10.5 of the Company’s current report on Form 8-K filed with the Commission on August 31, 2018)

10.50	Form of Convertible Note Conversion Letter Agreement (incorporated by reference to Exhibit 10.6 of the Company’s current report on Form 8-K filed with the Commission on August 31, 2018)

10.51	Form of Promissory Note Conversion Letter Agreement (incorporated by reference to Exhibit 10.7 of the Company’s current report on Form 8-K filed with the Commission on August 31, 2018)

10.52	Lease Agreement (incorporated by reference to Exhibit 10.5 of the Company’s quarterly report on Form 10-Q filed with the Commission on August 20, 2018)

16.1	Letter from Sadler, Gibb & Associates, LLC dated January 7, 2019

23.1*	Consent of Rosenberg Rich Baker Berman, P.A., independent registered public accounting firm for Jerrick Media Holdings, Inc.

23.2*	Consent of Sadler, Gibbs & Associates, LLC independent registered public accounting firm for Jerrick Media Holdings, Inc.

23.3	Consent of Sheppard Mullin Richter & Hampton LLP (included as Exhibit 5.1)+

24.1	Power of Attorney (included on signature page of this Registration Statement)

*	filed herewith.

+	To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Borough of Fort Lee, State of New Jersey, on the 27th day of September, 2019.

JERRICK MEDIA HOLDINGS, INC.

By:	/s/ Jeremy Frommer
Name:	Jeremy Frommer
Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of JERRICK MEDIA HOLDINGS, INC., hereby severally constitute and appoint Jeremy Frommer, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

WITNESS our hands and common seal on the dates set forth below.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeremy Frommer	Chief Executive Officer and Chairman of the Board of Directors	September 27, 2019
Jeremy Frommer	(Principal Executive Officer and Principal Financial and Accounting Officer)

/s/ Leonard Schiller	Director	September 27, 2019
Leonard Schiller

/s/ Andrew Taffin	Director	September 27, 2019
Andrew Taffin